As filed with the Securities and Exchange Commission on January 20, 1998
                                                     Registration No. 333-39929

================================================================================
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------
                                 AMENDMENT NO. 1
                                       to

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               -------------------
                            Antigua Enterprises Inc.
             (Exact name of registrant as specified in its charter)

        British Columbia                                   2329                                               75-2290165
(State or other jurisdiction of                (Primary Standard Industrial                       I.R.S. Employer Identification No.
   Classification Code Number)                  Classification Code Number)

                               9319 North 94th Way
                            Scottsdale, Arizona 85258
                                 (602) 860-1444
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive office)
                               -------------------
                                L. Steven Haynes
                             Chief Executive Officer
                            Antigua Enterprises Inc.
                               9319 North 94th Way
                            Scottsdale, Arizona 85258
                                 (602) 860-1444
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)
                               -------------------
                                   Copies to:

 P. Robert Moya, Esq.                                  John Anderson                                         Paul Hurdlow, Esq.
    Quarles & Brady                                  Stikeman, Elliott                                  Gray Cary Ware & Freidenrich
  One East Camelback                              Suite 1700, Park Place                                    4365 Executive Drive
       Suite 400                                    666 Burrard Street                                           Suite 1600
Phoenix, Arizona 85012                      Vancouver, British Columbia V6C 2X8                          San Diego, California 92121
    (602) 230-5500                                    (604) 631-1300                                           (619) 677-1400

                               -------------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               -------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED JANUARY   , 1998


PROSPECTUS

                                3,000,000 Shares
                            ANTIGUA ENTERPRISES INC.
                                  [***LOGO***]

                                  Common Shares

                              ---------------------

     All of the Common Shares offered hereby are being sold by Antigua Enterprises Inc. ("Antigua" or the "Company"), other than those shares subject to the Underwriters' over-allotment option which, if exercised, will be sold by the Company and by certain executive officers and Directors of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders." The Company will not receive any proceeds from the sale of shares by the Selling Shareholders.

     The Company's Common Shares are listed on The Vancouver Stock Exchange under the symbol "ANE." The Company has applied for quotation of its Common Shares on the Nasdaq National Market under the symbol "ANTGF." On January 15, 1998, the reported closing price of the Common Shares on The Vancouver Stock Exchange was C$6.60 , or approximately $4.59 based on the Noon Buying Rate (as herein defined) on such date. See "Price Range of Common Shares." See "Underwriting" for a discussion of the factors to be considered in determining the public offering price. After completion of this offering, the executive officer and Directors of the Company will beneficially own approximately 32% of the outstanding Common Shares.

                             ---------------------

             See "Risk Factors" beginning on page 8 for information
                     prospective investors should consider.

                            ---------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND  EXCHANGE  COMMISSION OR ANY STATE SECURITIES COMMISSION  NOR  HAS
      THE  SECURITIES  AND  EXCHANGE COMMISSION OR  ANY  STATE  SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

================================================================================

                                     Underwriting Discounts and   Proceeds to
                   Price to Public         Commisions(1)          Company(2)
Per share  ......       $                       $                    $
Total(3)   ......      $                      $                    $
================================================================================


(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). See "Underwriting." The Company has also agreed to sell to the Representatives of the Underwriters warrants to purchase up to 300,000 Common Shares exercisable at 120% of the public offering price per share (the "Representatives' Warrants"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $1.1 million, including the Representatives' non-accountable expense allowance.
(3) The Company and the Selling Shareholders have granted to the Underwriters a 45-day option to purchase up to 450,000 additional Common Shares solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Shareholders will be $ , $ , $
     and $     , respectively. See "Underwriting."

     The Common Shares are offered by the several Underwriters, when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject any orders in whole or in part. It is expected that delivery of share certificates will be made against payment therefor at the offices of Cruttenden Roth Incorporated in Irvine, California,
or  through the facilities of the Depository Trust Company, on or about        ,
1998.

     CRUTTENDEN ROTH                              FERRIS, BAKER WATTS
       INCORPORATED                                   INCORPORATED

                   The date of this prospectus is      , 1998

THIS PROSPECTUS DOES NOT QUALIFY THE COMMON SHARES OF THE COMPANY OFFERED HEREBY FOR SALE UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA AND DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN CANADA.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON SHARES ON NASDAQ IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

Antigua-,  Antigua  Sport-,  Antech-,  AII Apparel-, and the Kachina and Antigua
Sport   logos  are  registered  trademarks  of  Antigua  Enterprises  Inc.  This prospectus also contains trademarks of other companies.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus. Unless otherwise indicated, the information contained in this prospectus reflects (i) a one-for-five reverse split of the Company's Common Shares effected on June 13, 1997 and (ii) assumes no exercise of the Underwriters' over-allotment option, options granted or reserved for by the Company prior to the date hereof or warrants or other securities exercisable for or convertible into Common Shares. See "Certain Relationships and Related Transactions," "Description of Securities" and "Underwriting."

     Unless otherwise indicated, all dollar amounts are stated in United States dollars with Canadian dollars designated as "C$." The Company conducts its business in United States dollars. The noon buying rate in New York City for cable transfers in Canadian dollars, as certified for customs purposes by the Federal Reserve Bank of New York, is referred to herein as the "Noon Buying Rate."

     See "Risk Factors" for a discussion of important factors that should be considered by prospective investors.



                                   THE COMPANY

     Antigua designs, sources, embroiders, and markets men's and women's lifestyle apparel and casual sportswear under the distinctive Antigua label. The Company develops innovative seasonal and year round collections of apparel for the premium 18-80 year old men's and women's markets. The Company has developed a strong reputation by offering high quality, fashion apparel with custom embroidery, screen printing and generous fit. In addition, the Company believes it holds a competitive advantage with its reputation for having the necessary capacity to respond quickly to "hot markets" (such as event-related garments) and corporate impulse orders, so called "at once" business.

     The Company sells its products through three distribution channels: golf; licensed products; and corporate identity apparel. Antigua designs all of its apparel to appeal to each of these channels. By selecting styles and color stories which can be marketed to golf, licensed product and corporate purchasers, the Company believes that it increases its sales potential and reduces the risk of obsolescence of any particular stockkeeping unit. The
Company also believes that servicing three distribution channels from one inventory provides the Company with the additional competitive advantage of being able to respond quickly to shifting demand in its three distribution channels with fewer stockkeeping units.

     Antigua  offers  its  golf  apparel  in  premium  and mid-price market golf professional shops, country clubs and resorts through a network of independent sales representatives throughout the United States. Antigua supplies apparel to more than 40 PGA, LPGA and Senior Tour tournaments, including the Ryder Cup, Professional Golfers Association of America ("PGA") Championship, Buick
Invitational,  Motorola  Western  Open,  Greater  Hartford  Open,  GTE  Suncoast
Classic, Bob Hope Chrysler Classic, the Shell Houston Open, Walt Disney Oldsmobile Classic and Standard Register PING. Antigua golf shirts are worn by sportscasters during televised NBC Sports golf programs and by a number of top Tour players.

     The Company also offers licensed sportswear of the National Football League ("NFL"), the National Basketball Association ("NBA") and Major League Baseball ("MLB"). The Company also offers official apparel under licenses granted by the National Hockey League ("NHL"), the National Collegiate Athletic Association ("NCAA"), Notre Dame and numerous other colleges and universities. The Company also produces Ryder Cup merchandise and PGA Championship merchandise through licensing agreements with the PGA.


     Antigua markets embroidered and screen printed apparel to corporations for promotional material and has entered into licensing agreements with several companies, such as the Cadillac Motor Division of General Motors, to sell apparel bearing the names and logos of these companies and preferred supplier agreements with other companies, such as Mercedes Benz, that the Company believes enjoy high consumer awareness.

                               BUSINESS STRATEGY


     The Company's strategic goals focus on growth in brand identity and sales in all three of its distribution channels. The Antigua corporate strategic goals are as follows:

     * Three Channel Products: Antigua's products must be viable in the three channels of distribution: golf, licensed product and corporate identity. The Company can be responsive to fluctuating demand because it has one inventory for three distribution channels, rather than one separate inventory for each of the three channels.

     * Product Mix: Antigua strives to maintain a product mix of 60% Essentials (i.e., solid color shirts, sweaters, jackets, windshirts, fleece, slacks and shorts) and 40% All Seasons Collections and the Spring and Fall Collections (i.e., seasonal designs which reflect a trending or fashion forward appearance). The Company believes that this product mix gives Antigua a competitive advantage by positioning the Company to serve "at once" business and "hot markets" as well as prebooked fashion collection business. This reduces the Company's inventory risk because Essentials generally have longer life spans in each of the Company's three distribution channels.

     * Small and Large Customer Mix: Antigua strives to serve an even balance of large and small customers and has over 15,000 open accounts (customers whose credit has been approved and who have purchased Company products on at least one occasion) to reduce the risk from concentration of accounts.

     * All Seasons Products and Competitive Pricing Model: The All Seasons Collection allows Antigua to offer apparel that is designed to have greater longevity than the products of its competitors, allowing the Company essentially to "prebook" business which is ordered later by customers as "at once" goods. Because of this longevity, Antigua can buy large quantities and reduce its per item cost. The Company believes that with this price advantage, Antigua brings its All Seasons Collection products to market below many competitors' prices.


     * Sales Expansion in Three Channels: The Company intends to pursue a strategy of simultaneously increasing sales in all three distribution channels.

        Golf: Antigua will look to grow its golf business by renewing business relationships with inactive accounts, refining and providing additional training for its sales force, capitalizing on its strategic alliances with golf facility management companies and offering additional product categories (outerwear, women's and special event products).

        Licensed Products: Antigua plans to increase its licensed products sales by increasing the range of licensed products offered through key national and regional retailers. The Company believes that it currently holds a competitive advantage in this channel because of its product design mix, the depth of its portfolio of licensed logos and its position as one of the higher end providers of licensed apparel.


        Corporate Identity: The Company believes that corporate identity products provide an important growth opportunity for the Company.
        Antigua seeks to add to its corporate identity business by substantially increasing its sales force and expanding its direct mail activities. The increasing trend of casual dress in the workplace will increase opportunities for the Company as consumers wear more lifestyle apparel, embroidered and screen printed identity apparel.

                                 COMPANY HISTORY

     Antigua Enterprises Inc. ("AEI") was incorporated under the laws of the province of British Columbia on December 9, 1986 as Fair Harbour Mining Corporation and changed its name to Fair Resources Group Inc. on December 17, 1991. On August 12, 1992, Fair Resources Group Inc. acquired Southhampton Enterprises, Inc., a Texas corporation ("SEI") in a transaction which left the former shareholders of SEI with approximately 75% of the issued and outstanding share capital of the Company. To reflect the change of ownership and the shift in the business of the Company (see "Business"), the Company changed its name to Southhampton Enterprises Corp. ("Southhampton") on December 2, 1992, and the Common Shares began trading on the Vancouver Stock Exchange (the "VSE") under the symbol "SOH." Southhampton, through SEI, has operated a screen printing business in Dallas, Texas since 1993. On June 13, 1997, Southhampton effected a consolidation, or reverse split, of its Common Shares (pursuant to which shareholders received one share for every five shares) and changed its name to Antigua Enterprises Inc. On June 16, 1997, Southhampton, through SEI, acquired (the "Acquisition") The Antigua Group, Inc. ("AGI"). In connection with the Acquisition, the Company changed its VSE trading symbol to "ANE," and the VSE redesignated the Company as an advanced company (a category of reporting company previously referred to as a senior board or senior listed company). See "The Acquisition and Related Financing."

     The "Company" or "Antigua" refers to Antigua Enterprises Inc. and its consolidated subsidiaries. The Company's principal executive offices are located at 9319 North 94th Way, Scottsdale, Arizona 85258, and its telephone number is (602) 860-1444.

                                  The Offering


Common Shares offered by the Company ......... 3,000,000 shares
Common Shares to be outstanding after this
 offering .................................... 7,338,365 shares (1)
Use of Proceeds .............................. The net proceeds from this offering will be used to repay approximately $12.4 million of indebtedness
                                               incurred in connection with the Acquisition, to
                                               redeem $2.0 million of Series A Preferred (as
                                               defined) and for working capital and other general
                                               corporate purposes. See "The Acquisition and
                                               Related Financing" and "Use of Proceeds."
Proposed Nasdaq National Market symbol  ...... ANTGF

------------

(1) Includes 3,631,969 Common Shares issued and outstanding, 646,156 Common Shares for which the Company has received consideration and is committed to issue but has not yet issued, 60,240 Common Shares subject to repurchase and 3,000,000 Common Shares offered hereby. Excludes 4,534,890 Common Shares underlying warrants, 300,000 Common Shares underlying the Representatives' Warrants and 517,000 Common Shares underlying options to employees and Directors. Also excludes 1,146,000 Common Shares into which Convertible Preferred Shares Series A (the "Series A Preferred") may be converted upon payment of a premium increasing over time and 1,858,954 Common Shares into which two convertible debentures may be converted upon payment at specified exercise prices. See "The Acquisition and Related
    Financing," "Use of Proceeds," "Management -- Executive Compensation," "Certain Relationships and Related Transactions," "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."



                             Summary Financial Data
                      (in thousands, except per share data)



                                                                                                 Nine Months Ended
                                                      Year Ended December 31,                      September 30,
                                      ------------------------------------------------------- -----------------------
                                       1992      1993      1994        1995        1996        1996        1997
                                      --------- --------- ----------- ----------- ----------- ----------- -----------
Statement of Operations Data --
 Antigua Enterprises Inc:
Net sales ...........................  $  131    $  404    $ 1,793     $  1,843    $ 2,858     $ 1,970     $ 15,769
Gross profit ........................     (22)       73        124          144        595         437        5,495
Income (loss) from operations  ......    (389)     (616)      (828)      (1,068)      (652)       (290)        (211)
Net income (loss)  ..................    (383)     (645)      (912)      (1,093)      (722)       (372)      (3,286)


                                                                                                      Three Months
                                                      Year Ended December 31,                       Ended March 31,
                                      -------------------------------------------------------- --------------------------
                                        1992       1993       1994         1995       1996      1996        1997
                                      ---------- ---------- ------------ ---------- ---------- ----------- --------------
Statement of Operations Data --
 The Antigua Group, Inc.(1):
Net sales ...........................  $ 31,279   $ 32,019   $ 31,794     $ 31,403   $ 33,510   $ 6,455     $ 9,219
Gross profit ........................    10,207     10,454      6,290       10,577     11,019     1,873     3,268
Income (loss) from operations  ......     2,166      1,655     (3,639)       1,751      1,577      (196)    803
Net income (loss)(1)  ...............     1,782      1,192     (4,328)         740        620      (470)    196 (2)

                                                                Year Ended      Nine Months Ended
                                                               December 31,       September 30,
                                                                   1996               1997
                                                               --------------   -------------------
Statement of Operations Data -- Company Pro Forma:
Net sales  ...................................................  $   36,368          $   33,950
Gross profit  ................................................      11,615              11,939
Income (loss) from operations   ..............................         494               1,577
Net income (loss)   ..........................................      (8,634)             (1,129)
Adjusted pro forma net income (loss) per share ...............       (1.45)               (.27)
Adjusted pro forma weighted average shares outstanding  ......   6,611,700           6,854,232


                                                                      September 30, 1997
                                                                 ----------------------------
                                                                  Actual        Pro Forma(3)
                                                                 ------------   -------------
Balance Sheet Data:
Working capital (deficit) ....................................    $ (3,740)        $   438
Total assets  ................................................      38,943          37,828
Short term debt  .............................................      14,503          10,057
Long term debt   .............................................       7,815           1,821
Total liabilities   ..........................................      29,363          18,076
Preferred stock and common stock subject to repurchase  ......       4,762           3,207
Shareholders' equity   .......................................       4,818          16,545


------------
(1) Net income (loss) of The Antigua Group, Inc. ("AGI") does not include any provision for income tax because AGI operated as an S Corporation prior to the Acquisition.

(2) Includes an extraordinary charge of $354,000 from early extinguishment of debt.

(3) On  a  pro forma basis, as adjusted to give effect to the application of the
    net   proceeds  of  this  offering  in  the  manner  described  in  "Use  of
    Proceeds." See "Unaudited Pro Forma Consolidated Financial Statements."

                                  RISK FACTORS


     In addition to the other information in this prospectus, prospective investors should carefully consider the following risk factors prior to making an investment in the Common Shares offered hereby.

Limited Capital Resources; Leverage; Events of Default

     AEI is principally a holding company whose material assets are its investments in its subsidiaries. AEI does conduct limited business through a division but is chiefly dependent on distributions from its subsidiaries to service its obligations. AEI currently has approximately $13.4 million in debt (net of discounts) incurred in connection with the Acquisition. The debt is carried on the financial statements of AGI because the lenders require payment primarily from AGI. After giving pro forma effect to this offering and the application of the net proceeds therefrom, approximately $10.4 million of that debt will be repaid, and the Company has the right to cause conversion of the remaining debt into Common Shares. AGI will still have approximately $8.6 million of indebtedness (including the line of credit and assuming conversion of the convertible debt), and AEI, on a consolidated basis and after giving pro forma effect to this offering and the application of the net proceeds therefrom, will have approximately $9.1 million of indebtedness (assuming conversion of the convertible debt and including $6.4 million on a revolving line of credit), representing 48.9% of total capitalization (or 4.4% of total capitalization excluding the revolving line of credit). The Company believes that, after the application of the net proceeds from this offering, cash generated from the operations of AGI will be sufficient to meet AGI's remaining obligations and to fund its operations for the next twelve months. As part of the terms of the Acquisition the Company agreed to pay Mr. Dooley additional cash consideration in an amount currently estimated at $700,000 (less an advance of $75,000), to be paid in four quarterly installments (on September 16, December 16, March 16 and June 16). The Company was unable to make the first installment payment in full on its due date, but has since paid that installment in full. The Company paid the second installment due on this obligation late after obtaining permission from its line of credit lender to allow AGI to make such payment. A default on this obligation triggers cross-default provisions under the Company's loan agreements with its principal lenders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Antigua Group Inc. -- Liquidity and Capital Resources." The terms of the Acquisition accelerate payment of any amount remaining on the approximate $700,000 obligation to Mr. Dooley upon certain securities offerings of the Company, and the Company anticipates satisfying such obligation from the net proceeds of this offering.
See "Use of Proceeds." AEI has also defaulted on payment of an approximately $100,000 obligation to Sea/Q of America, Inc. ("Sea/Q"). Sea/Q commenced suit to recover this amount but has agreed not pursue this claim until after February 15, 1998, in consideration for the Company having caused the transfer of warrants to Sea/Q. The Company anticipates satisfying the obligation to Sea/Q from proceeds of this offering. See "Use of Proceeds" and "Business -- Legal Proceedings." If the Company were unable to meet the obligations to Mr. Dooley and to Sea/Q with net proceeds of this offering, the Company would need additional financing to satisfy the obligations, and there can be no assurance that such financing would be available, or, if available, that such financing would be on terms favorable to the Company.

Limitations on Distributions from AGI to AEI

     AGI's borrowing agreements prohibit payments to AEI except as needed for scheduled principal and interest payments on AEI's debt obligations to AGI's former shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." These agreements generally do not permit AGI to distribute funds to AEI to satisfy the approximately $700,000 obligation to Mr. Dooley, to pay the approximately $100,000 obligation to Sea/Q or to pay other expenses incurred at the AEI level. See "--Limited Capital Resources; Leverage; Events of Default." It is unlikely that AEI will be able to obtain any material amount of additional working capital from its one operating division or its SEI subsidiary to make payments on obligations which AGI is prohibited from satisfying.


Absence of Combined Operating History

     The  Company  was  incorporated  on  December  9,  1986  in the province of
British Columbia as Fair Harbour Mining Corporation and changed its name to Fair Resources Group Inc. on December 17, 1991. On August 12, 1992, Fair Resources Group Inc. acquired Southhampton Enterprises, Inc., a Texas corporation ("SEI"). On December 2, 1992 the Company changed its name to Southhampton Enterprises

Corp. ("Southhampton"). On June 16, 1997, Southhampton, through SEI, acquired (the "Acquisition") The Antigua Group, Inc. ("AGI"). Prior to the Acquisition, management of AGI was under the direction of Thomas E. Dooley, Jr., the founder of AGI. In connection with the Acquisition, Mr. Dooley ceased having day to day responsibility for AGI's operations and has agreed to serve as a consultant to the Company for a period of two years ending in May 1999 and has been appointed a Director and Chairman of the Board of AGI. There can be no assurance that the Company will be able to manage effectively the recently combined operations of SEI and AGI or achieve the Company's operating and growth strategies. The integration of the management, operations and facilities of AGI could involve unforeseen difficulties, which could have a material adverse effect on the
Company's business, operating results and financial condition. See "The Acquisition and Related Financing." Accordingly, neither the historical results of the Company prior to its acquisition of AGI nor the historical results of AGI are necessarily indicative of the results that would have been achieved if Southhampton and AGI had been operated on an integrated basis or the results of the Company in the future.


Recent Operating Losses

     Prior to the Acquisition, the Company's principal operations consisted of a screen printing business conducted through SEI in Dallas, Texas. In 1994, 1995, 1996 and for the nine months ended September 30, 1997 the Company incurred operating income (loss) of $(.8), $(1.1), $(.7) and $.2 million, respectively. For the nine months ended September 30, 1997, SEI incurred an operating loss of $351,000. The results of operations of the Company for the nine months ended September 30, 1997 include the results of AGI only for the period following completion of the Acquisition on June 16, 1997. There can be no assurance that the operations of SEI will be profitable in future periods. If the Company is unable to attain profitable operations at SEI, or on a consolidated basis, it may be forced to curtail or limit the Company's operations.


Legal Proceedings

     Sea/Q of America, Inc. ("Sea/Q") filed a lawsuit against the Company in the Supreme Court of British Columbia, Canada, on October 23, 1997. Sea/Q alleged that the Company had borrowed $100,000 from Sea/Q in or about August, 1996, had agreed to repay Sea/Q in full on or before May 30, 1997 and that the Company had failed to repay Sea/Q. The Company entered into a settlement with Sea/Q on October 30, 1997 and amended the settlement on January 10, 1998. Under the settlement as amended, the Company has agreed: (i) to pay Sea/Q $100,000 on or before February 15, 1998; and (ii) to cause the transfer to Sea/Q of warrants to purchase 12,000 Common Shares of the Company with an exercise price of C$5 until June 1998, and C$5.75 thereafter until the expiration date of June 1999. Sea/Q has agreed to waive any interest payable from May 30, 1997 to the date of repayment, to cease prosecuting the lawsuit until February 15, 1998 and to dismiss the lawsuit entirely if the Company pays Sea/Q $100,000 on or before February 15, 1998.

     Western Pacific Developments LTD., a British Columbia company, filed a lawsuit, bearing cause No. C975772, against the Company, Eron Mortgage Corporation ("Eron"), West Coast Golf Promotions LTD., Brian Slobogian and Frank Biller in the Supreme Court of British Columbia on October 24, 1997, but voluntarily dismissed its claim against the Company by filing with the court a Notice of Discontinuance on October 29, 1997. The Company did not offer or provide any consideration to Western Pacific in exchange for Western Pacific filing the Notice of Discontinuance. The effect of the Notice of Discontinuance is to dismiss Western Pacific's claim against the Company, but is not a bar to any subsequent legal action by Western Pacific against the Company. On November 3, 1997, Western Pacific amended its Statement of Claim to eliminate any reference to the Company.

     Brian Slobogian, who was also named as a defendant in the original Statement of Claim for cause No. C975772, is a former director of the Company, having served, without attending any meetings, from June 30, 1997 through his October 10, 1997 resignation. As a result of allegations of misconduct, Mr. Slobogian was ordered to resign as a director of any issuer by the British Columbia Securities Commission on October 3, 1997, which order was extended on November 26, 1997. On October 3, 1997, the Registrar of Mortgage Brokers in British Columbia suspended the registration of Eron, froze related corporate bank accounts and made application to appoint a judicial trustee for the investors and receiver of Eron. Eron acted as a finder for the Company in connection with the Westcoast Debenture (see "The Acquisition and Related Financing"). The Company has not been informed that any transactions in which it was engaged with Mr. Slobogian or entities related to Mr. Slobogian are the subject of current regulatory or other action. However, there can be no assurance that the Company will not receive inquiries in the future concerning its past association with Mr. Slobogian and Eron or that such past associations with Mr. Slobogian and Eron will not become the subject of regulatory or other action.

     The Company and Mr. Haynes, on his own behalf, have received a demand from Mr. Frank Cutler, an investor in the Company's Series A Preferred, to have his shares of Series A Preferred purchased by Mr. Haynes or redeemed by the Company in advance of other holders of the Series A Preferred. Mr. Cutler maintains that agreements between himself and the Company and between himself and Mr. Haynes individually entitle him to have had his shares of Series A Preferred redeemed as early as August 1, 1997. Mr. Cutler also demands from the Company and Mr. Haynes a reduction in the exercise price of the detachable warrants issued with the Series A Preferred to $.01 per Common Share, an additional 20,000 warrants to purchase Common Shares at an exercise price of $.01 per Common Share and an unspecified number of warrants to compensate him for not having his shares of Series A Preferred redeemed at August 1, 1997. No complaint has been filed in this matter at this time.

     The Company has received a demand from Renaissance Financial Securities Corporation ("Renaissance") for payment of $144,000 in fees under a management services agreement and for warrants to purchase 20,000 Common Shares at C$3.50 per share. The Company contests the amount of fees owed to Renaissance and that the Company is obligated to issue any additional warrants to Renaissance. See "Certain Relationships and Related Transactions." No complaint has been filed in this matter at this time.



Competition

     The Company encounters intense competition in all three of its distribution channels, much of which is from significantly larger competitors. The Company considers its main competitors in its golf distribution channel to be Ashworth, Inc., Izod Club, Polo Ralph Lauren Corporation, Tommy Hilfiger, Cutter & Buck Inc. and Sport-Haley, Inc. The Company considers its main competitors in the licensed goods channel to be Nike, Reebok, Starter, Champion Products Inc. and Vanity Fair. The Company considers its main competitors in the corporate channel to be Polo Ralph Lauren Corporation, Tommy Hilfiger, the Dockers brand of Levi Strauss & Co. and the Gear brand of L.A. Gear, Inc. Competition in these distribution channels is intense and is based primarily on brand recognition, as well as loyalty, quality, price, style, decoration (embroidery) capacity, design, service and availability of shelf space in the golf apparel and licensed apparel distribution channels. The Company also competes, particularly in its golf distribution channel, with manufacturers of high quality men's and women's sportswear and general leisure wear, including Nike, Tommy Hilfiger and Nautica Enterprises, Inc. Many of these competitors, as with competitors within particular distribution channels, have substantially greater experience, financial and marketing resources, manufacturing capacity, distribution and design capabilities than the Company. Increased competition in the fashion golf apparel market, such as Nautica's recent entry into golf apparel, from these manufacturers or others could result in price reductions, reduced margins or loss of market share, all of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will compete successfully with its present or potential competition. Further, recent entries in these distribution channels by competitors offering apparel comparable to that of the Company will likely intensify competitive pressures. There can be no assurance that the Company will be able to maintain market share, to increase its market share at the expense of its existing competition or that the Company will not experience pricing pressures as a result of intensifying competition within these markets. See "Business -- Competition."


Changes in Apparel Design; Forecasting and Scheduling

     Fashion trends in the golf apparel, licensed apparel and corporate identity markets are subject to rapid innovation and change. Because the Company typically designs and arranges for the manufacture of its apparel substantially in advance of sales to customers, there can be no assurance the Company will accurately anticipate shifts in design trends. Should the Company be unsuccessful in responding to fashion trends or changes in market demand, the Company may experience insufficient or excess inventory levels, missed market opportunities or higher markdowns, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company develops forecasts for each of its apparel products and establishes production schedules based upon these forecasts in order to build sufficient inventory to meet expected customer demand. If the Company misjudges market demand for a particular product, or if shipment delays are incurred from suppliers, the Company's delivery schedules may be disrupted. The Company has been required to mark down inventory in the past in order to reduce inventory of specific styles. In particular, the Company's gross margins were adversely affected during fiscal 1994 and 1996 as a result of close-out sales of discontinued garments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that the Company's forecasts and production schedules will accurately anticipate market demand or that the Company's results of operations will not be adversely affected by design trends, changes in the market or other factors. See "Business -- Products and Product Design."


Dependence on Licensing Arrangements


     Licensed products sales accounted for approximately 42% of AGI's sales in 1996 and for the nine months ended September 30, 1997. The Company's licensed apparel lines are based on its use of insignia, logos, names, color schemes and other identifying marks and images borne by its products under licenses from professional sports leagues, golf organizations, colleges and universities. The Company relies on these licensors for their right to grant and maintain licenses and for their ability to preserve the value of the licenses by promoting and protecting the licensed properties. The Company's licensing arrangements are non-exclusive and expire at various times between December 31, 1997 and July 31, 1999 and, generally, allow the licensor to terminate the license on short notice. Non-renewal, termination or modification of a material license, in particular the Company's license from the NFL, would have a material adverse effect on the Company's financial condition and results of operations. There can be no assurance that the Company will continue to be able to maintain or renew its existing licenses or that the licensors will not grant more favorable licenses to competitors. See "Business -- Overview -- Licensed Apparel."

     The Company's licenses limit the types of product, which limits may be modified from time to time, that may be sold under the license. Accordingly, the Company may be limited in its ability to respond to changing market demands. Royalty rates under the licenses have generally been rising over the past several years, and the Company expects them to continue to rise. There can be no assurance that the Company will continue to be able to offset the impact of increasing royalty rates. Any inability to offset royalty rates would reduce current margins, which could have a material adverse effect on the Company's business, financial condition and results of operations.



Dependence on Foreign Suppliers and Outside Contractors


     The Company obtains its garments from third party independent suppliers, nearly all of which are foreign. The Company does not have formal contracts with any of its suppliers or contractors and does not anticipate entering into such contracts in the future. Because the Company does not have formal contracts for mill production or for cutting and sewing of products, the Company competes with other companies for production capacity. In the event any of the Company's suppliers or contractors are unable or unwilling to ship the Company's products in a timely manner or to continue to manufacture the Company's products, the Company would have to rely on other current sources or identify and qualify new vendors. In such event, there can be no assurance that the Company would be able to qualify such vendors for existing or new products in a timely manner or that such vendors would allocate sufficient capacity to the Company in order to meet its requirements. Delays in shipments to the Company or inconsistent or inferior apparel quality may adversely affect the Company's relationships with its customers and independent sales representatives. The loss of major suppliers or contractors, and resulting delays, could have a significant adverse effect on the Company's immediate operating results. Should the Company experience significant unanticipated demand, the Company will be required to significantly expand its access to manufacturing, both from current and new manufacturing sources. There can be no assurance that such additional manufacturing capacity will be available on terms as favorable as those obtained from current sources. See "Business -- Product Development and Sourcing." Reliance on foreign suppliers subjects the Company to risks including changes in economic policies and political or labor conditions and could result in the imposition of new or additional currency or exchange controls. Changes in exchange rates could increase the effective prices the Company pays for its products.



Import Restrictions

     The Company's import operations are subject to constraints imposed by the bilateral textile agreements between the United States and certain foreign countries. These agreements impose quotas on the amount and type of goods that can be imported into the United States from these countries. Such agreements also allow the United States to impose restraints on the import of merchandise that are not subject to specified limits. The Company's imported products are also subject to United States customs inspections, which could result in delays in delivery of the Company's products. There can be no assurance that the Company will not face material disruption of its business due to quota or customs restrictions in the future. A substantial increase in customs duties, decrease in quotas or inability of the Company to import its garments before quotas have been filled could have a material adverse effect on the Company's business, financial condition and results of operations. Furthermore, the United States and the countries in which the Company's products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quota, duty or tariff levels.



Operations of Foreign Manufacturers

     The Company obtains most of its garments from suppliers in Asia. Certain foreign garment manufacturers have been found to operate under conditions which are commonly referred to "sweat shops," in some cases employing children in violation of local law or otherwise diverging from labor practices generally accepted as ethical in the United States. Recently, some United States distributors have been adversely affected by their association with such operations. The Company generally requires its suppliers to sign a policy statement confirming that they do not operate in such conditions. The Company's Sourcing Manager or Vice President of Product Development visits all factories a minimum of once annually to confirm compliance with Antigua's labor policies. Nevertheless, the Company does not control such suppliers or their labor practices. The violation of labor or other laws by any manufacturer used by the Company, or the divergence of an independent manufacturer's labor practices from those generally accepted as ethical in the United States, could result in adverse publicity for the Company and retailers carrying the Company's products, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations.



Future Status of Hong Kong and China

     On July 1, 1997, China resumed sovereignty over Hong Kong in accordance with the 1984 Sino-British Joint Declaration, and Hong Kong became a Special Administrative Region of China. There can be no assurance that Hong Kong will not experience political, economic or social disruption following resumption of Chinese sovereignty. In addition, there have been a number of recent trade disputes between China and the United States during which the United States threatened to impose tariffs and duties on some products imported from China and to withdraw China's "most favored nation" trade status. A large portion of the Company's production is arranged through direct company contacts or contacts with representatives in Hong Kong. In addition, approximately 25% of the fabric for apparel is sourced from China and the Company has arranged in the past, and could arrange in the future, for manufacture of product in China. Therefore, a significant disruption in the operations of the Company's agents or fabric manufacturers located in Hong Kong or China or the loss of most favored nation trade status for China could have a material adverse effect on the Company's business, financial condition and results of operations.


Dependence on Independent Sales Representatives

     The Company sells its apparel and accessory products predominantly through a network of independent sales representatives. The Company's independent sales representative agreements are generally terminable for any reason by either party on 30 days notice. A number of the Company's independent sales representatives carry apparel or other products lines which may compete directly or indirectly with the Company's existing and anticipated apparel lines. The Company's continued growth is dependent in part on existing representatives increasing their sales per account or increasing their account base and upon the Company increasing the number of sales representatives offering its products. There can be no assurance that existing representatives will be successful in increasing their sales or will not highlight product lines of other companies to the detriment of the Company's products. In addition, there can be no assurance that the Company will retain existing representatives or be successful in expanding the number of sales representatives. The Company has experienced a loss of sales representatives in the past. The loss of existing representatives, for any reason, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Distribution and Sales."



Risks Associated with Product Line Expansion

     One element of the Company's business strategy is to increase sales by leveraging the Company's brand name identification to offer an expanded product line within established distribution channels. Products in development include an expanded line of outerwear and fleece tops. In part, the Company's future growth and profitability will be dependent on achieving market acceptance of, and expanding the market share for, these and other new products. The Company could encounter manufacturing and marketing obstacles which could adversely impact production or sales of these product lines and the Company's results of operations. There can be no assurance that efforts to expand the Company's product line will be successful or that the allocation of resources to the expansion of product offerings will prove to be more beneficial than allocation of the same resources to design and marketing of existing products.



Fluctuations in Quarterly Results; Seasonality

     The Company may experience significant fluctuations in future quarterly operating results due to a number of factors including, among other things, changes in the Company's product and customer mix, the difficulty of accurately forecasting apparel demand, market acceptance of apparel designs introduced by the Company or its competitors, seasonality in apparel purchases by customers, poor weather conditions in the spring and summer seasons, loss of independent sales representatives, changes in material and manufacturing costs, failure to deliver products timely, pricing trends in the golf apparel industry, the level and pricing of international sales, foreign currency exchange rates, general economic conditions and other factors. The Company's business is seasonal, with sales in the second and third fiscal quarters typically exceeding the other two quarters of each fiscal year. However, any of the above factors could cause quarterly operating results to vary significantly from prior periods. In addition, certain of the Company's expenses are fixed in the short term and are based on forecasts of product orders. Significant variations between the Company's forecasts and actual orders may adversely affect operating results if the Company is unable to proportionately reduce its expenses in a timely manner. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Product Development and Sourcing."



Dependence on Key Personnel

     The Company's success depends to a significant extent on several key individuals, including L. Steven Haynes, Chief Executive Officer, Ronald A. McPherson, President of AGI, Gerald K. Whitley, Vice President of Finance of AGI, Brett Moore, Vice President of Product Development of AGI, and Joseph M. Blanchette, Vice President of Information Technology of AGI. The Company has employment and non-competition agreements with each of these executives but does not maintain "key person" life insurance on the lives of any of its executive officers. The success of the Company will depend, among other factors, on the successful recruitment and retention of quality management and other personnel. See "Management."


Limited High-End Market for Golf Apparel

     AGI's sales into the golf distribution channel accounted for 46.5%, 44.0%, 37.3% and 34.0% of its sales in the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30,

1997, respectively. The Company targets distribution of its fashion golf apparel toward high quality golf professional shops, country clubs and resorts. According to industry sources, there are approximately 17,500 golf retailers in the United States, including golf professional shops (green grass shops) and off course shops. Of these retailers, the Company targets 75%, or approximately 13,000, as its golf distribution channel customer base (discounting the total number because of possible credit problems or non-viability as an apparel retailer). Because the Company currently has open accounts with approximately 7,900 golf professional shops and off course shops (approximately 55% of which are active in any given year), the domestic market for distribution of golf apparel lines may be limited. High quality sportswear and general leisure wear, being similar to fashion golf apparel, can be purchased from a variety of sources including department stores, sporting goods stores, catalog retailers and other retail outlets. Customers seeking to purchase high quality sportswear may elect to purchase apparel from any of these sources, thus creating competition for discretionary consumer spending. See "Business."



Management of Growth


     AGI's sales increased from approximately $31.4 million for the fiscal year ended December 31, 1995 to approximately $33.5 million for the fiscal year ended December 31, 1996 and from approximately $26.2 million for the nine months ended September 30, 1996 to approximately $32.3 million for the nine months ended September 30, 1997. During the nine months ended September 30, 1997 this growth has required AGI to transport some product by air rather than by less expensive shipping in order to fill a limited number of customer orders in a timely manner. An increase in the Company's use of air freight in the future, as a result of a sudden and significant increase in orders or other change in procurement procedures, could adversely affect operating results during periods of such use. This growth has placed and, if sustained, will continue to place, a substantial strain on the operational, administrative and financial resources of the Company and has resulted in an increase in the level of responsibility of the Company's management personnel. The increase in sales activity, the addition of new product lines and the anticipated expansion of the Company's Inside Sales department will require the Company to improve its operating and financial systems and to continue to expand, train and manage its employee base and network of independent sales representatives. The Company's future operating results will depend in part on management's ability to manage future growth and increasing sales in the corporate identity channel from the expanded Inside Sales department, the success of which cannot be assured. See "-- Absence of Combined Operating History."



Absence of Prior United States Market; Possible Volatility of Share Price


     The Company's Common Shares have been listed on the VSE since May 1989 (trading under the "SOH" symbol between December 2, 1992 and June 13, 1997 and under the symbol "ANE" after June 13, 1997), but there has been no United States public market for the Common Shares prior to this offering. There can be no assurance that an active trading market for the Common Shares will develop in the United States or be sustained after this offering or that the market price of the Common Shares will not decline below the public offering price. The public offering price was determined by negotiations among the Company, the Selling Shareholders and the Representatives and may not be indicative of the market price for the Common Shares in the future. See "Underwriting" for a discussion of the factors considered in determining the public offering price. The trading price of the Common Shares in the future could be subject to wide fluctuations in response to quarterly variations in operating results of the Company or its competitors, actual or anticipated announcements of product developments by the Company or its competitors, changes in analysts' estimates of the Company's financial performance, acquisition or loss of licenses, general industry conditions and other events and factors, including broad-based market fluctuations.


Recent VSE Trading Halt

     The Company's Common Shares are traded on the VSE under the symbol "ANE." In connection with the Acquisition, the Company requested that the VSE halt trading in the Company's Common Shares to allow the Company to dissiminate information about the Acquisition and in order for the

Company to obtain final approval for the Acquisition and related transactions from the VSE. Trading of the Company's Common Shares was halted for these purposes after the close of the VSE on June 13, 1997 and was recommenced on September 3, 1997. During this period, holders of Common Shares were restricted in their ability to transfer shares. The rules of both the VSE and the Nasdaq National Market contemplate the imposition of trading halts from time to time, and during any such halt shareholders will be restricted in their ability to transfer shares.


Performance Shares and Related Compensation Expense

     Pursuant to an escrow agreement dated August 4, 1992, among the Company, Montreal Trust Company and certain of the Company's shareholders (the "Escrow Agreement"), the Company issued 456,992 common "performance shares" ( the "Performance Shares") to certain of its founders and future principal stockholders, Louis B. Lloyd, L. Steven Haynes and Robert J. McCammon. The Performance Shares were issued pursuant to Local Policy #3-07 of the British Columbia Securities Commission (the "BCSC") and Policy 19 of the VSE. The Performance Shares include 25,500 shares which are the remaining portion of 750,000 shares issued pursuant to an escrow agreement dated December 22, 1988, among the Company, C. Phillip Yeandle, and Montreal Trust Company of Canada (the "Original Performance Shares"). On October 1, 1991, C. Phillip Yeandle transferred the remaining 25,500 Original Performance Shares to Franco S. Cecconi, another then principal of the Company. Such shares were rolled into the Escrow Agreement in connection with the acquisition of SEI by Fair Resources Group Inc. in August 1992. The Performance Shares are held in escrow to be released as the Company achieves positive operating cash flow on a cumulative basis, as defined by the BCSC ("BCSC Operating Cash Flow"). The holders of Performance Shares will be entitled to a pro rata release from escrow on the basis of one share to be released for each $0.6725 of cash flow to the Company, calculated as a performance share percentage of 31% of the issued capital of the Company and an earn-out-factor of .3844, subject to approval by the BCSC and the VSE. Performance Shares are permitted to be released on an annual basis. A total of 200,492 of these shares have been returned to treasury and none of the remaining Performance Shares have been released from escrow, all as a result of a failure by the Company to meet the performance criteria. The current total of Performance Shares held in escrow is 256,500. Once released, the Performance Shares will be freely tradeable in the province of British Columbia. If any of the 25,500 Original Performance Shares remain unreleased from the escrow on December 22, 1998, they will be canceled on such date. Any of the remaining 231,000 Performance Shares not yet released will be canceled on August 4, 2002. See "Description of Securities -- Performance Shares."

     If and when BCSC Operating Cash Flow justifying release of the Performance Shares, or a pro rata portion thereof, is probable, the Company will record as compensation expense an amount equal to the difference between the C$0.35 originally paid for the Performance Shares then available for release and the market price of its Common Shares at that time. Such a pro rata or full expense recognition will occur prior to the pro rata or full release from escrow of the Performance Shares. If and when such expense recognition criteria are achieved, based on the anticipated offering price in this offering of $6 per Common Share (for purposes of example only), the aggregate compensation expense that would be recognized as a result of earning all of the Performance Shares would be approximately $1.5 million. If, at the time Performance Shares may be released, the market price for the Common Shares is greater than $6 per Common Share, the compensation expense would increase by $256,500 for each $1 increase in the market price. If and when the Performance Shares are earned, the number of shares used to calculate primary net income (loss) per share will increase by the number of Performance Shares earned.


Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, in less than two years, the computer system and software used by the Company will need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance.

     The Company has scheduled hardware and software package upgrades to make the Company's computer systems Year 2000 compliant, and the compliance effort will be borne primarily by internal resources. However, there can be no assurance that such upgrades will be sufficent to make the Company's computer systems Year 2000 compliant in a timely manner or that the allocated resources will be sufficient. A failure to become Year 2000 compliant could disrupt the Company's operating results and financial condition. See "Business -- Management Information Systems and Inventory Management."



Shares Eligible for Future Sales; Rights to Acquire Shares


     Upon completion of this offering, the Company will have 7,338,365 Common Shares outstanding. Sales of substantial amounts of Common Shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities. With respect to sales in the Province of British Columbia, the securities laws of the Province of British Columbia generally impose a hold period of one year from the date of issuance of securities sold in a private placement transaction without the benefit of a prospectus. During the hold period, common shares are unable to be traded in British Columbia, or through the facilities of the VSE, without the filing of a prospectus in respect thereof, but such hold period may not apply to sales outside of British Columbia. Between the fourth quarter of 1997 and the end of the fourth quarter of 1998, the hold period will expire with respect to approximately 11,442,385 Common Shares and Common Shares underlying convertible securities (not at all of which will necessarily be converted) which have been privately placed by the Company within the last year. With respect to sales in the United States, the Common Shares sold in this offering will be freely tradeable in the United States public market without restriction or further registration under the Act unless held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Act. The remaining 4,338,365 Common Shares, and the 8,086,844 Common Shares underlying warrants, options and other convertible securities are, or will be when issued, "restricted securities" as that term is defined in Rule 144 and may be sold only in compliance with Rule
144, pursuant to registration under the Act or pursuant to an exemption therefrom. See "Shares Eligible For Future Sale."

     As of the date of this prospectus, the Company has reserved 547,000 Common Shares for issuance on exercise of options. Warrants to purchase 4,534,890 Common Shares, excluding the Representatives' Warrants for 300,000 Common Shares at a per share exercise price equal to 120% of the public offering price in this offering, were also outstanding, with a weighted average exercise price per share of $5.37. See "Description of Securities -- Common Share Purchase Warrants." The Company has additionally reserved 3,004,954 Common Shares into which shares of the Series A Preferred (as defined) and other convertible debentures may be converted upon payment of premiums which increase over time. Holders of certain outstanding warrants and other convertible securities have certain demand and piggyback registration rights which could require the Company to register the Common Shares underlying such warrants for a period of five years from the dates of such warrants. See "Description of Securities -- Registration Rights." Sales of Common Shares underlying options or warrants may adversely affect the price of the Common Shares. See "Management -- Compensation Plans" and "Description of Securities."



Anti-Takeover Effect of Charter

     The Company's Memorandum, as amended, authorizes the issuance of up to 30,000,000 Preferred Shares, of which, 10,000,000 shares were designated as and 5,730,000 shares were issued as Convertible Preferred Shares Series A (the "Series A Preferred") in connection with financings related to the Acquisition. The Series A Preferred is non-voting, has a fixed cumulative preferential cash dividend at a rate of 12% per annum, is convertible for five years into Common Shares (five Series A Preferred shares being convertible into one Common Share) upon payment of a premium which escalates over the five-year period, may be redeemed by the Company upon certain circumstances, is retractable at the option of the holder (i.e., the holder holds a put option with respect to these shares) upon completion of a public offering with proceeds to the Company in excess of $8,000,000, restricts the payment of dividends on or redemption of other classes of shares and restricts the creation of classes or series of shares which would rank senior to or pari passu with the Series A Preferred. See "The Acquisition and Related Financing" and "Description of Securities -- Preferred Shares." The Company intends to retire a portion of the Series A Preferred with proceeds of this offering. Other Preferred Shares may be issued in series with the material terms of any series determined by the Board of Directors. Such material provisions would likely include dividend rights, which may be cumulative, conversion features, voting rights, redemption rights, retraction rights and liquidation preferences. The Company does not currently anticipate any new issuances of Preferred Shares. However, if the Company does issue any series of Preferred Shares in the future, it is likely that such shares will have dividend privileges and liquidation preferences superior to those of the Common Shares. Further, the Preferred Shares may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change in control of the Company. Such terms could include, among other things, dividend payment requirements, redemption provisions, preferences as to dividends and distributions and preferential voting rights. See "Description of Securities" and "Canadian Governmental Regulation."



Control by Executive Officers and Directors

     Upon the closing of this offering, the executive officers and Directors of the Company will beneficially own approximately 32% of the outstanding Common Shares (approximately 30% if the Underwriters' over-allotment option is exercised in full). Because of such share ownership, these shareholders will continue to be able substantially to influence or control the election of members of the Company's Board of Directors and to determine corporate actions requiring shareholder approval, including mergers or other business combinations. See "Principal and Selling Shareholders." Mr. Haynes and Mr. Lloyd have agreed to vote their shares in favor of the election to the Board of Directors of a nominee of TradeCo Global Securities, Inc. ("TradeCo"). See "Certain Relationships and Related Transactions."



Benefits to Management, Creditors and Underwriters; Potential Conflict of Interests

     The successful completion of this offering will benefit certain Directors and officers of the Company by enabling the Company to repay indebtedness to Mr. Dooley and others which has been guaranteed by Mr. Haynes and Mr. Lloyd, Directors of the Company, and to satisfy various other obligations of the Company. See "Certain Relationships and Related Transactions." Additionally, the Company will repay certain financing extended by lenders in connection with the Acquisition, including a bridge loan from an affiliate of Cruttenden Roth Incorporated. See "The Acquisition and Related Financing" and "Use of Proceeds."


Dilution

     Purchasers of Common Shares offered hereby will suffer an immediate and substantial dilution in the net tangible book value per share from the public offering price. To the extent outstanding options to purchase Common Shares are exercised, there will be further dilution. See "Dilution."



Enforceability of Civil Liabilities

     The Company is a corporation incorporated under the laws of the province of British Columbia, Canada. A majority of the directors and controlling persons of the Company, certain of its officers, and certain of the experts named herein, are residents of Canada, and all or a substantial portion of their assets and a smaller portion of the Company's assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon certain directors, controlling persons, officers and experts who are not residents of the United States or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. There is doubt as to the enforceability in Canada against the Company or against any of its respective directors, controlling persons, officers or experts, who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon the civil liability provisions of the federal securities laws of the United States.

             IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS
                              AND ASSOCIATED RISKS

     This prospectus contains certain forward-looking statements. These forward-looking statements include the plans and objectives of management for future operations, including plans and objectives relating to the products and future economic performance of the Company. The forward-looking statements and associated risks set forth in this prospectus include or relate to (i) development of brand name recognition and loyalty to Antigua apparel, (ii) increasing sales through the introduction to its existing network of independent sales representatives of the additional outerwear and fleece products, as well as other apparel products and designs, (iii) success of additional marketing initiatives to be undertaken by the Company, (iv) increased distribution through expansion of its network of independent sales representatives and its customer base, (v) expansion of sales to corporate and tournament customers through brand name recognition and capitalizing on embroidery capacity, (vi) achievement of increases in per-account sales by broadening  the  Company's  product  line,  (vii)  success  of  the  Company  in forecasting demand for particular apparel styles and its success in establishing production and delivery schedules and forecasts which accurately anticipate and respond to market demand, (viii) success in increasing sales in the corporate identity channel of distribution, and (ix) success of the Company in achieving increases in net sales such that costs of goods sold and selling, general and administrative expenses decrease as a percentage of net sales.

     The forward-looking statements included herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements are based on assumptions that the Company will continue to design, market, have manufactured, embroidered and ship new apparel products on a timely basis, that competitive conditions within the lifestyle apparel industry will not change materially or adversely, that demand for the Company's lifestyle apparel will remain strong, that the market will accept the Company's new lifestyle apparel lines, that the Company will retain existing independent sales representatives and key management personnel and be able to add independent sales representatives, that inventory risks due to shifts in market demand will be minimized, that the Company's forecasts will accurately anticipate market demand and that there will be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements, many of which are beyond the control of the Company, are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking information will be realized. In addition, as disclosed elsewhere under "Risk Factors," the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed under "Risk Factors" could cause the Company's net sales or net income, or growth in net sales or net income, to differ materially from prior results. Growth in absolute amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                      THE ACQUISITION AND RELATED FINANCING


     On May 7, 1997, the Company entered into an agreement (the "Agreement"), through SEI, to purchase all of the outstanding shares of The Antigua Group, Inc. ("AGI") from Thomas E. Dooley, Jr., direct and indirect holder of approximately 82% of the shares of AGI, and from Mr. Dooley as agent for the other shareholders of AGI, such that AGI became a wholly owned subsidiary of the Company. At the closing of the transaction on June 16, 1997 (the "Acquisition Closing Date"), the Company paid Mr. Dooley, personally and as agent, cash in the amount of $12,636,482, convertible long-term promissory notes in the total amount of $6,378,000, which notes the Company intends to repay with proceeds of this offering (subject to Mr. Dooley's right to convert such debt to equity, see "Description of Securities -- Convertible Note"), and distributed assets, consisting primarily of forgiveness of a note payable to the Company, to Mr. Dooley in the amount of $134,706. The Company also contributed $2,112,000 in cash to AGI to allow AGI to pay certain promissory notes due and payable to Mr. Dooley and his wife. As additional consideration, the Company issued to Mr. Dooley, personally and as agent, 250,000 shares of Series A Preferred, which are convertible into 50,000 Common Shares and a five-year warrant to purchase 50,000 Common Shares at an escalating per share exercise price, commencing at C$7.20 per share if exercised within twelve months of May 1997 and rising in steps to C$12.10 per share if exercised within the final twelve months of its term. Additionally, Mr. Dooley, as agent, was issued an option to purchase 50,000 Common Shares at $5.00 per Common Share and, in connection with a consulting agreement between himself and the Company, received an option to acquire 10,000 Common Shares at $5.00 per Common Share and will receive additional cash consideration in the Acquisition in an amount currently estimated at $700,000 to be paid in four equal quarterly installments beginning September 16, 1997, subject to prepayment upon the completion of a securities offering by the Company with gross proceeds to the Company in excess of $12,000,000. See "Use of Proceeds" and "Certain Relationships and Related Transactions."

     AGI has an existing $12,000,000 line of credit (the "Credit Facility") from LaSalle Business Credit, Inc., against which, as of September 30, 1997, AGI had drawn approximately $6.4 million and had outstanding letters of credit of approximately $4.1 million in the aggregate. The Company also borrowed funds from the following lenders to finance the acquisition of AGI: (i) LaSalle Business Credit, $3,500,000 (the "LaSalle Acquisition Loan"); (ii) Imperial Bank, $2,500,000 (the "Imperial Acquisition Loan"); and (iii) Cruttenden Roth Bridge Fund, L.L.C., $1,020,000 (the "Cruttenden Bridge Acquisition Loan"). The Company intends to repay $2,000,000 of the LaSalle Acquisition Loan and the Cruttenden Bridge Acquisition Loan and to prepay the Imperial Acquisition Loan with proceeds of this offering. See "Use of Proceeds." To obtain these loans, the Company issued warrants to these lenders to purchase an aggregate of 2,479,598 Common Shares, subject to adjustment, at an aggregate exercise price of approximately $12.4 million ($5.00 per Common Share).


     In  addition  to  bank  and  bridge  financing  for  the  Acquisition, cash
consideration   paid   to   Mr.  Dooley,  personally  and  as  agent  for  AGI's
shareholders, consisted in part of cash raised from a series of private placements of equity and debt securities of the Company. See "Description of Securities."

     The Company issued 5,730,000 shares of Series A Preferred for aggregate consideration received of C$7,385,500 in two transactions, one of which was not funded and completed until after the Acquisition. The proceeds of the second placement were used in part to pay costs incurred in the Acquisition. The Series A Preferred is non-voting, has a fixed cumulative preferential cash dividend at a rate of 12% per annum, is convertible for five years into Common Shares (five Series A Preferred shares being convertible into one Common Share) upon payment of a premium which escalates over the five-year period, may be redeemed by the Company upon certain circumstances, is retractable at the option of the holder (i.e., the holder holds a put option with respect to these shares at a purchase price equal to the subscription price plus any accrued dividends) upon completion of a public offering with proceeds to the Company in excess of $8,000,000, restricts the payment of dividends on or redemption of other classes of shares and restricts the creation of classes or series of shares which would rank senior to or pari passu with the Series A Preferred. The Company intends to retire a portion of the Series A Preferred with proceeds of this offering. The Series A Preferred is coupled with detachable five-year warrants to purchase Common Shares, which warrants entitle the Series A Preferred holders to purchase 1,146,000 Common Shares in connection with the placement of the Series A Preferred. The warrants may be exercised at an escalating per share exercise price, commencing at C$7.20 per share if exercised within twelve months after issuance and rising in steps to C$12.10 per share if exercised within the final twelve months of their respective terms. Frank Cutler, one of the holders of shares of Series A Preferred, has claimed that he is entitled to a reduction in the exercise price of his warrants to $.01 per Common Share. See "Business -- Legal Proceedings."


     The Company also issued units consisting of Common Shares and warrants to purchase additional Common Shares in five private transactions. In the first of such transactions, the Company issued 162,200 Common Shares and two-year warrants to purchase a like number of Common Shares (of which 42,800 have been exercised) at a price of C$6.25 per Common Share in the first year and C$7.50 in the second year. In a second transaction, the Company issued 210,000 Common Shares and two-year warrants to purchase a like number of Common Shares at a price of C$5.80 per Common Share in the first year and C$6.65 in the second year. In a third transaction, the Company issued 180,144 Common Shares and two-year warrants to purchase 90,072 shares at a price of C$6.75 per Common Share in the first year and C$8.00 in the second year. In the fourth of such transactions, the Company issued 151,778 Common Shares and two-year warrants to purchase 75,889 shares at a price of C$4.50 per Common Share in the first year and C$5.20 in the second year. In connection with the fourth private placement the Company paid a finder's fee of 12,142 Common Shares to Eron Mortgage Corp., an entity of which Brian W. Slobogian, a former Director of the Company, is the President. The fifth private placement consisted of an issuance by the Company of 60,000 Common Shares and two-year warrants to purchase a like number of shares at a price of C$5.35 per Common Share in the first year and C$6.15 in the second year. The Company raised C$4,451,722 from these five private placements.


     Additionally, the Company issued two convertible debentures, one in the amount of $1,791,048.45 (the "KOZ Debenture") to KOZ Capital Corp., a Cayman Islands corporation ("KOZ Capital"), and one in the amount of C$4,200,000 (the "Westcoast Debenture") to Westcoast Golf Promotions Ltd., a Canadian corporation ("Westcoast"), of which Mr. Slobogian is an officer and director. The KOZ Debenture bears interest at 12% per annum and is due in June 1998. The KOZ Debenture (including interest) is convertible into 714,454 Common Shares and two-year warrants to purchase an additional 714,454 Common Shares at a price of C$4.00 per Common Share in the first year and C$4.60 in the second year. As additional inducement to invest in the Company, the Company agreed to issue to KOZ Capital 124,378 Common Shares as bonus shares. See "Certain Relationships and Related Transactions." The Westcoast Debenture bears interest at 15% per annum and matures in June 1998. The Westcoast Debenture (including accrued but unpaid interest) is convertible into 1,144,500 Common Shares and two-year warrants to purchase an additional 1,144,500 Common Shares at a price of C$4.00 per Common Share in the first year and C$4.60 in the second year. In connection with the Westcoast Debenture, the Company granted each of Mr. Lloyd and Mr. Haynes, Directors of the Company, 88,500 Common Shares as a bonus for their having guaranteed the Westcoast Debenture (see "Certain Relationships and Related Transactions"), issued 177,000 Common Shares to Westcoast as an inducement to invest in the Company and paid a finder's fee of C$315,000 to Eron Mortgage Corp.


     In connection with the Acquisition and related financings the Company has issued Common Shares and warrants to purchase Common Shares as finders' fees, in addition to the finders' fees described above. In connection with identifying AGI as a potential acquisition candidate the Company issued 131,758 Common Shares to Sportswear Investors, LLC, a member of which, Gary McCauley, is a director of AGI. In connection with the three bridge financings, the Company issued 97,054 Common Shares as a finders' fee to an unaffiliated third party. In connection with placing 4,730,000 shares of Series A Preferred, the Company paid finders fees by issuing to an unaffiliated third party (i)
two-year warrants to purchase an aggregate of 118,627 Common Shares at an exercise price of C$4.00 in the first year and C$4.60 in the second year and
(ii) 37,680 Common Shares and two-year warrants to purchase 160,000 Common Shares at an exercise price of C$5.00 in the first year and C$5.75 in the second year. TradeCo Global Securities, Inc. ("TradeCo"), of which Mr. Lewis, a Director of the Company, is Chairman, has acquired the right to obtain from an unaffiliated third party the 37,680 Common Shares and warrants to acquire 160,000

Common Shares upon the expiration of relevant hold periods under VSE policies. See "Certain Relationships and Related Transactions." In connection with placing the second tranche (1,000,000 shares) of Series A Preferred the Company issued 16,000 Common Shares to an unaffiliated third party. In connection with placing 85,089 Common Shares as part of the third common equity private placement described above the Company issued 6,537 Common Shares to an unaffiliated third party. In connection with the fifth common equity private placement described above the Company issued 3,653 Common Shares to an unaffiliated third party. For finding KOZ Capital as an investor, the Company issued two-year warrants to purchase 115,344 Common Shares at an exercise price of C$4.00 in the first year and C$4.60 in the second year to an unaffiliated third party.



                           S CORPORATION DISTRIBUTIONS

     Prior  to  the Acquisition Closing Date, AGI had elected (beginning July 1,
1988) to be treated as an S Corporation under Subchapter S of the Internal Revenue Code and comparable state tax laws. As a result, until the Acquisition
Closing Date the earnings of AGI were attributable for federal and certain state income tax purposes to their existing shareholders rather than to AGI.


     Distributions of approximately $300,000 and $725,000 were paid to AGI shareholders in 1994 and 1997, respectively. These distributions were made to provide funds to AGI shareholders with which to pay income taxes on the earnings of AGI attributable to them. No such distributions were paid in 1995 and 1996, and tax related distributions paid to AGI shareholders were discontinued as of the Acquisition Closing Date. See "Certain Relationships and Related Transactions."

                                 USE OF PROCEEDS


     The   net  proceeds  (after  deducting  the  estimated  offering  expenses, including the underwriting discounts and commissions) to the Company from the sale of 3,000,000 Common Shares offered by the Company are estimated to be approximately $15,500,000. The Company will not receive any proceeds from the sale of Common Shares by the Selling Shareholders.

     Upon completion of this offering, the Company is required to repay approximately $5.52 million in bridge loans incurred in connection with the Acquisition, as follows: (i) $2,000,000 of the LaSalle Acquisition Loan, currently bearing interest at 3% over the banks' prime rate with a final maturity, in the absence of a public offering, of January 23, 2000; and (ii) the $1,020,000 Cruttenden Bridge Acquisition Loan, currently bearing interest at 13% with a final maturity, in the absence of a public offering, of May 7, 1998; and (iii) the $2.5 million Imperial Acquisition Loan, currently bearing interest of 13% with a final maturity of May 7, 1998. The Company intends to use up to $6.3 million of the net proceeds to retire notes outstanding to Mr. Dooley as agent for the former shareholders of AGI incurred in the Acquisition, subject to the creditor's right to convert this debt to equity. Mr. Dooley has the right to convert this debt to equity following certain securities offerings, and this right extends to a ten day period following the Company's notice of its intent to repay such debt. See "Description of Securities -- Convertible Note." These notes currently bear interest at 8.25% and mature, in the absence of a public offering, on May 7, 1999, with respect to $1.18 million, and on May 7, 2000, with respect to the balance. The Company intends to use approximately $500,000 to pay the balance of the approximately $700,000 which remains owed to Mr. Dooley and which must be paid upon the completion of a securities offering by the Company with gross proceeds to the Company in excess of $12,000,000. The Company intends to use $100,000 to repay See/Q. See "Business -- Legal Proceedings." The Company anticipates using approximately $2.0 million of the net proceeds to retire a portion of the Series A Preferred, which was issued to finance the Acquisition. However, the actual amount used for such purpose will depend upon the number of shares of Series A Preferred redeemed at the option of the holder. The Company intends to use remaining net proceeds for working capital and for other general corporate purposes.

     The foregoing represents the Company's best estimate of the use of the net proceeds to be received in this offering based on current planning and business conditions. To the extent the Company is not contractually committed to making payments upon the closing of this offering, the Company reserves the right to change such uses when and if market conditions or unexpected changes in operating conditions or results occur. The amounts actually expended for each use may vary significantly depending upon a number of factors, including future sales growth and the amount of cash generated by the Company's operations. Net proceeds not immediately required for the purposes described above will be invested principally in U.S. Government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.

                          PRICE RANGE OF COMMON SHARES

     The Company's Common Shares are traded on the Vancouver Stock Exchange under the symbol "ANE" (previously, "SOH"), and the Company has applied to have its Common Shares listed on the Nasdaq National Market under the proposed symbol "ANTGF." The Company's Common Shares began trading on the VSE under the SOH symbol on December 2, 1992 and under the symbol ANE after June 16, 1997. The symbol was changed to ANE in connection with the Acquisition. The following table sets forth the range of the high and low sale prices for the Company's Common Shares for the periods indicated as reported by the VSE. The Company acquired all of the issued and outstanding shares of AGI on June 16, 1997. Therefore, prices for the Company's Common Shares prior to that time reflect the business of Southhampton only. All prices have been adjusted to give effect to the one-for-five reverse stock split effected on June 16, 1997 and have been converted into United States dollars equivalents based on the Noon Buying Rate then in effect. In connection with the closing of the Acquisition, trading of the Common Shares on the VSE was halted after the close of that market on June 13, 1997 and reopened for trading on the VSE on September 3, 1997.




                                                         High       Low
                                                        --------   -------
         1995:
          First Quarter  .............................  3.4592     1.7649
          Second Quarter .............................  3.6229     1.5631
          Third Quarter  .............................  2.7889     0.9186
          Fourth Quarter .............................  3.3388     1.1593
         1996:
          First Quarter  .............................  6.9674     1.6123
          Second Quarter .............................  9.1102     4.5861
          Third Quarter  .............................  7.1293     4.1916
          Fourth Quarter .............................  6.7481     4.5055
         1997:
          First Quarter  .............................  5.7763     3.6502
          Second Quarter .............................  5.4210     3.3869
          Third Quarter  .............................  5.9261     3.9560
          Fourth Quarter .............................  4.5578     3.4197
         1998:
          First Quarter (through January 15, 1998)  ..  4.5932     3.8435

     The last reported sale price of the Common Shares on the VSE on January 15, 1998 was C$6.60 per share, or approximately $4.59 based on the Noon Buying Rate on such date. As of December 31, 1997, the Company had 89 shareholders of record. For a description of securities convertible into Common Shares and which may be sold pursuant to Rule 144 under the Act, see "The Acquisition and Related Financing," "Description of Securities" and "Shares Eligible for Future Sale."



                                 DIVIDEND POLICY

     The Company has never paid any cash dividends on its Common Shares. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company's business and that no cash dividends will be paid to shareholders. The Company is restricted by the terms of the Series A Preferred from paying a dividend on the Common Shares, or on any other class of shares which might be designated in the future, unless dividends on the Series A Preferred are current. The terms of the Credit Facility prevent AGI from paying dividends without the prior written consent of the lender. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Antigua Group, Inc. -- Liquidity and Capital Resources." Prior to the Acquisition, AGI had elected to be treated as an S Corporation and had paid distributions of approximately $300,000 and $725,000 to AGI stockholders in 1994 and 1997, respectively, to provide funds to such stockholders with which to pay income taxes on the earnings of AGI attributable to them. See "The Acquisition and Related Financing," "Description of Securities," "Certain Income Tax Considerations" and "Canadian Governmental Regulation."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1997, as adjusted to give effect to the sale of Common Shares offered by the Company at the offering price of $6.00 per share (and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company). The following additionally gives effect to the one-for-five reverse stock split effected on June 13, 1997.

                                                                                          September 30, 1997
                                                                                            (in thousands)
                                                                                      ---------------------------
                                                                                                     As adjusted
                                                                                                      for this
                                                                                       Actual         offering
                                                                                      ------------   ------------
Short term debt:
 Current portion of long-term debt ................................................    $    753       $     753
 Revolving line of credit .........................................................       6,380           6,380
 Notes payable to bridge lenders   ................................................       4,158             --
 Current portion of notes payable to sellers   ....................................         288             --
 Convertible debentures, net of discounts   .......................................       2,924           2,924
                                                                                       --------       ---------
                                                                                       $ 14,503       $  10,057
                                                                                       ========       =========
Due to directors and officers   ...................................................    $    311       $     311
                                                                                       --------       ---------
Long-term debt   ..................................................................       1,510           1,510
                                                                                       --------       ---------
Notes payable to sellers  .........................................................       5,994             --
                                                                                       --------       ---------
Redeemable preferred stock, 30,000,000 shares authorized, 10,000,000 designated as
 Convertible Preferred Shares Series A, 5,730,000 shares issued and outstanding,
 3,730,000 issued and outstanding, as adjusted for this offering(1) ...............       4,461           2,906
                                                                                       --------       ---------
Common shares subject to repurchase, 60,240 shares outstanding   ..................         301             301
Shareholders' equity:
 Common Shares, without par value; 300,000,000 shares authorized, 4,278,125 shares issued and outstanding, and 7,278,125 issued and outstanding, as
   adjusted for this offering(1)(2)   .............................................       7,437          22,935
 Additional paid-in capital  ......................................................       5,984           5,984
 Retained earnings  ...............................................................      (8,603)        (12,374)
                                                                                       --------       ---------
 Total shareholders' equity  ......................................................       4,818          16,545
                                                                                       --------       ---------
   Total capitalization   .........................................................    $ 17,395       $  21,573
                                                                                       ========       =========

------------
(1)   The  figures  of  4,278,125  and  7,278,125  Common Shares include 646,156
    Common Shares for which the Company has received consideration and is committed to issue but has not yet issued. Excludes 4,534,890 Common Shares underlying warrants, 300,000 Common Shares underlying Representatives' Warrants and 547,000 Common Shares underlying options to employees and Directors. Also excludes 1,146,000 Common Shares into which Series A Preferred ("Series A Preferred") may be converted upon payment of a premium increasing over time, and 1,858,954 Common Shares and warrants for an additional 1,858,954 Common Shares into which the convertible debentures may be converted upon payment at specified exercise prices. Additionally excludes 60,240 Common Shares subject to repurchase. See "The Acquisition and Related Financing," "Use of Proceeds," "Management -- Executive Compensation," "Certain Relationships and Related Transactions," "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."

                                    DILUTION


     The net tangible book value of the Company at September 30, 1997 was $(15,652,306), or $(3.66) per share. Without taking into account any changes in net tangible book value subsequent to September 30, 1997, other than to give effect to the sale of the 3,000,000 Common Shares offered by the Company at $6.00 per share and after deduction of the estimated underwriting discount and estimated offering expenses payable by the Company, the net tangible book value of the Company's Common Shares at September 30, 1997 would have been $(154,056) or $(.04) per share. This represents an immediate increase in net tangible book value of $3.62 per share to existing shareholders and an immediate dilution in net tangible book value of $6.04 per share to investors purchasing shares in this offering. The following table illustrates the per share dilution at September 30, 1997:


         Public offering price per Common Share   .........                  $  6.00
                                                                             -------
            Net tangible book value per Common Share as
             of September 30, 1997 ........................    $ (3.66)
                                                               -------
            Increase in net tangible book value per share
             attributable to this offering  ...............       3.62
                                                               -------
         Adjusted net tangible book value per Common Share
          after this offering   ...........................                    ( .04)
                                                                             -------
         Dilution per Common Share to new investors  ......                  $  6.04
                                                                             =======

     The following table sets forth, at September 30, 1997, the number of Common Shares purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and to be paid by new investors based upon the initial public offering price of $6.00 per share:


                                                                                        Average
                                   Shares Purchased          Total Consideration
                                -----------------------   --------------------------   Price Per
                                 Number       Percent        Amount        Percent       Share
                                -----------   ---------   --------------   ---------   ----------
Existing shareholders  ......   4,338,365        59.1%    $ 10,278,991        36.3%      $2.37
New investors ...............   3,000,000        40.9%      18,000,000        63.7%      $6.00
                                ---------       -----     ------------       -----
  Total .....................   7,338,365       100.0%    $ 28,278,991       100.0%
                                =========       =====     ============       =====

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated financial statements (the "Pro Forma Financial Statements") are based on the financial statements of the Company and The Antigua Group, Inc., which are included elsewhere in the prospectus, adjusted to give pro forma effect to the Acquisition and this offering (collectively, the "Transactions").


     The Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1996 is derived from the audited statements of operations of the Company and The Antigua Group, Inc. for the year ended December 31, 1996 and assumes the Transactions were consummated on January 1, 1996. The Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 1997 is derived from the unaudited financial statements of the Company for the nine months ended September 30, 1997 and the unaudited financial statements of The Antigua Group, Inc. for the period from January 1, 1997 to June 16, 1997 and assume the Transactions were consummated on January 1, 1996. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1997 is derived from the unaudited balance sheet of the Company as of September 30, 1997 and assumes the consummation of this offering on that date. The
Unaudited Pro Forma Consolidated Financial Statements should be read in conjunction with the historical financial statements of the Company and The Antigua Group, Inc. and the Notes thereto included elsewhere in this prospectus.


     The  Unaudited  Pro  Forma Consolidated Financial Statements do not purport to represent what the Company's results of operations or financial condition would actually have been if the Transactions had occurred on the dates indicated or to project the Company's results or financial condition for or at any future period or date. The Unaudited Pro Forma Consolidated Financial
Statements are presented for comparative purposes only. The pro forma adjustments, as described in the accompanying data, are based on available information and certain assumptions that management believes are reasonable.

            Unaudited Pro Forma Consolidated Statements of Operations
                  For the Nine Months Ended September 30, 1997


                                              Antigua
                                            Enterprises          Antigua
                                                Inc.           Group, Inc.
                                         -------------------- ---------------
                                             January 1,        January 1,
                                            1997 through       1997 through
                                         September 30, 1997   June 16, 1997
                                         -------------------- ---------------
Sales, net of returns ..................    $ 15,768,654       $ 18,181,083
Cost of sales   ........................      10,273,602         11,736,650
                                            ------------       ------------
    Gross profit   .....................       5,495,052          6,444,433
                                            ------------       ------------
Selling expenses   .....................       2,383,494          2,898,244
General and administrative
 expenses ..............................       2,021,062          1,979,999
Amortization of licenses ...............         206,904                --
Expenses related to financings .........         672,455                --
                                            ------------       ------------
                                               5,283,915          4,878,243
                                            ------------       ------------
    Income (loss) from
     operations ........................         211,137          1,566,190
                                            ------------       ------------
Other income (expenses)
    Interest ...........................      (3,565,858)          (571,956)
    Other ..............................          68,349            192,988
                                            ------------       ------------
                                              (3,497,509)          (378,968)
                                            ------------       ------------
Income (loss) before income taxes   .         (3,286,372)         1,187,222
Provision for income taxes  ............             --                 --
    Net income (loss) ..................      (3,286,372)         1,187,222
                                            ------------       ------------
Dividends on preferred stock   .........         240,283                --
                                            ------------       ------------
    Net income (loss)
     attributable common
     shareholders  .....................    $ (3,526,655)      $  1,187,222
                                            ============       ============
Earnings (loss) per share   ............    $      (1.16)      $       0.57
                                            ============       ============
Weighted average common and
 common equivalent shares
 outstanding ...........................       3,041,603          2,074,600
                                            ============       ============
Pro Forma Amounts Assuming
 Antigua Group, Inc. was a C
 Corporation (m)
Income (loss) before income taxes       .     (3,286,372)         1,187,222
Provision for income taxes  ............             --             474,888
                                            ------------       ------------
    Net income (loss) ..................      (3,286,372)           712,334
Dividends on preferred stock   .........         240,283                --
                                            ------------       ------------
    Net income (loss)
     attributable common
     shareholders  .....................    $ (3,526,655)      $    712,334
                                            ============       ============
Earnings (loss) per share   ............    $      (1.16)      $       0.34
                                            ============       ============
Weighted average common and
 common equivalent shares
 outstanding ...........................       3,041,603          2,074,600
                                            ============       ============

                                             Pro Forma          Pro Forma
                                            Adjustments        Adjustments
                                            Related to          Related to      Pro Forma
                                          Acquisition(a)        Offering      Consolidated
                                          --------------        --------      ------------
Sales, net of returns ..................   $         --            $ --       $    33,949,737
Cost of sales   ........................             --              --            22,010,252
                                           -------------           --------   ---------------
    Gross profit   .....................             --              --            11,939,485
                                           -------------           --------   ---------------
Selling expenses   .....................             --              --             5,281,738
General and administrative
 expenses ..............................        (192,790) (b)        --             3,854,104
                                                  45,833  (b)
Amortization of licenses ...............         347,314  (c)        --               554,218
Expenses related to financings .........             --              --               672,455
                                           -------------           --------   ---------------
                                                 200,357             --            10,362,515
                                           -------------           --------   ---------------
    Income (loss) from
     operations ........................        (200,357)            --             1,576,970
                                           -------------           --------   ---------------
Other income (expenses)
    Interest ...........................         431,095  (d)        --            (2,967,289)
                                                (469,500) (e)
                                                 489,104  (f)
                                                 631,826  (g)
                                                  88,000  (i)
    Other ..............................             --              --               261,337
                                           -------------           --------   ---------------
                                               1,170,525             --            (2,705,952)
                                           -------------           --------   ---------------
Income (loss) before income taxes   .            970,168             --            (1,128,982)
Provision for income taxes  ............             --              --                   --
    Net income (loss) ..................         970,168             --            (1,128,982)
                                           -------------           --------   ---------------
Dividends on preferred stock   .........         473,201  (q)        --               713,484
                                           -------------           --------   ---------------
    Net income (loss)
     attributable common
     shareholders  .....................   $     496,967           $ --       $    (1,842,488)
                                           =============           ========   ===============
Earnings (loss) per share   ............                                      $         (0.27)
                                                                              ===============
Weighted average common and
 common equivalent shares
 outstanding ...........................                                            6,854,232   (p)
                                                                              ===============
Pro Forma Amounts Assuming
 Antigua Group, Inc. was a C
 Corporation (m)
Income (loss) before income taxes       .        970,168             --            (1,128,982)
Provision for income taxes  ............        (474,888) (m)        --                   --
                                           -------------           --------   ---------------
    Net income (loss) ..................       1,445,056             --            (1,128,982)
Dividends on preferred stock   .........         473,201  (q)        --               713,484
                                           -------------           --------   ---------------
    Net income (loss)
     attributable common
     shareholders  .....................   $     971,855           $ --       $    (1,842,466)
                                           =============           ========   ===============
Earnings (loss) per share   ............                                      $         (0.27)
                                                                              ===============
Weighted average common and
 common equivalent shares
 outstanding ...........................                                            6,854,232   (p)
                                                                              ===============

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

            Unaudited Pro Forma Consolidated Statements of Operations
                      For the Year Ended December 31, 1996


                                         Antigua
                                       Enterprises       Antigua
                                          Inc.          Group, Inc.
                                          ----          -----------
Sales, net of returns  ...............  $ 2,857,962     $ 33,510,364
Cost of sales ........................    2,263,000       22,490,634
                                        -----------     ------------
    Gross profit .....................      594,962       11,019,730
                                        -----------     ------------
Selling expenses .....................      259,109        5,843,314
General and administrative
 expenses  ...........................      987,548        3,598,886
Amortization of licenses  ............          --               --
                                        -----------     ------------
                                          1,246,657        9,442,200
                                        -----------     ------------
    Income (loss) from
     operations  .....................     (651,695)       1,577,530
                                        -----------     ------------
Other income (expenses)
    Interest  ........................     (160,864)      (1,342,859)
    Other  ...........................       90,485          385,730
                                        -----------     ------------
                                            (70,379)        (957,129)
                                        -----------     ------------
Income (loss) before income taxes     .    (722,074)         620,401
Provision for income taxes   .........          --               --
                                        -----------     ------------
    Net income (loss)  ...............     (722,074)         620,401

Dividends on preferred stock .........          --               --
                                        -----------     ------------
    Net income (loss)
     attributable common
     shareholders   ..................  $  (722,074)    $    620,401
                                        ===========     ============
Earnings (loss) per share ............  $     (0.34)    $       0.30
                                        ===========     ============
Weighted average common and
 common equivalent shares
 outstanding  ........................    2,118,056        2,074,600
                                        ===========     ============
Pro Forma Amounts Assuming
 Antigua Group, Inc. was a C
 Corporation (m)
Income (loss) before income taxes     .    (722,074)         620,401
Provision for income taxes   .........          --           248,160
                                        -----------     ------------
    Net income (loss)  ...............     (722,074)         372,241
Dividends on preferred stock .........          --               --
                                        -----------     ------------
    Net income (loss)
     attributable common
     shareholders   ..................  $  (722,074)    $    372,241
                                        ===========     ============
Earnings (loss) per share ............  $     (0.34)    $       0.18
                                        ===========     ============
Weighted average common and
 common equivalent shares
 outstanding  ........................    2,118,056        2,074,600
                                        ===========     ============

                                          Pro Forma              Pro Forma
                                         Adjustments            Adjustments
                                          Related to             Related to      Pro Forma
                                        Acquisition(a)           Offering      Consolidated
                                        --------------           --------      ------------
Sales, net of returns  ...............     $      --                $ --       $    36,368,326
Cost of sales ........................            --                  --            24,753,634
                                           ----------               --------   ---------------
    Gross profit .....................            --                  --            11,614,692
                                           ----------               --------   ---------------
Selling expenses .....................            --                  --             6,102,423
General and administrative
 expenses  ...........................       (407,593) (b)            --             4,278,841
                                              100,000  (b)
Amortization of licenses  ............        738,957  (c)            --               738,957
                                           ----------               --------   ---------------
                                              431,384                 --            11,120,221
                                           ----------               --------   ---------------
    Income (loss) from
     operations  .....................       (431,364)                --               494,471
                                           ----------               --------   ---------------
Other income (expenses)
    Interest  ........................     (3,190,502) (d)            --            (9,604,862)
                                           (1,026,185) (e)
                                           (3,444,626) (f)
                                             (631,826) (g)
                                              192,000  (i)
    Other  ...........................         --                     --               476,215
                                       --------------               --------   ---------------
                                           (8,101,139)                --            (9,128,647)
                                       --------------               --------   ---------------
Income (loss) before income taxes     .    (8,532,503)                --            (8,634,176)
Provision for income taxes   .........         --                     --                   --
                                       --------------               --------   ---------------
    Net income (loss)  ...............     (8,532,503)                --            (8,634,176)

Dividends on preferred stock .........        951,312  (q)            --               951,312
                                       --------------               --------   ---------------
    Net income (loss)
     attributable common
     shareholders   ..................  $  (9,483,815)              $ --       $    (9,585,488)
                                       ==============               ========   ===============
Earnings (loss) per share ............                                         $         (1.45)
                                                                               ===============
Weighted average common and
 common equivalent shares
 outstanding  ........................                                               6,611,700 (p)
                                                                               ===============
Pro Forma Amounts Assuming
 Antigua Group, Inc. was a C
 Corporation (m)
Income (loss) before income taxes     .    (8,532,503)                --            (8,634,176)
Provision for income taxes   .........       (248,160) (m)            --                   --
                                           ----------               --------   ---------------
    Net income (loss)  ...............     (8,284,343)                --            (8,634,176)
Dividends on preferred stock .........        951,312  (q)            --               951,312
                                           ----------               --------   ---------------
    Net income (loss)
     attributable common
     shareholders   ..................  $  (9,235,655)              $ --       $    (9,585,488)
                                       ==============               ========   ===============
Earnings (loss) per share ............                                         $         (1.45)
                                                                               ===============
Weighted average common and
 common equivalent shares
 outstanding  ........................                                               6,611,700 (p)
                                                                               ===============

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

                 Unaudited Pro Forma Consolidated Balance Sheet
                            As of September 30, 1997
                                     Assets

                                                             Pro Forma           Pro Forma
                                            Antigua         Adjustments         Adjustments
                                           Enterprises       Related to          Related to                Pro Forma
                                              Inc.         Acquisition(a)         Offering                Consolidated
                                              ----         --------------         --------                ------------
Current assets
   Cash  ..............................   $    223,470           $ --             $  1,096,183  (n)        $  1,319,653
   Accounts receivable -- net .........      7,235,634             --                       --                7,235,634
   Inventory   ........................      7,824,560             --                       --                7,824,560
   Prepaid assets .....................        148,536             --                       --                  148,536
   Deferred loan fees   ...............      2,127,995             --                  (608,694) (h)            164,506
                                                                                     (1,354,795) (i)
   Deferred stock offering
    expenses   ........................        247,579             --                  (247,579)  (o)               --
                                          ------------           ----------       -------------            ------------
   Total current assets ...............     17,807,774             --                (1,114,885)             16,692,889
Property and equipment net ............      2,771,842             --                       --                2,771,842
Licenses -- net of amortization  ......     18,342,029             --                       --               18,342,029
Other assets   ........................         21,675             --                       --                   21,675
                                          ------------           ----------       -------------            ------------
                                          $ 38,943,320           $ --             $  (1,114,885)           $ 37,828,435
                                          ============           ==========       =============            ============

                      Liabilities and Shareholders' Equity



                                                               Pro Forma           Pro Forma
                                              Antigua         Adjustments         Adjustments
                                             Enterprises       Related to         Related to             Pro Forma
                                                Inc.          Acquisition          Offering             Consolidated
                                                ----          -----------          --------             ------------
Current liabilities
   Current portion of long term
    debt   ..............................    $    752,628         $ --           $          --           $     752,628
   Revolving credit line  ...............       6,380,355           --                      --               6,380,355
   Notes payable to bridge lenders,
    net of discount .....................       4,158,106           --               (5,520,000) (n)               --
                                                                                      1,361,894  (l)
   Current portion of notes payable
    to sellers   ........................         287,800           --                 (287,800) (n)               --
   Convertible debentures, net of
    discount  ...........................       2,923,723           --                      --               2,923,723
   Accounts payable .....................       1,981,856           --                 (247,579) (o)         1,734,277
   Accrued liabilities ..................       2,931,858           --                 (600,000) (n)         2,331,858
   Accrued loan fees due to officer
    or director  ........................       2,131,826           --                      --               2,131,826
                                             ------------         ---------      --------------          -------------
   Total current liabilities ............      21,548,152           --               (5,293,485)            16,254,667
Due to directors and officers   .........         310,881           --                      --                 310,881
Long term debt   ........................       1,510,281           --                      --               1,510,281
Notes payable to seller   ...............       5,994,267           --               (5,994,267) (n)               --
Preferred stock, net of discount   ......       4,460,821           --               (2,000,000) (n)         2,906,147
                                                                                        445,326  (k)
Common stock subject to repurchase       .        301,200           --                      --                 301,200
Shareholders' equity --
   Common stock  ........................       7,437,131           --              15,498,250  (n)         22,935,381
   Additional paid in capital   .........       5,983,556           --                      --               5,983,556
   Retained earnings   ..................      (8,602,969)          --                (608,694) (h)        (12,373,678)
                                                                                    (1,361,894) (i)
                                                                                    (1,354,795) (l)
                                                                                      (445,326) (k)
                                                                                 --------------
   Total shareholders' equity   .........       4,817,718           --               11,727,541             16,545,259
                                             ------------         ---------      --------------          -------------
                                             $ 38,943,320         $ --           $   (1,114,885)         $  37,828,435
                                             ============         =========      ==============          =============

       See Notes to Unaudited Pro Forma Consolidated Financial Statements

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(a) The pro forma consolidated financial statements reflect the AGI acquisition, which was accounted for as a purchase. See "The Acquisition and Related Financing." The purchase price and the estimated allocation of such costs is as follows:



       Purchase price components:
          Cash paid to sellers   .......................................  $12,636,482
          Notes payable to sellers  ....................................    6,378,000
          Preferred stock issued to sellers  ...........................      250,000
          Assets of AGI distributed to the sellers .....................      134,706
          Amounts to be paid to the sellers  ...........................      759,656
          Transaction costs   ..........................................    2,920,360
                                                                          -----------
       Total purchase price   ..........................................   23,079,204
       Book value per historical financial statements ..................    4,677,674
                                                                          -----------
       Excess of purchase price over net book value of assets acquired    $18,401,530
                                                                          ===========
       Allocated to:
          Licenses (i)  ................................................  $18,473,933
          Inventory (ii)   .............................................     (488,957)
          Eliminate LIFO reserve (iii) .................................      186,221
          Accrued interest (iv)  .......................................      230,333
                                                                          -----------
                                                                          $18,401,530
                                                                          ===========


     (i) The excess purchase price has been allocated to the identified intangible assets consisting of the license agreements with the major league professional sports team organizations.

     (ii) As part of the allocation process, inventory carrying value has been reduced to net realizable value for those items the new management has decided to liquidate rather than sell through normal close out channels.

     (iii) To eliminate the LIFO reserve as FIFO will be adopted.


     (iv) To eliminate accrued interest that is no longer payable as the principal on the debt has been paid in connection with the acquisition. The note agreement provides for forgiveness of interest if paid before December 31, 1997.


(b) To adjust payroll and employee benefits for the effects of the former owner of AGI not being employed by the Company, and being retained as a consultant, net of the additional costs of the new CEO.

(c) Reflects the amortization expense resulting from the allocation of the excess purchase price of AGI to licenses. Licenses are amortized on a straight line basis over 25 years.

(d) To adjust interest expense on the bridge loans made to complete the acquisition as if they were made on January 1, 1996. The term of these loans is either on or three years. The loan fees of $903,305 and loan discounts of $1,942,000 are amortized over the term of the loans beginning January 1, 1996. The historical charges in 1997 for amortization of loan fees and loan discounts are reduced to the extent they are amortized in 1996.



                                               Year Ended         Nine Months Ended
                                            December 31, 1996     September 30, 1997
                                            -----------------     ------------------
     Interest expense .....................     $  687,600            $  307,974
     Amortization of loan fees ............        809,557              (257,471)
     Amortization of loan discounts  ......      1,693,345              (481,598)
                                                ----------            ----------
                                                $3,190,502            $ (431,095)
                                                ==========            ==========

(e) To adjust interest expense on the seller notes made to complete the acquisition as if they were made on January 1, 1996. The term of these loans is two or three years. Loan fees of $1,500,000 are the amounts paid to related parties for their guarantee of the payment of the principal and interest. These fees are amortized over the term of the loans, beginning January 1, 1996.



                                          Year Ended         Nine Months Ended
                                       December 31, 1996     September 30, 1997
                                       -----------------     ------------------
     Interest expense  ...............     $  526,185             $239,706
     Amortization of loan fees  ......        500,000              229,794
                                           ----------             --------
                                           $1,026,185             $469,500
                                           ==========             ========

(f) To adjust interest expense on the convertible debentures issued to complete the acquisition as if they were issued on January 1, 1996. The term of these debentures is twelve or fifteen months. Discounts of $2,271,372 are amounts incurred in connection with the placement of the debentures. These discounts are amortized over the twelve month term beginning January 1, 1996. The historical charges in 1997 for amortization of loan fees are reduced to the extent they are amortized in 1996.



                                               Year Ended         Nine Months Ended
                                            December 31, 1996     September 30, 1997
                                            -----------------     ------------------
     Interest expense .....................     $  723,254            $  334,301
     Amortization of loan discounts  ......      2,721,372              (823,405)
                                                ----------            ----------
                                                $3,444,626            $ (489,104)
                                                ==========            ==========

(g) To adjust interest expense on short-term loans made in connection with the acquisition as if they were made on January 1, 1996.



                                 Year Ended         Nine Months Ended
                              December 31, 1996     September 30, 1997
                              -----------------     ------------------
     Interest expense  ......      $631,826              (631,826)
                                   ========              ========

(h) Reflects the elimination of unamortized deferred loan fees of $608,694 on the bridge debt, as a result of the pay off of the related debt with offering proceeds.

(i) Reflects the elimination of unamortized discounts of $1,361,894 on the bridge debt, as a result of the pay off of the related debt with offering proceeds.

(j) Reflects the elimination of unamortized deferred loan fees of $1,354,795 on the seller notes, as a result of the pay off of the related debt with offering proceeds.

(k) Reflects the elimination of unamortized discounts of $445,326 on the preferred stock which is redeemed with the proceeds of the offering. The holders of these preferred shares have notified the Company of their intention to exercise their right of redemption.

(l) Reflects elimination of interest expense incurred on the notes to the majority stockholder as these notes were paid off in connection with the acquisition.

(m) No provision for income taxes has been made for AGI on the historical statements, since AGI elected S Corporation status. Pro forma amounts are presented at a 40% tax rate assuming AGI was a C Corporation. The resulting tax provision is offset by a pro forma adjustment, since there is a pro forma consolidated loss.

(n) The adjustment reflects the estimate of the net proceeds and use of proceeds of this offering. See "Use of Proceeds".


          Proceeds of this offering   ......                  $ 18,000,000
          Expenses of the offering .........                    (2,501,750)     $15,498,250
                                                              ------------
          Use of proceeds --
          To pay off bridge loans  .........                     5,520,000
          To pay off seller notes --
               Current portion .............     287,800
               Long-term portion  ..........   5,994,267         6,282,067
                                               ---------
               To redeem preferred stock   .                     2,000,000
               To pay off profits bonus to seller
                 and accrued liabilities  ..                       600,000       14,402,067
                                                                   ------------ -----------
               Net cash received  ..........                                    $ 1,096,183
                                                                                ===========

(o) Reflects the elimination of deferred stock offering expenses and related accounts payable.

(p) Weighted average shares outstanding reflects the 3,000,000 shares to be issued in this offering. Common stock equivalents are excluded as their inclusion is non dilutive.

(q) Adjusts dividends on the preferred shares as if they were outstanding as of January 1, 1996.
                                       32

                             SELECTED FINANCIAL DATA


     The selected financial data of AGI as of and for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 are derived from the Financial Statements of AGI, which have been audited by Arthur Andersen LLP, independent public accountants. The selected financial data of AEI as of and for the years ended December 31, 1993, 1994 and 1995 are derived from the Financial Statements of AEI, which have been audited by BDO Dunwoody, chartered accountants. The selected financial data of AEI as of and for the year ended December 31, 1992 are derived from the Financial Statements of AEI, which have been audited by Loewen Stronach & Co., Chartered Accountants. The selected financial data of AEI as of and for the year ended December 31, 1996 are derived from the Financial Statements of AEI, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data should be read in conjunction with the Financial Statements and the Notes thereto appearing elsewhere in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data as of and for the three months ended March 31 and nine months ended September 30, 1996 and 1997 have been derived from the unaudited financial statements of AGI and AEI, which, in the opinion of management, have been prepared on a basis consistent with the audited information and include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the information set forth therein. Results of operations for the three months ended March 31 and nine months ended September 30, 1996 and 1997 may not necessarily be indicative of the results to be expected for the entire year or any other period. The Financial Statements are denominated in United States dollars.





                                                               Year Ended December 31,
                                            ----------------------------------------------------------
                                             1992        1993          1994         1995       1996
                                             ----        ----          ----         ----       ----
Statement of Operations Data -- AEI:                               (in thousands)
Net sales .................................  $   131      $  404       $ 1,793     $  1,843    $ 2,858
Cost of sales   ...........................      153         331         1,669        1,699      2,263
                                             -------      ------       -------     --------    -------
   Gross profit ...........................      (22)         73           124          144        595
Selling expenses   ........................       50          67           163          250        259
General and administrative expenses  ......      317         622           789          962        988
Amortization of licenses ..................       --          --            --           --         --
Expenses related to financings ............       --          --            --           --         --
                                             -------      ------       -------     --------    -------
   Income (loss) from operations  .........     (389)       (616)         (828)      (1,068)      (652)
Interest expense   ........................       --         (26)          (41)         (86)      (161)
Other income (expense)   ..................        6          (3)          (43)          61         91
                                             -------      ---------    -------     --------    -------
   Net income (loss)  .....................  $  (383)     $ (645)      $  (912)    $ (1,093)   $  (722)
                                             =======      ========     =======     ========    =======

                                               Nine Months Ended
                                                 September 30,
                                            ---------------------
                                             1996         1997
                                             ----         ----
                                                  (unaudited)
Statement of Operations Data -- AEI:
Net sales .................................  $ 1,970     $ 15,769
Cost of sales   ...........................    1,533       10,274
                                             -------     --------
   Gross profit ...........................      437        5,495
Selling expenses   ........................       98        2,384
General and administrative expenses  ......      629        2,021
Amortization of licenses ..................       --          207
Expenses related to financings ............       --          672
                                             -------     --------
   Income (loss) from operations  .........     (290)         211
Interest expense   ........................      (82)      (3,566)
Other income (expense)   ..................       --           68
                                             -------     --------
   Net income (loss)  .....................  $  (372)    $ (3,287)
                                             =======     ========


                                                                                                          Three Months Ended
                                                           Year Ended December 31,                             March 31,
                                       ---------------------------------------------------------------- -----------------------
                                         1992         1993         1994         1995         1996        1996        1997
                                         ----         ----         ----         ----         ----        ----        ----
                                                                                                              (unaudited)
Statement of Operations Data -- AGI:                                        (in thousands)
Net sales  ...........................  $ 31,279     $ 32,019     $  31,794    $ 31,403     $ 33,510     $ 6,455     $ 9,219
Cost of sales ........................    21,072       21,565        25,504      20,826       22,491       4,582       5,951
                                        --------     --------     ---------    --------     --------     -------     -------
   Gross profit  .....................    10,207       10,454         6,290      10,577       11,019       1,873       3,268
Selling expenses .....................     5,741        6,071         6,424       5,688        5,843       1,114       1,433
General and administrative expenses        2,300        2,728         3,505       3,138        3,599         955       1,032
                                        --------     --------     ---------    --------     --------     -------     -------
   Income (loss) from operations   ...     2,166        1,655        (3,639)      1,751        1,577        (196)        803
Interest expense .....................      (587)        (824)       (1,037)     (1,445)      (1,343)       (332)       (297)
Other income (expense) ...............       203          361           348         434          386          58          44
                                        --------     --------     ---------    --------     --------     -------     -------
   Income (loss) before
     extraordinary item   ............     1,782        1,192        (4,328)        740          620        (470)        550
Extraordinary item --
 debt extinguishment   ...............       --           --            --          --           --           --        (354)
                                        --------     --------     ---------    --------     --------     -------     -------
Net income (loss)(1)   ...............  $  1,782     $  1,192     $  (4,328)   $    740     $    620     $  (470)    $   196
                                        ========     ========     =========    ========     ========     =======     =======

                                                              Year Ended      Nine Months Ended
                                                             December 31,       September 30,
                                                                 1996               1997
                                                                 ----               ----
                                                                                 (unaudited)
          Statement of Operations Data --
           Company Pro Forma(2):                                        (in thousands)
                   Net sales  ..............................   $  36,368           $ 33,950
                   Cost of sales ...........................      24,753             22,010
                                                               ---------           --------
                      Gross profit  ........................      11,615             11,940
                   Selling expenses ........................       6,103              5,282
                   General and administrative expenses   ...       4,279              3,854
                   Amortization of licenses  ...............         739                554
                   Expenses related to financings  .........         --                 673
                                                               ---------           --------
                      Income from operations ...............         494              1,577
                   Interest expense ........................      (9,605)            (2,967)
                   Other income (expense) ..................         476                261
                                                               ---------           --------
                      Income (loss) before income taxes  ...      (8,634)            (1,129)
                   Provision for income taxes   ............         --                 --
                                                               ---------           --------
                      Net income (loss)   ..................   $  (8,634)          $ (1,129)
                                                               =========           ========


                                                                      December 31,
                                                  ---------------------------------------------------- September 30,
                                                   1992      1993     1994      1995        1996           1997
                                                   ----      ----     ----      ----        ----           ----
                                                                                                        (unaudited)
Balance Sheet Data: AEI                                                     (in thousands)
Cash and cash equivalents   .....................  $   --      144    $   90    $      2    $    666     $    223
Working capital (deficit)   .....................    (234)     (52)     (131)       (608)       (918)      (3,740)
Total assets ....................................     608      621       909         465       2,908       38,943
Short term debt .................................      81       50       128         200       1,432       14,503
Long term debt, excluding preferred stock  ......      --      314       432         136          49        7,815
Preferred stock .................................      --       --        --          --          --        4,461
Shareholders' equity  ...........................      51     (138)     (637)     (1,439)     (1,069)       4,818


                                                    December 31,
                              ---------------------------------------------------------    March 31,
                               1992        1993        1994        1995        1996          1997
                               ----        ----        ----        ----        ----          ----
                                                                                          (unaudited)
Balance Sheet Data: AGI                                    (in thousands)
Cash and cash equivalents ...  $   318     $   120     $   120     $    17     $    94      $   131
Working capital  ............    5,236      10,955         786       4,732       4,797        5,450
Total assets  ...............   19,070      21,599      17,992      18,258      15,753       16,469
Short term debt  ............    7,987       4,856      10,658       7,756       5,946        6,358
Long term debt   ............    1,130       7,681       1,645       3,374       2,465        2,940
Shareholders' equity   ......    7,056       7,024       2,395       4,135       4,756        4,952


                                                                               September 30,
                                                                                   1997
                                                                                   ----
                                                                               (unaudited)
                                                                              (in thousands)
              Balance Sheet Data -- Company Pro Forma(2):
              Cash and cash equivalents  ....................................     $ 1,320
              Working capital   .............................................         438
              Total assets   ................................................      37,828
              Short term debt   .............................................      10,057
              Long term debt ................................................       1,821
              Preferred stock and common shares subject to repurchase  ......       3,207
              Shareholders' equity ..........................................      16,545


------------
(1) Net income (loss) of The Antigua Group, Inc. ("AGI") does not include any provision for income tax because AGI operated as an S Corporation prior to the Acquisition.

(2) On a pro forma basis, as adjusted to give effect to the application of the net proceeds of this offering in the manner described in "Use of Proceeds." See "Unaudited Pro Forma Consolidated Financial Statements."

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


     The following information includes forward-looking statements, the realization of which may be impacted by certain important factors discussed under "Important Factors Related to Forward-Looking Statements and Associated Risks."


     Through  a  series  of strategic acquisitions and divestitures, the Company has  shifted  from  its  origins  of  manufacturing  molded  and printed plastic products to designing, screen printing or embroidering, and marketing a full line of men's and women's sportswear and lifestyle apparel and accessories. The Company entered the apparel business in 1993 with the acquisition of a screen printing company. The Company began selling both (i) screen printing services on apparel provided by customers and (ii) apparel purchased and printed by the Company. Beginning in 1994, the Company expanded its apparel operations by providing personalized, printed fleece products for a national retailer's catalog business. When the retailer discontinued this catalog category in 1995, the Company leveraged its experience to sell screen printing services and apparel to other corporate customers. The Company also acquired an embroidering machine in 1995 to sell embroidery-embellished apparel without subcontracting. The Company further expanded its customer base with the January 1996 acquisition of the assets of CHL Services, a broker of customized sportswear and lifestyle apparel and plastic sports accessories for Canadian Junior Hockey and corporate customers. In June 1997, the Company dramatically expanded its embroidered apparel business with the acquisition of AGI, which is the subsidiary through which the Company currently conducts its primary operations.


     The following discussion and analysis of financial condition and results of operations of AGI and AEI should be read in conjunction with their respective Financial Statements, including the related notes thereto, appearing elsewhere herein.



ANTIGUA ENTERPRISES INC.

     AEI became the corporate parent of AGI on June 16, 1997. Results from AGI after that date are included in AEI's consolidated financial statements. At the time of the acquisition, AEI derived most of its revenue from the service of creating  and  applying  printed  and embroidered designs on apparel through its
CHL Services division and SEI subsidiary. AEI sells its services primarily through its internal sales force. Approximately 25% of AEI's 1996 sales were through contracts by which AEI added designs to apparel provided by customers, with the remaining 75% from full-content orders for which AEI sold both the apparel and the design embellishment to customers. Because AEI typically purchases any blank apparel needed after an order is placed and fills orders in approximately two weeks, it operates with little inventory or backlog. When necessary to meet its production cycle commitments to customers, AEI subcontracts certain design, embroidery or printing operations. If AEI cannot purchase sufficient blanks to fulfill an order, it will cancel the remaining portion of the order and request the customer to re-order the balance in the future. In late 1996, AEI began warehousing finished inventory to provide order-fulfillment services for customers who offer apparel to employees as uniforms or through customized catalogs.

     AEI recognizes revenue from the sale of a product at the time it is shipped to the customer. Orders placed with AEI are cancelable until the product is altered with printing or embroidery. AEI's warehoused finished goods for its order-fulfillment programs must be purchased by the customer annually or at the termination of a warehousing agreement. AEI's net sales consist of gross revenues less returns, early payment discounts and adjustments for customer discrepancy claims. Cost of goods sold includes the purchase cost of blank material, embroidery and screen printing supplies and services, direct labor, costs of subcontracted operations, and product shipping and handling expenses. AEI's selling expenses consist of sales force commissions, royalties and marketing. General and administrative expenses primarily consist of management and administrative staff expenses, depreciation and amortization and bad debt expense.
                                       35

Results of Operations

     The following table sets forth, for the periods indicated, certain historical financial data for AEI as a percentage of net sales:


                                                                Year Ended December 31,
                                            ---------------------------------------------------------------
                                              1992          1993          1994        1995        1996
                                              ----          ----          ----        ----        ----
Statement of Operations Data:
Net sales .................................     100.0%        100.0%       100.0%      100.0%      100.0%
Cost of sales   ...........................     116.8%         81.9%        93.1%       92.2%       79.2%
                                               ------        ------        -----       -----       -----
Gross profit ..............................    ( 16.8%)        18.1%         6.9%        7.8%       20.8%
Selling expenses   ........................      38.1%         16.6%         9.1%       13.5%        9.1%
General and administrative expenses  ......     242.1%        154.0%        44.0%       52.2%       34.6%
Amortization of licenses ..................        --            --           --          --          --
Expenses related to financings ............        --            --           --          --          --
                                               ------        ------        -----       -----       -----
Income (loss) from operations  ............    (297.0%)      (152.5%)      (46.2%)     (57.9%)     (22.8%)
Interest expense   ........................        --           6.4%         2.3%        4.7%        5.6%
Other income (expense)   ..................       4.6%       (  0.7%)      ( 2.4%)       3.3%        3.2%
                                               ------        ------        -----       -----       -----
Net Income (loss)  ........................    (292.4%)      (159.6%)      (50.9%)     (59.3%)     (25.3%)
                                               ======        ======        =====       =====       =====



                                               Nine Months Ended
                                                 September 30,
                                            -----------------------
                                              1996       1997
                                              ----       ----
Statement of Operations Data:
Net sales .................................    100.0%      100.0%
Cost of sales   ...........................     77.8%       65.2%
                                               -----       -----
Gross profit ..............................     22.2%       34.8%
Selling expenses   ........................      5.0%       15.1%
General and administrative expenses  ......     31.9%       12.8%
Amortization of licenses ..................       --         1.3%
Expenses related to financings ............       --         4.3%
                                               -----       -----
Income (loss) from operations  ............    (14.7%)       1.3%
Interest expense   ........................      4.2%       22.6%
Other income (expense)   ..................       --          .4%
                                               -----       -----
Net Income (loss)  ........................    (18.9%)     (20.8%)
                                               =====       =====

Comparison of the Nine Months Ended September 30, 1996 and 1997

     Net Sales. Net sales for the nine months ended September 30, 1997 were $15.8 million, an increase of $13.8 million, or 690%, from $2.0 million in the same nine months in 1996. Included in the 1997 figure is approximately $14.1 million of post-acquisition sales by AGI. This increase in sales was offset by a decrease in sales by CHL Services as AEI discontinued unprofitable products, primarily brokered hockey uniforms and pucks. However, sales by SEI increased as it expanded its customer base, including new customers attracted by the inventory SEI could purchase from AGI.

     Gross Profit. AEI's gross profit for the nine months ended September 30, 1997 was $5.5 million, an increase of $5.1 million or 1,157%, from $437,497 in the same nine months in 1996. Gross profit as a percentage of net sales increased 57%, from 22.2% in the first nine months of 1996 to 34.8% in the same period in 1997. This increase in gross profit is due to higher margins on sales by AGI, and lower cost of materials as CHL Services discontinued certain brokered products and obtained screen printing services from SEI rather than independent contractors. AEI's direct labor costs increased in 1997, but the costs were spread over a greater sales volume.

     Selling Expenses. Selling expenses for the nine months ended September 30, 1997 were $2.4 million, an increase of $2.3 million, or 2,339%, from $97,710 in the same nine months in 1996. Selling expenses as a percent of net sales increased 202%, from 5.0% in the first nine months of 1996 to 15.1% in the same period in 1997. This increase was due to the inclusion of AGI's selling expenses and a shift toward a greater percentage of commissioned sales in AEI's other businesses.

     General and Administrative Expenses. General and administrative expenses for the nine months ended September 30, 1997 were $2.0 million or 12.8% of net sales, an increase of $1.4 million, or 221%, from $629,505 or 31.9% of net sales in the same nine months in 1996. The increase was the result of the inclusion of general and administrative expenses of AGI following the Acquisition. The increase was offset by the need for only one audit for AEI in 1997. A second audit occurred in 1996 because the annual shareholders meeting was held late in the year, and VSE rules require a second audit for shareholders to receive audited financial statements dated within the specified period. General and administrative expenses as a percentage of net sales decreased 59.9%. This decrease was primarily because of the need for only one audit in 1997 and the lower rate of expenses incurred by AGI.

     Income from Operations. Income (loss) from operations for the nine months ended September 30, 1997 was $211,137 or 1.3% of net sales, an increase of $500,855, or 173%, from $(289,718) or (14.7%) of net sales in the same nine months in 1996. This increase was primarily due to the inclusion of income from AGI and expenses related to financings.

     Interest Expense. Interest expense for the nine months ended September 30, 1997 was $3.6 million or 22.6% of net sales, an increase of $3.5 million, or 4,245%, from $82,438 or 4.2% of net sales in the same nine months in 1996. This increase was due to interest on debt incurred to finance the Acquisition, the inclusion of interest expense of AGI and interest on working capital advances from officers and employees required to supplement unprofitable operations. See "Certain Relationships and Related Transactions."


Comparison of Years Ended December 31, 1995 and 1996

     Net Sales. Net sales for 1996 were $2.9 million, an increase of $1.1 million, or 61.1%, from $1.8 million in 1995. This increase was primarily attributable to the acquisition of CHL Services in January 1996, by which AEI expanded the customer base for its apparel operations and augmented CHL's product offerings with SEI's printing and embroidering services. The increase also was due to expanded customer base of AEI's previously existing business and an increase in the amount of product purchased per customer.

     Gross Profit. Gross profit in 1996 was $594,962 or 20.8% of net sales, an increase of $450,881, or 313%, from $144,081 or 7.8% of net sales in 1995. This increase was due to AEI's ability to negotiate higher margins on its apparel business as its reputation and customer base grew, spreading fixed costs over higher sales volume and an increase of the sales price of AEI's products. The increase also is attributable to improved quality control and production efficiency. AEI significantly reduced the incidence of defective products as it discontinued a club sports uniform program experiencing high returns. AEI reduced its product defect rate in 1996 by improving procedures for communicating customer design concepts to manufacturing personnel.

     Selling Expenses. Selling expenses for 1996 were $259,109, an increase of $9,675, or 3.9%, from $249,434 in 1995. Selling expenses as a percentage of net sales decreased 32.6%, from 13.5% of net sales in 1995 to 9.1% of net sales in 1996. In 1995, AEI incurred significant selling expenses associated with hiring and training a professional sales force. These expenses decreased in 1996 because AEI terminated unproductive sales personnel, and existing personnel increased their productivity as they began to develop repeat customers. AEI also changed the compensation structure for the remaining sales force from salary to commission.

     General and Administrative Expenses. General and administrative expenses in 1996 were $987,548, an increase of $25,220, or 2.6%, from $962,328 in 1995.
General and administrative expenses as a percentage of net sales decreased 33.7%, from 52.2% in 1995 to 34.6% in 1996. This decrease was due to a reduction in administrative personnel offset by the addition of expenses incurred by the acquisition of CHL Services and the need for a second audit. Bad debt expense also decreased due to an increase in orders from customers with more reliable payment patterns and the termination of the club sports uniform program which had unfavorable bad debt experience.

     Interest Expense. Interest expense was $160,864 or 5.6% of net sales in 1996, an increase of $75,011, or 87.4%, from $85,853 or 4.7% of net sales in 1995. This increase was due to the incidence and servicing of debt incurred to finance continued operations and the increased cost of factoring receivables. AEI discontinued factoring in May 1996.


Comparison of Years Ended December 31, 1994 and 1995

     Net Sales. Net sales for 1995 were $1.8 million, an increase of $50,085, or 2.8%, from 1994. This increase was due to larger volume of units sold offset by the discontinuance of AEI's customized fleece printing program with a national retailer.

     Gross Profit. Gross profit in 1995 was $144,081, an increase of $20,309, or 16.4%, from $123,772 in 1994. Gross profit as a percentage of sales increased 13.0%, from 6.9% in 1994 to 7.8% in 1995. This increase was due to a shift toward more profitable full-content apparel orders and the termination of most molded plastic product lines. AEI's manufacturing personnel turnover also decreased in 1995. These margin increases were offset by a one-time expense of approximately $200,000 resulting from the termination of patented plastic product inventory.

     Selling Expenses. Selling expenses in 1995 were $249,434, an increase of $86,765, or 53.3%, from $162,669 in 1994. Selling expenses as a percentage of net sales increased 48.4%, from 9.1% in 1994 to 13.5% in 1995. This increase was due to expenses associated with hiring and training a professional sales force.

     General and Administrative Expenses. General and administrative expenses in 1995 were $962,328, an increase of $173,333, or 22.0%, from $788,995 in
1994. General and administrative expenses as a percentage of net sales increased 18.6%, from 44.0% in 1994 to 52.2% in 1995. This increase was due to bad debt resulting from uncollectible receivables associated with unproductive sales people and a new club sports uniform program offered through a membership warehouse. AEI also incurred high liability insurance premiums for a skate board product sold in 1995 and made more extensive use of a temporary service to provide accounting staff during that year.

     Interest Expense. Interest expense in 1995 was $85,853 or 4.7% of net sales, an increase of $44,663, or 108%, from $41,190 or 2.3% of net sales in 1994. This increase was due to the incidence and servicing of debt incurred to finance continued operations.


Liquidity and Capital Resources

     AEI's capital needs have fluctuated throughout its history with the requirements of the businesses operated at the time. AEI has historically financed its operations through private equity sales to and advances from AEI's principals and investors. Such funds have been supplemented by proceeds from factoring receivables through May 1996. This capital was sufficient to operate AEI's business until 1996 when the Company began private equity placements in connection with the Acquisition. AEI used significant debt to finance the Acquisition. This debt is carried on the financial statements of AGI because the lenders require payment primarily from AGI. See "Management's Discussion and Analysis of
Financial Condition and Results of Operation -- The Antigua Group, Inc. -- Liquidity and Capital Resources" below. For a description of governmental economic fiscal, monetary, or potential policies or factors that could materially affect, directly or indirectly, the operations of the Company or an investment by United States nationals in the Company, see "Certain Income Tax Considertions -- Certain Canadian Federal Income Tax Considerations" and "Canadian Governmental Regulation."

     Net  cash used in operations was $628,639, $699,373, $746,389 and $,682,382 in 1994, 1995, 1996 and the first nine months of 1997, respectively. The cash use is primarily attributable to unprofitable operations. AEI also expended significant cash to accumulate funds for the Acquisition. AEI's payables increased in 1996 with the acquisition of CHL Services.

     AEI intends to rely on inventory and receivables financing to satisfy its working capital requirements for at least the next twelve months. AEI believes that it will continue to experience increased receivables and inventory as it generates larger corporate customers who demand longer payment terms and as it continues to shift its product mix toward higher-margin order-fulfillment programs. There can be no assurance, however, that AEI will not require additional capital in the future, particularly for replacement of equipment and acquisition of new equipment to support anticipated growth. The terms of the financing for the Acquisition prohibit use of funds from AGI to support AEI's other operations. Therefore, if AEI were required to obtain additional financing in the future, there can be no assurance that such sources of capital will be available on terms favorable to the Company, if at all. See "Risk Factors -- Limited Capital Resources; Leverage; Events of Default" and "Risk Factors -- Limitations on Distributions from AGI to AEI."

     AEI has incurred significant expenditures to comply with the reporting and listing requirements associated with maintaining a public market for its Common Shares on the VSE. AEI expects that these expenditures will increase as it seeks to comply with the requirements to maintain a public market for its shares in the United States. However, because these expenses will be supported by significantly more revenues due to the Acquisition, their relative impact may not be as significant in the future.

     The terms of the Acquisition require that AEI pay AGI's former principal shareholder the equivalent of all AGI profits earned from April 1, 1997 until June 16, 1997. AEI has accounted for this obligation as an accrued liability. See "The Acquisition and Related Financing." This approximately $700,000 obligation is to be paid quarterly, and the first payment was due on September 16, 1997. AEI was unable to make the entire payment at that time but such obligation has since been paid in full. With the permission of its line of credit lender, AGI made the required December 16, 1997 payment to Mr. Dooley late. The terms of the Acquisition accelerate payment of any amount remaining on the approximate $700,000 obligation to Mr. Dooley upon certain securities offerings of the Company, and the Company anticipates satisfying such obligation from the net proceeds of this offering. The terms of AGI's borrowing agreements do not permit AGI to make payments to AEI to satisfy this obligation to Mr. Dooley. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- The Antigua Group, Inc. -- Liquidity and Capital Resources." If the Company were unable to meet this obligation to Mr. Dooley with net proceeds of this offering, the Company would need additional financing to satisfy the obligation, and there can be no assurance that such financing would be available, or, if available, that such financing would be on terms favorable to the Company.

     Additional obligations associated with AEI's operations include: (i) a note payable to Texas Commerce Bank with a principal balance of $8,000 as of September 30, 1997 bearing interest at 10% per year; (ii) a $2,000 monthly payment to the State of Texas continuing until March 1998 representing delinquent sales taxes and penalties incurred as the result of AEI's acquisition of Promo, Inc. in 1993; (iii) a note to a Director with a principal and accrued interest balance of $136,130 as of September 30, 1997, due on demand, bearing interest at 7% per year; and (iv) an aggregate of $174,751 in 10% interest notes due on demand after June 1998 by Directors or shareholders. Additionally, AEI has approximately $3,500 in monthly commitments under existing capital equipment leases. AEI has defaulted on payment of an approximately $100,000 obligation to Sea/Q of America, Inc. ("Sea/Q"). Sea/Q commenced suit to recover this amount but has agreed not to pursue this claim until after February 15, 1998, in consideration for the Company having caused the transfer of warrants to Sea/Q. See "Business -- Legal Proceedings." The Company anticipates satisfying the obligation to Sea/Q from proceeds of this offering. See "Use of Proceeds." The terms of AGI's borrowing agreements do not permit AGI to make payments to AEI to satisfy this obligation. If the Company were unable to meet the obligation to Sea/Q with net proceeds of this offering, the Company would need additional financing to satisfy the obligation, and there can be no assurance that such financing would be available, or, if available, that such financing would be on terms favorable to the Company. The Company's principal financing agreements contain cross default provisions, and nonpayment of the obligation to Sea/Q, or the institution of proceedings by Sea/Q, or both, created a primary default under at least one of its principal financing agreements and may have created cross defaults under other principal financing agreements. Waivers from lenders with respect to the event, or events, of default have been obtained. AGI previously sought and obtained waivers from two lenders in connection with financial reporting requirements and capital expenditure limits. See "Management's Discussion and Analysis of
Financial Condition and Results of Operations -- The Antigua Group, Inc. -- Liquidity and Capital Resources."
                                       39

Quarterly Results and Seasonality

     The following table presents certain unaudited consolidated financial information for fiscal 1995, 1996 and applicable quarters of fiscal 1997. In the opinion of the Company, this information has been prepared on the same basis as the audited consolidated financial statements appearing elsewhere in this prospectus and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the unaudited quarterly results set forth herein. Operating results for any quarter are not necessarily indicative of results for any future period or for a full fiscal year. See "Important Factors Related to Forward-Looking Statements and Associated Risks."


AEI

                                                                   Three months ended
                              ---------------------------------------------------------------------------------------------
                                                   1995                                           1996
                              ---------------------------------------------- ----------------------------------------------
                              Mar. 31     June 30     Sept. 30   Dec. 31     Mar. 31     June 30     Sept. 30   Dec. 31
                              -------     -------     --------   -------     -------     -------     --------   -------
                                                                     (in thousands)
Net sales  ..................  $   546      $ 673      $   313    $   311     $   520     $   737      $ 714     $   887
Cost of goods sold  .........      455       424           334        486         421         634        478         730
                               -------      -----      -------    -------     -------     -------      -----     -------
Gross profit  ...............       91       249           (21)      (175)         99         103        236         157
Selling, general and
 administrative expense   ...      321       186           383        322         214         338        175         519
Amortization of licenses  ...       --        --            --         --          --          --         --          --
Expenses related to
 financings   ...............       --        --            --         --          --          --         --          --
                               -------      -----      -------    -------     -------     -------      -----     -------
Income (loss) from
 operations   ...............     (230)       63          (404)      (497)       (115)       (235)        61        (362)
Other income (expense),
 net ........................      (12)         (8)        (45)        39         (40)        (30)       (13)         12
                               -------      -------    -------    -------     -------     -------      -----     -------
Net income (loss)   .........  $  (242)     $ 55       $  (449)   $  (458)    $  (155)    $  (265)     $  48     $  (350)
                               =======      ======     =======    =======     =======     =======      =====     =======



                                            1997
                              ---------------------------------
                              Mar. 31    June 30    Sept. 30
                              -------    -------    --------
Net sales  ..................  $ 550     $  2,178    $ 13,090
Cost of goods sold  .........    369        1,455       8,450
                               -----     --------    --------
Gross profit  ...............    181          673       4,640
Selling, general and
 administrative expense   ...    206          839       3,360
Amortization of licenses  ...     --           28         179
Expenses related to
 financings   ...............     --          672          --
                               -----     --------    --------
Income (loss) from
 operations   ...............    (25)        (870)      1,101
Other income (expense),
 net ........................     10       (1,146)     (2,361)
                               -----     --------    --------
Net income (loss)   .........  $ (15)    $ (2,016)   $ (1,260)
                               =====     ========    ========


                                                               (as a percentage of sales)
                          ----------------------------------------------------------------------------------------------------
                                                 1995                                              1996
                          -------------------------------------------------- -------------------------------------------------
                           Mar. 31     June 30    Sept. 30      Dec. 31       Mar. 31      June 30     Sept. 30    Dec. 31
                           -------     -------    --------      -------       -------      -------     --------    -------
Gross profit ............     16.7%       37.0%       -6.7%        -56.3%        19.0%        14.0%       33.1%       17.7%
Income (loss) from
 operations  ............    (42.1%)       9.4%     (129.1%)      (159.8%)      (22.1%)      (31.9%)       8.5%      (40.8%)
Net income (loss)  ......    (44.3%)       8.2%     (143.5%)      (147.3%)      (29.8%)      (36.0%)       6.7%      (39.5%)



                                          1997
                          ------------------------------------
                          Mar. 31      June 30     Sept. 30
                          -------      -------     --------
Gross profit ............    32.9%        31.6%       35.4%
Income (loss) from
 operations  ............    (4.5%)      (40.9%)       8.4%
Net income (loss)  ......    (2.7%)      (92.7%)      (9.6%)

AGI


                                             Three months ended
                               ----------------------------------------------
                                                    1995
                               ----------------------------------------------
                               Mar. 31     June 30     Sept. 30   Dec. 31
                               -------     -------     --------   -------
                                               (in thousands)
Net sales   ..................  $ 7,245     $ 7,288     $ 9,432    $ 7,457
Cost of goods sold   .........    4,918       4,907       6,063      4,937
                                -------     -------     -------    -------
Gross profit   ...............    2,327       2,361       3,369      2,520
Selling, general and
 administrative expense   .       2,358       2,178       2,391      1,898
                                -------     -------     -------    -------
Income (loss) from
 operations ..................      (31)        183         978        622
Other income (expense),
 net  ........................     (143)       (314)       (242)      (312)
                                -------     -------     -------    -------
Income (loss) before
 extraordinary item(1)  ......  $  (174)    $  (131)    $   736    $   310
                                =======     =======     =======    =======



                                                     1996                        1997
                               ------------------------------------------------ -----------
                               Mar. 31     June 30     Sept. 30     Dec. 31     Mar. 31
                               -------     -------     --------     -------     -------
Net sales   ..................  $ 6,455     $ 9,262     $ 10,476     $ 7,316     $ 9,219
Cost of goods sold   .........    4,582       6,137        6,812       4,959       5,951
                                -------     -------     --------     -------     -------
Gross profit   ...............    1,873       3,125        3,664       2,357       3,268
Selling, general and
 administrative expense   .       2,069       2,407        2,598       2,368       2,465
                                -------     -------     --------     -------     -------
Income (loss) from
 operations ..................     (196)        718        1,066         (11)        803
Other income (expense),
 net  ........................     (274)       (260)        (265)       (158)       (252)
                                -------     -------     --------     -------     -------
Income (loss) before
 extraordinary item(1)  ......  $  (470)    $   458     $    801     $  (169)    $   551
                                =======     =======     ========     =======     =======


                                        (as a percentage of sales)
                               --------------------------------------------
                                                   1995
                               --------------------------------------------
                               Mar. 31     June 30     Sept. 30   Dec. 31
                               -------     -------     --------   -------
Gross profit   ...............    32.1%       32.5%       35.7%      33.8%
Income (loss) from
 operations ..................    (0.4%)       2.5%       10.4%       8.3%
Income (loss) before
 extraordinary item(1)  ......    (2.4%)      (1.8%)       7.8%       4.2%



                                                   1996                      1997
                               -------------------------------------------- ----------
                               Mar. 31     June 30   Sept. 30   Dec. 31     Mar. 31
                               -------     -------   --------   -------     -------
Gross profit   ...............    29.0%       33.7%     35.0%      32.2%       35.4%
Income (loss) from
 operations ..................    (3.0%)       7.8%     10.2%      (0.2%)       8.7%
Income (loss) before
 extraordinary item(1)  ......    (7.3%)       4.9%      7.6%      (2.3%)       6.0%

------------
(1) Net income (loss) of AGI does not include any provision for income tax because AGI operated as an S Corporation prior to the Acquisition.


     AGI's business has been seasonal with the highest sales typically occurring in the second and third quarters of the year. The Company believes that this seasonality is the result of increased licensed apparel purchases as consumers prepare for a return to colleges that have license agreements with AGI. Such seasonality is also affected by the increased interest in licensed sports apparel during those quarters. The peak in licensed sports apparel often carries into the fourth quarter depending upon consumer interest in the teams involved in bowls and championships. AGI's golf apparel business also contributes to this seasonality as AGI's snowbelt customers increase purchases during the late first quarter and early second quarter, and sunbelt purchasers increase purchases in the late third and early fourth quarters, both in preparation for their busy seasons. AGI's corporate apparel business is less seasonal because such sales are generally one-time transactions typically resulting from trade shows, sales calls, and similar marketing efforts. Prior to the acquisition of AGI, AEI's business did not show seasonal trends because AEI's performance had been significantly impacted by the timing of major orders and significant acquisitions or dispositions. Because AGI currently is the major component of AEI's business, the Company expects AGI's seasonality to be reflected in AEI's overall performance. The Company also believes that its business is susceptible to economic cycles as its customers' spending patterns on marketing and promotional items such as those offered by the Company are expected to decrease during economic downturns. Significant variability in orders during quarters may have a material adverse impact on the Company's cash flow, and a significant decrease in orders could have a material adverse impact on the Company's results of operations of financial conditions. See "Risk Factors -- Fluctuations in Quarterly Operating Results; Seasonality."


Inflation

     The Company does not believe that inflation has had a material impact on its business during the last three years. To the extent inflation occurs in the future, the Company may not be able to pass on increased costs to customers due to competitive pressures.

THE ANTIGUA GROUP, INC.

     AGI sells quality embroidered lifestyle apparel through golf, licensed product and corporate marketing channels. The Company also generates sales from one outlet store and one company store in Arizona, which together account for less than two percent of revenues. AGI's revenue is primarily derived from the design of apparel and the value added to non-embroidered apparel by embroidering logos. AGI sells its products through a network of independent sales representatives. Beginning in 1995, AGI also developed an internal telemarketing force targeting the corporate market.


     AGI maintains a broad inventory of blank apparel to meet short turn-around demands of its customers. AGI's production cycle is typically from five to eight days. The Company also receives advance orders for delivery over 60 days from the sale. Orders are cancelable until the apparel is embroidered. Revenue is recognized at the time product is shipped to the customer. AGI's net sales consist of gross sales less discounts and credit memos for customer returns. Cost of goods sold consists primarily of the purchase cost of blank apparel, embroidery supplies and services, royalties for licensed apparel and overhead attributable to storing, handling and shipping product. AGI purchases all of its inventory as finished garments from manufacturers, to approximately 87% of which AGI adds embroidery. The remaining 13% of purchased garments are sold without embroidery. AGI's selling expenses consist primarily of sales force commissions, sales management, advertising and marketing, customer service and order coordination services to control the quality of color and placement of embroidery on the apparel. In the third quarter of 1996, AGI began accounting for order coordination services as part of the cost of goods sold. General and administrative expenses primarily consist of product development and sourcing, accounting and financial management, bad debt expense, management information services and administrative staff expenses.



Results of Operations

     The following table sets forth, for the periods indicated, certain historical financial data for AGI as a percentage of net sales:





                                                                                                             Three Months
                                                       Year Ended December 31,                              Ended March 31,
                                 -------------------------------------------------------------------   -------------------------
                                    1992          1993           1994         1995          1996           1996         1997
                                    ----          ----           ----         ----          ----           ----         ----
Statement of Operations
 Data:
Net sales   ..................      100.0%        100.0%        100.0%        100.0%        100.0%        100.0%        100.0%
Cost of sales  ...............       67.4%         67.4%         80.2%         66.3%         67.1%         71.0%         64.6%
                                    -----         -----         -----         -----         -----         -----         -----
Gross profit   ...............       32.6%         32.6%         19.8%         33.7%         32.9%         29.0%         35.4%
Selling expenses  ............       18.3%         19.0%         20.2%         18.1%         17.4%         17.3%         15.5%
General and administra-
 tive expenses                        7.3%          8.4%         11.0%         10.0%         10.7%         14.8%         11.2%
                                    -----         -----         -----         -----         -----         -----         -----
Income (loss) from
 operations ..................        7.0%          5.2%        (11.4%)         5.6%          4.7%        ( 3.0%)         8.7%
Interest expense  ............        1.9%          2.6%          3.3%          4.6%          4.0%          5.1%          3.2%
Other income (expense)  ......      ( 0.6%)       ( 1.1%)       ( 1.1%)       ( 1.4%)       ( 1.2%)       ( 0.9%)       ( 0.5%)
                                    -----         -----         -----         -----         -----         -----         -----
Income (loss) before
 extraordinary item  .........        5.7%          3.7%        (13.6%)         2.4%          1.9%        ( 7.3%)         6.0%
Extraordinary item --
 debt extinguishment .........        0.0%          0.0%          0.0%          0.0%          0.0%          0.0%          3.8%
                                    -----         -----         -----         -----         -----         -----         -----
Net income (loss)(1) .........        5.7%          3.7%        (13.6%)         2.4%          1.9%        ( 7.3%)         2.2%


------------
(1) Net income (loss) of AGI does not include any provision for income tax because AGI operated as an S Corporation prior to the Acquisition.


Comparison of the Three Months Ended March 31, 1996 and 1997

     Net Sales. Net sales for the three months ended March 31, 1997 were $9.2 million, an increase of $2.7 million, or 41.5%, from $6.5 million in the same three months in 1996. This increase in sales was primarily due to an increase in sales of licensed products as AGI became more accepted as a major supplier by the professional sports leagues. Licensed product sales also increased due to major orders from AGI's largest retailing customer, J.C. Penney. Corporate sales also increased due to the productivity of AGI's inside sales group which started in the third quarter of 1995 and had grown to twelve salespeople by the first quarter of 1997. AGI's sales in the golf distribution channel were comparable from period to period.

     Gross Profit. AGI's gross profit for the three months ended March 31, 1997 was $3.3 million or 35.4% of net sales, an increase of $1.4 million, or 74.5%, from $1.9 million or 29.0% of net sales in the same three months in 1996. Gross profit as a percentage of net sales increased 22.1%. This increase in gross profit is attributable to the decrease in the number of credit memos and customer claims corresponding with AGI's greater experience with its retail customers. AGI also sold more product at lower margins during the first quarter of 1996 to eliminate inventory as product styles and fashion changed. These style changes occur periodically throughout the industry and are based on customer demand which cannot be accurately predicted. Gross profits also increased as the costs of its garments decreased due to arrangements with new suppliers and improved relationships with existing suppliers. Increased profit margins were offset by a shift in the mix of product sales towards licensed products, which have smaller margins due to required royalty payments.

     Selling Expenses. Selling expenses for the three months ended March 31, 1997 were $1.4 million or 15.5% of net sales, an increase of $319,136, or 28.6%, from $1.1 million or 17.3% of net sales in the same three months in 1996. Expenses as a percent of net sales decreased 10.4%. This decrease was primarily due to a shift in product mix to licensed products which have a lower sales commission. The decrease was offset by the costs of AGI's inside sales group. However, such costs were spread over a greater sales volume.

     General and Administrative Expenses. General and administrative expenses for the three months ended March 31, 1997 were $1.0 million or 11.2% of net sales, an increase of $76,776, or 8.0%, from $955,313 or 14.8% of net sales in the same three months in 1996. This increase was due to the cost of a new, experienced controller, increased accounting staff salaries and higher bad debt expense offset by lower depreciation expense as AGI's local area network system was fully depreciated and replaced by an IBM AS/400 system. General and administrative expenses as a percentage of net sales decreased 24.3%. This decrease was a result of the expenses being spread over a greater sales volume. AGI also experienced a lower rate of bad debt expenses resulting from fewer customer claims as AGI continued to build experience with retail customers.


     Interest Expense and Extraordinary Item. Interest expense for the three months ended March 31, 1997 was $296,913 or 3.2% of net sales, a decrease of $34,838, or 10.5%, from $331,751 or 5.1% of net sales in the same three months in 1996. This decrease was primarily attributable to refinancing AGI's operating credit with a new bank under more favorable terms. AGI also incurred an extraordinary expense of $354,000 due to the termination penalty and unamortized deferred loan fees associated with the refinancing.



Comparison of Years Ended December 31, 1995 and 1996

     Net Sales. Net sales for 1996 were $33.5 million, an increase of $2.1 million, or 6.7%, from $31.4 million in 1995. This increase was due to increased sales of AGI's licensed products as AGI was able to respond to hot market items during the year. Hot market items are products for which demand arises unpredictably due to the performance of the particular organizations which license their trademarks for embroidering on AGI's apparel. The increase in licensed product sales was partially offset by a decrease in sales of AGI's golf products resulting from increased competition as other companies continued to develop market share while AGI recovered from its restructuring to decrease costs and offset losses from 1994. AGI also experienced significant turnover in its sales representatives with the corresponding lower productivity of new representatives. Additionally, AGI had revenue from Ryder Cup sales in 1995. Because that golf event is held biannually, the sales did not recur in 1996. Sales of corporate identity apparel were similar in both years.

     Gross Profit. Gross profit for 1996 was $11.0 million, an increase of $442,234, or 4.2%, from $10.6 million in 1995. Gross profit as a percentage of net sales decreased 2.4%, from 33.7% in 1995 to 32.9% in 1996. This decrease was due to sales of discontinued garment styles at reduced prices through customary close-out channels.

     Selling Expenses. Selling expenses for 1996 were $5.8 million, an increase of $154,984, or 2.7%, from $5.7 million in 1995. This increase was primarily due to the cost of developing an inside sales group. Selling expenses as a percentage of net sales decreased 3.9%, from 18.1% in 1995 to 17.4% in 1996.
This decrease was due to a spreading of fixed costs over greater sales volume as well as a growth in sales of licensed products with lower sales commissions.


     General and Administrative Expenses. General and administrative expenses in 1996 were $3.6 million, an increase of $460,996, or 14.7%, from $3.1 million in 1995. General and administrative expenses as a percentage of net sales increased 7.0%, from 10.0% in 1995 to 10.7% in 1996. This increase was attributable to the increased labor costs incurred as AGI sought to control turnover. AGI also increased staffing to support current and anticipated growth.

     Interest Expense. Interest expense was $1.3 million or 4.0% of net sales in 1996, a decrease of $102,010, or 7.1%, from $1.4 million or 4.6% of net sales 1995. This reduction was the result of costs of acquiring a new credit line in 1995 as well as reduced need to draw upon AGI's credit line.


Comparison of Years Ended December 31, 1994 and 1995

     Net Sales. Net sales for 1995 were $31.4 million, a decrease of $391,025 or 1.2% from $31.8 million in 1994. This decrease resulted from lower sales of AGI's golf products as AGI's cash flow did not permit the acquisition of sufficient inventory to fill orders. Sales of golf products also declined because key independent sales representatives became captive representatives of a competitor. Additionally, AGI did not repeat its 1994 decision to sell products below cost which was necessary in the last quarter of 1994 to raise required cash. These decreases in 1995 were offset by a moderate increase in licensed product sales. Licensed product sales were moderated by intense competition. Sales of corporate identity apparel were similar in both years. During this period, AGI was also working both (i) to change its reputation from a provider of western apparel, and (ii) to recover from its reputation as a provider of deeply discounted apparel which was necessary to provide cash in 1994. In the third quarter of 1995, AGI also began implementing new strategies which included a focus on products which could be sold through all of its distribution channels and a new balance between basic and fashion apparel and an All Seasons collection. AGI had not yet fully realized the benefits of these new strategies in 1995.

     Gross Profit. Gross profit in 1995 was $10.6 million, an increase of $4.3 million, or 68.2%, from $6.3 million in 1994. The gross profit as a percentage of net sales increased 70.2%, from 19.8% in 1994 to 33.7% in 1995. Margins improved in 1995 due to the discontinuance of the below cost sales required for liquidity in 1994. AGI also discontinued its practice of selling low margin, full-front embroidered products on low-cost apparel.

     Selling, General and Administrative Expenses. Selling expenses in 1995 were $5.7 million, a decrease of $735,670, or 11.5%, from $6.4 million in 1994. Selling expenses as a percentage of net sales decreased by 10.4%, from 20.2% in 1994 to 18.1% in 1995. General and administrative expenses in 1995 were $3.1 million, a decrease of $367,137, or 10.5%, from $3.5 million in 1994. General and administrative expenses as a percentage of net sales decreased 9.1%, from 11.0% in 1994 to 10.0% in 1995. These decreases were due to reduced overhead mandated by lower cash flow.

     Interest Expense. Interest expense in 1995 was $1.4 million or 4.6% of net sales, an increase of $407,560, or 39.3%, from $1.0 million or 3.3% of net sales in 1994. This increase was due to delinquency and default fees on AGI's bank line as well as diligence fees charged by prospective new lenders and increased rates charged by AGI's new bank effective in July 1995.


Liquidity and Capital Resources

     AGI has historically financed its operations primarily through cash generated from operations and borrowing under a bank line of credit. However, as overhead increased in 1994, AGI sold inventory to raise cash and create a capital loss carryback. This carryback was passed through to AGI's shareholders because AGI was organized as an S corporation. AGI's principal shareholder loaned the proceeds from the tax benefit to AGI. In 1995, AGI also sold $1.0 million in common equity to generate cash needed for operations. After AGI reduced overhead and implemented new strategic plans, cash generated from operations, together with its new debt arrangements, have been sufficient to finance operations. The loan to the principal shareholder was repaid when AEI acquired AGI in June 1997. See "The Acquisition and Related Financing."

     Cash generated from operations totalled $955,319 in the three months ended March 31, 1996 compared with $604,187 of cash used in operations in the same three months of 1997. This cash use resulted from increased sales generating receivables as AGI maintained its 50 to 60-day collection cycle. AGI's principal uses of cash historically have been to pay operating expenses, make capital expenditures and service debt. AGI also made a $300,000 distribution to its shareholders in 1994. AGI's next shareholder distribution was $725,000 in the second quarter of 1997.

     Cash generated from operations totalled $1.1 million, $506,725 and $3.4 million in fiscal years 1994, 1995 and 1996, respectively. Cash generated in 1994 was attributable to below-cost sales of inventory. AGI also reduced inventory in 1996 through low-margin sales to eliminate discontinued styles. Beginning at that time, AGI implemented inventory control systems to attempt to avoid excessive inventory levels and reduce the need for close-out sales. The success of AGI's inventory control programs is dependent on its ability to generate and maintain strong relationships with overseas suppliers over which AGI has little control. See "Risk Factors -- Dependence on Suppliers and Outside Contractors." Cash generation decreased in 1995 because AGI's bank terminated its relationship with AGI due to cash flow problems creating defaults in the prior year. AGI's new bank required AGI to permit the bank to collect receivables. The bank's collection programs were unsuccessful, and AGI resumed collecting its own receivables in May 1996.

     AGI's accrued expenses and payables also reflected AGI's operating patterns from 1994 through the first quarter of 1997. These accounts were high in 1994 due to AGI's need for cash. As AGI began generating cash from profitable operations in 1995, it was able to reduce accrued expenses and payables. As sales grew in the first quarter of 1997, accrued expenses grew due to accrued royalties and commissions on such sales.


     In January 1997, AGI entered into a $12 million asset-based revolving line of credit with a new lender, LaSalle National Bank, permitting AGI to borrow amounts equivalent of up to 85% of certain of its receivables and 55% of certain of its inventory and to issue letters of credit to finance inventory purchases up to $5 million. The line of credit bears interest at the rate of prime plus one percentage point (9.5% as of September 30, 1997) and expires on January 23, 2000. As of September 30, 1997, AGI had $4.1 million in outstanding letters of credit, and the amount outstanding on the line of credit was $6.4 million, with another $866,000 available. The January 1997 debt arrangement also provides for a $775,000 term loan which is repayable at $9,226 per month with the balance due January 2000. Interest is at the prime rate plus 1.25 percentage points. The balance on the term loan was $701,000 as of September 30, 1997. AGI used the proceeds from this loan to retire approximately $500,000 worth of equipment leases, making the then fully owned capital assets collateral for the loan. The remaining portion of the proceeds was used for general working capital.

     The lenders providing financing in connection with AEI's acquisition of AGI require AGI to be the named debtor because AGI owns most of the post-acquisition assets of the Company. See "The Acquisition and Related Financing" and Notes 9 through 13 of the Notes to the Consolidated Financial Statements. Therefore, AGI incurred approximately $13.4 million of debt due to the Acquisition. The financing includes a term loan from LaSalle Business Credit, Inc. for $3.5 million with interest at prime plus three percentage points, payable in monthly installments of approximately $100,000 beginning July 1, 1997, with certain required prepayments based on cash flow. The proceeds of this offering will be used to make a required $2.0 million prepayment on this LaSalle loan. The acquisition financing also included a one-year $2.5 million loan bearing interest at 13% per year from Imperial Bank. Interest on the Imperial loan is paid monthly, and the principal is due at the end of the one-year term. The terms of the Imperial loan were modified to allow the Company to prepay the outstanding balance with proceeds of this offering, and the Company intends to make such prepayment. The other debt incurred in connection with the Acquisition will be converted to AEI common equity or repaid with the proceeds of this offering. See "Use of Proceeds." When the debt is repaid upon closing of this offering, the Company will recognize an expense of approximately $2.7 million representing the unamortized portion of loan fees and discounts.

     AGI's borrowing agreements contain covenants which place various restrictions on financial ratios, levels of indebtedness, capital expenditures, minimum levels of income, transactions with related parties and the payment of dividends. In addition, the borrowing agreements contain a cross default provision and an event of default provision wherein all outstanding amounts will be due and payable should there be any default or certain outstanding payment obligations of the Company, any material adverse change in AGI's performance or operations or a change in control of AGI. AGI's borrowing agreements also prohibit payments to AEI except as needed for scheduled principal and interest payments on AEI's debt obligations to AGI's former shareholders. AGI's debt arrangements are secured by substantially all of the Company's assets and are guaranteed by AEI and SEI. AGI has previously sought and obtained waivers from two lenders with respect to timely reporting of financial information and for having exceeded its capital expenditures limit.


     Capital expenditures totaled $93,000 and $246,000 for the three months ended March 31, 1996 and 1997, respectively. The increase in expenditures in 1997 was due to the acquisition of sales force automatization systems. Capital expenditures totaled $581,000, $575,000 and $610,000 in the fiscal years 1994, 1995 and 1996, respectively. Approximately $200,000 of such expenditures each year are to capitalize embroidery design programs. The expenditures also included gravity fed warehouse shelving in 1994, an upgrade to the IBM AS/400 computer system and related software development in 1995, furniture and fixtures for the new outlet store in 1996, as well as routine replacements and upgrades. These purchases were financed through cash generated by operations, except that the AS/400 upgrade was financed through an installment sale contract. AGI's fiscal 1997 capital budget is $500,000. The budget is to complete the sales force automatization system, new personal computers, an upgrade to the IBM AS/400 system, a new embroidery machine and a show van. The costs of these expenditures will be funded with cash generated by operations, except the IBM upgrade and van were purchased with installment contracts.


     AGI believes that the net proceeds from this offering and cash generated from operations will be sufficient to fund its operations for the next twelve months. However, there can be no assurance that AGI will not require additional capital in the future. If AGI were required to obtain additional financing in the future, there can be no assurance that sources of capital will be available on terms favorable to the Company, if at all.

                                    BUSINESS


Overview


     Antigua designs, sources, embroiders, screen prints and markets men's and women's lifestyle apparel and casual sportswear under the distinctive Antigua label. The Company, through its AGI operations, has more than 18 years of experience developing innovative seasonal and year round collections of apparel for the premium 18-80 year old men's and women's markets. The Company has developed a strong reputation in its respective distribution channels by offering high quality, fashion apparel with custom embroidery, screen printing and generous fit. In addition, the Company believes it holds a competitive advantage with its reputation for having the necessary capacity to respond quickly to "hot markets" (such as event-related garments) and corporate impulse orders, so called "at once" business.

     The Company sells its products through three distribution channels: golf; licensed products; and corporate identity apparel. Antigua designs all of its apparel to appeal to each of these channels. By selecting styles and color stories which can be marketed to golf, licensed product and corporate purchasers, the Company believes that it increases its sales potential and reduces the risk of obsolescence of any particular stockkeeping unit. The
Company also believes that servicing three distribution channels from one inventory provides the Company with the additional competitive advantage of being able to respond quickly to shifting demand in its three distribution channels with fewer stockkeeping units. The inventory comprises three product categories:


     * Essentials: Antigua's complete offering of basics, solid knit shirts, jackets, windshirts and sweaters designed to be in stock for one to three years.

     * All Seasons: A large collection of innovatively designed, fancy, knit shirts and overtops in stock for one year.

     * Spring and Fall Fashion Collections: Small groups of fancy, knit shirts and overtops designed for a four to six month selling season.


     Golf distribution is the most mature of Antigua's three distribution channels and is divided into two complementary areas, retail stores and tournaments and special events. The retail stores include golf shops located on resort, private, semi-private and public golf courses and off course specialty stores. Tournaments and special events include major and minor golf tournaments and events related to golf. All three product categories sell into this distribution channel in the premium and mid-priced markets through a network of approximately 35 independent sales representatives. The golf distribution channel targets approximately 13,000 golf retailers at green grass shops and off course locations. The Company's account base in this channel includes approximately 7,900 open accounts. The Company's open accounts are customers whose credit has been approved by the Company and who have purchased from the Company on at least one occasion. Of these accounts, approximately 55% are active in any calendar year. Approximately 87% of Antigua's product sold into the golf channel is embroidered with an insignia which depicts the golf course or club, usually on the left chest or sleeve. The golf distribution channel accounted for approximately 37% of AGI's sales in 1996 and 34% for the nine months ended September 30, 1997. Antigua has contracts for distribution of its golf line in Canada, Australia and Japan, but historically most of its golf sales have been in the United States.

     Antigua's sales of licensed apparel consists of sportswear embroidered with professional team, college team and institutional insignias sold to leagues, teams, area stores and large retail chains with team sport departments and other general business and institutional accounts. This distribution channel represents an area of recent volume growth and potential future growth both in terms of amount and percentage of sales to Antigua. Licensed products sales accounted for approximately 42% of AGI's sales in 1996 and for the nine months ended September 30, 1997. To protect margins and the value built into the brand name, the Company has limited distribution of its licensed products line to the higher end sporting goods and retail department stores. All three product categories (Essentials, All Seasons and the Spring and Fall Collections) sell into this distribution channel. Antigua believes that its success in the licensed apparel industry has been due to its control of brand identity and its use of lifestyle color stories which are complementary to team colors, rather than relying solely on team specific color stories, creating greater customer acceptance of licensed apparel.


     The Company holds licenses to manufacture, sell and distribute products bearing the marks of Major League Baseball ("MLB") and the World Series and the Diamond Club, National Football League ("NFL"), Pro Line and Super Bowl, the National Basketball Association ("NBA"), the National Hockey League ("NHL") and the Stanley Cup, the National Collegiate Athletics Association ("NCAA") and the Final Four, Notre Dame, as well as numerous colleges and universities. The Company is also licensed by the PGA of America for its championships and its 1997 Ryder Cup matches. The Company believes that its license position with professional and other sports organizations is the strongest of any of its competitors in its lifestyle apparel and casual sportswear market.


     Antigua views the corporate distribution channel as the largest potential growth area for the Company. AGI's corporate identity sales in 1996 were approximately 18% of the Company's sales, compared to approximately 22% of AGI's sales for the nine months ended September 30, 1997. With the casualization of corporate America and as "Casual Friday" moves into the work week, the demand for lifestyle sportswear has increased. Corporate outings, employee recognition, customer appreciation, corporate catalogs are just a few of the product uses. The year round in stock concept of Essentials and the All Seasons Collections supply the "at once" impulse needs of this market place.


     Antigua's corporate identity products are positioned in the mid- to premium-price range and are sold through a network of ten independent sales representatives and through a direct sales force of approximately 20 sales people in the United States and Canada. The Company's Inside Sales department is an in-house telemarketing group. This group generates approximately 60% of the Company's corporate distribution channel sales. The Company's corporate clients represent all of the screen printing sales and approximately 20% of its net sales. The Company recently signed a licensing agreement with the Cadillac Division of General Motors and believes that this license will create additional brand building in the future.


Market


     The Golf Industry. According to industry sources, the domestic golf apparel industry totaled approximately $893 million in 1996 at the wholesale level. In the past 7 years, the golf apparel market in green grass and resort shops has become fragmented to where no one company has been able to capture more than a 10% market share. Golf is Antigua's most mature distribution channel, and the Company has been able to maintain a strong presence in green grass shops and off course specialty shops. AGI has been selling into this channel since 1979 and has maintained levels of penetration in this market, according to a 1997 survey of the golf market, of between 22% in 1989 and 31% in 1995. According to the same survey, the top companies by brand penetration in the average facility were Ashworth, Inc., Slazenger, Nike, Izod and Antigua. The Company believes that its current green grass shops and off course specialty shops penetration is now even higher than the industry estimates from 1995. According to industry sources, there are approximately 17,500 golf retailers in the United States, including green grass shops and off course shops. Of these retailers, the Company targets approximately 13,000 for its golf distribution channel customer base (discounting the total number because of possible credit problems and non-viability as an apparel retailer). Based on these industry estimates, Antigua's golf apparel has been sold in approximately 60% of its golf distribution channel targets and in approximately 45% of golf retailers. The Company has open accounts with approximately 3,240 private clubs and resorts, 2,500 daily fee course shops, 1,130 off course specialty stores, 60 direct international buyers, 150 military installation courses and various other golf associations and miscellaneous buyers. Approximately 55% of the Company's open accounts in this channel are active during any calendar year.

     All product categories of Antigua's inventory sell directly into the golf channel. The All Seasons Collection, a group of fashionably designed shirts, has met an increasing market demand for this type of product. The Company believes that it holds a competitive pricing advantage and is able to bring its All

Seasons Collection to market below many competitors' prices. In stock throughout the year, the Essentials and All Seasons Collection sell to large and small tournaments, retail operations and to various accounts for staff uniforms. The fashion collections, released in the Spring and Fall offer a more upscale product at slightly higher prices and are sold into retail and at events. This product positioning gives Antigua the opportunity to sell its products in a variety of applications to all levels of the industry from public golf facilities to upscale resorts and country clubs.

     Antigua was an early market entrant in targeting tournaments and special events as a channel of distribution, and the Company sold to over 2,700 tournaments and special events in 1996 and has sold to over 2,900 through September 1997. In 1987, the Company established a tournament services department which manages all product ordering by and delivery to tournaments and special events. This dedicated capacity provides, in the Company's belief, a competitive advantage by focusing an in-house group on the special timing and production needs of tournaments. In addition to processing and supervising tournament orders, the tournament services department coordinates delivery and last minute order details with the Company's sales representatives in the tournament's area. The Company has established strong ties with major tournament sponsors such as the PGA of America and has an aggressive product presence at the Ryder Cup, PGA Seniors Championship and PGA Championship. The Company utilizes select celebrity endorsements, including PGA Tour and NCAA champions, to build its brand identity. The Company's apparel sales to tournaments benefits the Company by association with high-profile tournaments and events and provides much larger than normal sales volume, and generally allows tournament sponsors to offer merchandise at a lower than ordinary credit risk. Tournament and event sales are also generally lower credit risk sales for the Company as merchandise is included in the cost of tournament or event fees.



     Antigua plans to expand its distribution in the golf channel by adding product categories that will increase square footage at current account locations and offer more tournament and special event products. This includes expanding the outerwear collections and the women's collection and creating an additional pricing tier in the "better" category.


     Licensed Apparel. The licensed apparel market totaled approximately $2.0 billion at the wholesale level in 1996 according to industry sources and is dominated by companies such as Nike, Starter, Reebok, Champion Products Inc. and The Vanity Fair Corporation, which has acquired Nutmeg Mills and Lee Sport. Sales to consumers in this market are primarily through major retailers such as J.C. Penney and Sports Authority, both of which are customers of Antigua. Open accounts in this channel include approximately 50 department stores, 900 sporting goods stores, five large sporting goods stores, 840 specialty stores, 300 high schools and middle schools, 300 athletic teams and 140 other miscellaneous buyers. Of these open accounts, approximately 51% are active in any calendar year. In addition to retailers, Antigua is positioned for, and has an industry reputation for, providing quick turnaround embroidery on quality apparel to serve "hot markets" and special events such as the Super Bowl and the World Series. Apparel for "hot markets" and other "at once" business generally is provided by in-stock Essentials, the All Seasons Collection and selected fancy styles.

     The following table shows types of products which may be produced under selected licenses held by the Company:




                                   NFL     NBA     MLB     NHL     NCAA
                                   ---     ---     ---     ---     ----
                  Men's
                  -----
 Polo's ........................    X       X       X       X       X
 Fashion Tops ..................    X       X       X       X       X
T-Shirts
  Embroidered ..................    X       X       X       X       X
  Silk Screen ..................    X      --       X       X       X
 Fleece ........................    X       X       X       X       X
 Sweaters  .....................    X       X       X       X       X
 Outerwear/Windwear ............    X       X       X       X       X
 Bottoms-Shorts/Pants  .........    X       X       X       X       X

                 Women's
                 -------
 Polo's ........................    X       X       X       X       X
 Fleece ........................    X       X       X       X       X
 Sweaters  .....................    X       X       X       X       X
 Outerwear/Windwear ............    X       X       X       X       X
 Bottoms-Shorts  ...............    X       X       X       X       X

               Accessories
               -----------
 Golf Headcovers ...............    X       X       X       X       X
 Golf Towels  ..................    X       X       X       X       X
 Golf Travel Accessories  ......    X       X       X       X       X
 Golf Straw Hats ...............   --       X       X       X      --


     Antigua's annual growth in licensed apparel the last two years has been approximately 13% in 1995 and 28% in 1996. The Company believes that its growth is substantially due to its introduction of the All Seasons Collection. Taking a subtle and upscale approach to design, the Company has broadened the demographics of the licensed consumer and reached more affluent customers. Antigua's customers are able to wear their licensed apparel to work, a sporting event or to other recreational activities. Colors in the collections are not team specific but rather lifestyle driven, allowing the retailer to use the team color in the logo. Antigua selects these color stories based on its own historical sales data, potential shifts in the marketplace and the creation of new teams in the professional sports leagues. This careful color selection process reduces close-out risk and allows the products to sell into all three of the Company's distribution channels instead of only the licensed product channel.

     Corporate Identity Apparel. Antigua currently has approximately 4,600 open corporate accounts. Of these open accounts, approximately 59% are active in any calendar year. This channel of distribution represents the strongest potential growth channel for Antigua. AGI's net sales in this channel grew 57% for the nine months ended September 30, 1997 as compared to the same period in 1996. The overall lifestyle apparel industry is led by companies much larger than Antigua, such as Tommy Hilfiger, Polo Ralph Lauren Corporation and Levi Strauss & Co. The Company believes, however, that it competes for its corporate identity apparel niche in this overall lifestyle apparel marketplace with such other companies as Vantage, Land's End, Gear for Sport, LaMode and others who specialize in embroidering or screen printing apparel for corporations and small businesses. Some of these competitors are also much larger than the Company, although the Company believes that its portfolio of approximately 18,000 logos gives it a competitive advantage in this market. The growth of this market has been aided significantly by the trend toward more relaxed standards of dress in the workplace.

     Antigua distributes in this distribution channel through direct sales to corporations and small businesses for their use in uniform programs, as corporate gifts and premiums and in catalogs. Antigua also sells to advertising specialty companies and other brokers who resell Antigua products to corporations, small businesses and other end users. The Antigua product categories of Essentials, All Seasons and the Spring and Fall Collections fit the needs of the corporate apparel market because of price point attractiveness and the Company's quick turn embroidery and screen printing capacity.


Business Strategy

     The Company's strategic goals focus on growth in brand identity and sales in all three of its distribution channels. The Antigua corporate strategic goals are as follows:

     * Three Channel Products: All of Antigua's products must be viable in the three channels of distribution: golf, licensed and corporate identity. The Company believes that this strategy affords it a competitive advantage because the products are moved from one channel to another as demand shifts. Antigua can be responsive to fluctuating demand because it has one inventory, some with long shelf life, for three distribution channels, rather than one separate inventory for each channel.


     * Product Mix: Antigua strives to maintain a product mix of 60% Essentials (i.e., solid color shirts, sweaters, jackets, windshirts, fleece, slacks and shorts) and 40% All Seasons Collections and the Spring and Fall Collections, (i.e., seasonal designs which reflect a trending or fashion forward appearance). Management believes that this product mix gives Antigua a competitive advantage in that the Company can serve "at once" business and "hot markets" as well as prebooked fashion collection business. This reduces the Company's inventory risk because Essentials have much longer life spans in each of the Company's three distribution channels.

     * Small and Large Customer Mix: Antigua serves both large (for example, The Sports Authority) and small (small businesses or local country club pro shops) customers. The Company has built a large customer base (over 15,000 open accounts) and strives to maintain an even balance of large and small customers. The Company's strategy is to maintain this approximate mix to reduce the Company's risk from concentration of accounts.

     * All Seasons Products and Competitive Pricing Model: The All Seasons Collection allows Antigua to offer apparel that is designed to have greater longevity than the products of its competitors. Because of this longevity, Antigua can buy large quantities and reduce its per item cost. With this price advantage, the Company believes that it brings its All Seasons Collection products to market below many competitors' prices. The longevity (one year availability) of the All Season Collection appeals to all three channels of distribution the Company serves and allows the Company essentially to "prebook" business which is ordered later by customers as "at once" goods. The Company believes that the All Seasons Collection provides customers the ability to reorder familiar, proven product without requiring repeat cuts by manufacturers (which may not be economic) and to include fashion items in their own catalogs with a reduced risk of offering product that is sold out prior to their catalogs reaching their end users.


     * Sales Expansion in Three Channels: The Company intends to pursue a strategy of simultaneously increasing sales in all three distribution channels.

               Golf: Antigua will look to grow its golf business by renewing business relationships with inactive accounts, refining and providing additional training for its sales force, capitalizing on its strategic alliances with golf facility management companies, including Club Corporation of America, American Golf and Cobblestone and offering additional product categories (outerwear, women's and special event products).

               Licensed Products: Antigua plans to increase its licensed products sales by offering other products through key national and regional retailers like J.C. Penney, Sports Authority, Belks and Jumbo Sports. The Company believes that it currently holds a competitive advantage in this channel because of its product design mix, the depth of its portfolio of licensed logos and its position as one of the higher end providers of licensed apparel.

               Corporate Identity: Because of the relatively large size of this market and the relatively small size of the Company's sales force dedicated to this distribution channel, the Company believes that corporate identity products provide an important growth opportunity for the Company. Antigua seeks to add to its corporate identity business by substantially increasing its sales force (mostly in the Inside Sales department) and expanding its direct mail activities. The increasing trend of casual dress in the workplace should increase opportunities for the Company as consumers wear more lifestyle apparel, embroidered and screen printed identity apparel.



Products and Product Design

     Antigua's product mix covers a wide range of classifications including men's and women's shirts, sweaters, outerwear, fleece products, slacks, shorts and accessories. These classifications break into two specific groups, Basic items (Essentials) and Fashion items (the All Season Collection and the Spring and Fall Collections). Basic items represent 60% of Antigua sales and have long-term marketability, one to three years, in all distribution channels. Basic items are in-stock and provide the Company with most of its ability to respond to "at once" orders.

     Fashion items have shorter term marketability in all of the Company's distribution channels. Fashion items presented in the All Season Collection have the longest availability (approximately 12 months), and Spring and Fall Collections have the shortest availability (four to six months). The Fashion component of Antigua's product offerings allows the Company to prebook orders, necessary due to shorter product life span and limited inventory. The Fashion component also gives the Company the newness required to stimulate the marketplace consistently and to satisfy the recurring needs of customers in all three distribution channels.



                                        Product Matrix
-----------------------------------------------------------------------------------------------
                             Golf     Corporate at Once     Corporate Fulfillment     Licensed
                             ----     -----------------     ---------------------     --------
Essentials ...............    X               X                       X                  X
All Seasons   ............    X               X                       X                  X
Spring Collection   ......    X               X                                          X
Fall Collection  .........    X               X                                          X
Outerwear  ...............    X               X                       X                  X
Sweaters and vests  ......    X               X                       X                  X
Headwear   ...............    X               X                       X
Travel Accessories  ......    X               X                       X
Head Covers   ............    X               X                       X                  X
Towels  ..................    X               X                       X                  X
T Shirts   ...............    X               X                       X                  X
Fleece  ..................    X               X                       X                  X


     The Basic and Fashion items are combined in two catalogs per year. Catalogs are presented to all of the Company's accounts in July and January of each year. The July catalog presents the Spring line of the next year. The
January catalog presents the Fall line of the same year. Each catalog allows for five to six month prebooking period on any new Fashion products and also allows for immediate booking of in-stock Essentials products.


     This twice yearly cycle of product presentation and product mix is designed expressly to serve all three distribution channels. All of the Company's products are viable in every channel. By not embroidering a logo or design until after receipt of an order, the Company tailors a product to that particular customer's needs, regardless of the distribution channel, and reduces the risk of producing a product in advance that would appeal only to one customer or to one channel.


     Prior to the Acquisition, the Company, between 1993 and 1995, produced and marketed a range of plastic printed consumer products, including automotive aftermarket products, toys and various custom products. The Company no longer markets such products but does continue to produce one screen printed plastic golf accessory product. From the date of incorporation through acquisition of SEI in August 1992, the Company invested in various oil and gas properties. The Company has since disposed of or written off interests in any such properties. See "Prospectus Summary -- Company History."


Distribution and Sales

     The Company distributes its products in three distinctive but complementary distribution channels: golf, licensed products and corporate identity apparel. The customers in each of these channels use Antigua's products and services because they desire apparel customized with an embroidered or screen printed logo. These distribution channels are reached and sales are consummated through a network of independent and Company employed sales people. Sales people have specific geographic and distribution channel responsibilities. The Company currently has 35 golf sales people, 43 licensed product sales people and 21 corporate identity apparel sales people. The corporate identity apparel sales force is primarily made up of Company employed telemarketers. This department, called Inside Sales, is responsible for approximately 60% of the Company's corporate identity channel sales.

     All members of the Company's sales forces are provided computer access to their respective account rosters and the status of all Company inventory by style, size and color. The Inside Sales telemarketing department utilizes the company's IBM AS/400 computer system with Business Planning and Control Systems
(BPCS) software, and the outside sales representatives utilize laptop computers with a custom software package called VRLink, which allows the Company's salesforce to view from a remote location inventory availability by style, color and size. This automation of the sales process gives the Company the ability to react quickly to the marketplace by providing management with accurate, timely sales information. VRLink also provides sales representatives with greater certainty that orders written are being written against actual, current inventory and, therefore, reduces the risk of orders which cannot be filled timely. The Company is aware that certain of its competitors use VRLink and similar software programs to allow their respective salesforces to access inventory and place orders through a computer system. While the Company believes that its current level of sales force automation is a competitive advantage in all channels of distribution, the Company is aware that technology is changing rapidly and that competitors could replicate or exceed this level of computer automation. To avoid becoming obsolete or uncompetitive, the Company intends to reassess its capabilities continually and to exploit new technology.

     Each channel and respective sales force is managed by a National Sales Manager who creates a yearly business plan, manages human resource issues, trains sales people and monitors progress on the business plan. The three sales managers, one for each distribution channel, report to the President of AGI.


Marketing


     General. In the past 18 years the Company has built the Antigua brand identity through promoting its products to retailers in golf and licensed products channels and to the corporate apparel users, as opposed to the ultimate consumer. The core of the Company's marketing efforts has traditionally been support of the PGA in small and large tournaments, junior golf, customer co-op programs (whereby the Company partners with a retailer in print advertising), league promotions and participation in trade advertising.
Antigua intends to reduce what has been its historical reliance on trade initiatives in marketing and to create greater consumer awareness of the brand and consumer demand for the Company's products at the trade level through a more dynamic marketing plan. The Company intends to integrate the following components into its revised marketing efforts:


     * Product Positioning: Emphasize the Company's use of one inventory to supply all three distribution channels to send a consistent design and image message directly to the end consumer.

     * Advertising and Public Relations: All print advertising designs and layouts are completed in-house. Antigua advertises in both trade and consumer media with a combination of image and product concepts. The Company also has a monthly direct mail program which focuses on specific product classifications. Great care is taken to ensure all print ads reflect a consistent company-wide image and message. Antigua enlists the services of a public relations firm which has a sports focus. All press releases are directed to all three distribution channels.

     *    Sales Support:

               Catalog: The Company produces one catalog for all three distribution channels with distinctive covers designed for each channel. As with the advertising, the artwork is produced in-house and displays the same consistent style and image of other print media.


               Swatchcards: To meet the selling strategy of 60% Basic (Essentials) product and 40% Fashion, the Company has created Essentials swatchcards. This is a comprehensive sampling of all of the fabrics and colors of each basic product in a notebook format. The look of this notebook is consistent with the style and image presented in print advertising, catalogs and direct mailings.


               Point of Purchase: Point of purchase displays depicting the Antigua image are also given to retail accounts to build brand recognition.

               Direct Mail: Antigua mails 6,000 to 15,000 direct mail pieces during peak marketing periods to its customer base to promote new and existing products. Mailings are customized for each distribution channel.

               Merchandising Program: In 1997 the Company began an in-store merchandising program designed to assist the retailer with visual display, stock analysis and sales support. This program was designed to increase sales and acquire additional square footage in the stores.

               Internet: The Company maintains a homepage at "www.Antiguasportswear.com" on the Internet. The page is purely informational at present, providing limited information about the Company and links to sites which may be of interest to the Company's customers. The Company intends to upgrade the page to allow interactive capacity.

     Trade Shows. Antigua markets its golf products nationally at the Orlando PGA Show in January and the Las Vegas PGA Show in September. Licensed products are marketed at the Atlanta Super Show, a National Sporting Goods Association ("NSGA") event, in February and the Chicago NSGA Show in July. The Company also attends other corporate trade shows, including the Motivation Show in October and the Premium Incentive Show in May, both held each year in New York.

     Strategic Alliances. Antigua has carefully positioned its distribution to enhance brand identity and recognition. Upscale licensed products stores such as The Sports Authority, high profile golf resorts such as Pebble Beach, Pinehurst and Coeur D'Alene, and premium catalogs such as the Herrington Catalog have reinforced the brand to both the trade and retail consumers. Agreements with prestigious companies such as Mercedes Benz and the PGA have provided positive media attention and serve to enhance the brand further.

     Celebrity Endorsements and Key Account and Corporate Sampling Programs.


     * Golf: The Company utilizes select professional golf endorsements to build its brand recognition. Mark Brooks, the 1996 PGA Champion, Billy Mayfair, 1995 Tour Champion, Chris Johnson, LPGA tour veteran and reigning LPGA champion and Jim Carter, former NCAA Champion, wear Antigua products on tour. Antigua also has numerous clothing-only programs with golf professionals on other smaller tours. The Company also maintains a price competitive staff uniform program for golf course shops and retail stores. The Company believes that having staff at golf retail shops and off course specialty stores wear the Company's products is one of the best possible point of sale promotions.

     * License: In the licensed products channel, Antigua is the preferred supplier to the Coaches Club, where selected NFL Coaches wear Antigua products on non-game days. Antigua is also a Diamond Club supplier. The Diamond Club supplies clothing for equipment managers of Major
          League Baseball teams to wear during the games. As in the golf distribution channel, Antigua maintains a price competitive staff uniform program for stadium and arena employees to provide point of sale product promotion.


     * Corporate: In the corporate channel, Antigua aggressively pursues relationships with key decision makers such as chief executive officers, presidents and vice presidents of sales or marketing by sending sample products to these people. In addition, NBC Sports announcers wear Antigua shirts while hosting and announcing golf events. The Company has plans to increase the number of celebrity endorsements in the near future.

     Sponsorships and Promotions.

     * Golf: Antigua is an active sponsor of numerous golf tournaments, both with tour and local club professionals. Among other events, Antigua sponsors the Antigua South Florida Open, Antigua's Southwest Section Team Championship and the Kachina Invitational in Scottsdale, Arizona. The Company also participates in tour event promotions such as tent sponsorships at major tournaments. The Company sponsors many Junior tour activities nationally.

     * License: The Company participates in numerous "in arena" promotions during sporting events. These promotions assist retailers in selling products and help to distinguish the brand from competitive products. Celebrity and league fund raisers are also supported by the licensed products channel.

     * Corporate: Antigua plans and participates in corporate customers' gatherings and promotions to create brand awareness.

     Customer Communication. In the past seven years Antigua has invested significantly in its Customer Service, Inside Sales, Embroidery Facility and Quality Control. During peak demand periods, the Inside Sales and Customer Service departments process over 10,000 incoming communications and initiate more than 12,000 outgoing communications each month. Antigua's infrastructure serves to maintain consumer confidence in the Company and fosters long-term loyalty to the Company's products and services.


Product Development and Sourcing


     The product design cycle begins about one year before product is shipped. Two in-house departments, Sales and Product Development, establish the general parameters of new product offerings. These departments conduct design research through market trend and color forecasts and fabric exhibitions. Retail stores are shopped extensively at the beginning of each cycle for trends and ideas. Designs are completed and reviewed in an open forum with Sales and Product
Development, and revisions are made to respond to changing sales needs. The Company then selects appropriate factories for fabrication of the line. Because of the complexity of the designs, fabrics are the key to successful product development. Antigua insists on working with the fabric mills directly, rather than through the garment factory, in order to maintain product quality and the integrity of the Company's design. Controlling the fabric source also allows Antigua flexibility when placing re-orders. The Company is able to place the same style in different cut and sew facilities depending upon production capacity, offering the Company more options to ensure timely product delivery.

     In the past two years, Antigua has changed its production sourcing dramatically. Prior to 1996, the majority of Antigua's production was based in Hong Kong. Due to the then pending return of Hong Kong to China and Hong Kong's relatively high labor prices, efforts were made to develop sources in other
Asian countries which provide attractive prices while maintaining quality. Production testing and the process of changing resources is a rigorous and difficult process, lasting a minimum of six to ten months. Over the last two years, the Company has diversified its production to Pakistan, Indonesia, Malaysia, Singapore and Saipan. These efforts have significantly lowered prices at the mill level and diversified production to safeguard against factory or natural disasters or political disruptions. As a result of sourcing changes, the Company has significantly decreased its delivery price for most styles.

     Antigua has an extensive quality control program in support of its goal of delivering generous cut garments of high and uniform quality to its customers. Garments are checked against Level 3, of the Acceptable Quality Level standard of testing, an international standard for the garment industry. Each production run is checked at three stages: in-line (during production); finished product (at the mill after completion); and once more at Antigua's warehouses in the United States. Quality control personnel check garments at the Scottsdale warehouses against the same set of specifications to which the runs are subject during manufacturing and are checked for fabric weight, shrinkage, design, construction, fire retardance, adherence to size specification and color correctness. The Company checks garments a final time prior to shipping after embroidery for correct logo placement, clarity of stitching and correct color application.


     Approximately 95% of the Company's current products are produced in Pakistan, Indonesia, Malaysia, Singapore and Saipan. The Company plans to double its sources in these countries and add more internal quality control capacity by the end of 1998. In addition, the Company is planning to investigate more opportunities in Central and Latin America and to establish test production in that region by the second half of 1999.

     Antigua has taken precautions to ensure that its contract manufacturing facilities all comply with local child labor laws and have safe working conditions for their employees. Antigua, generally, requires factories to sign a declaration of local labor law compliance with shipped orders. In addition, the Company's Sourcing Manager or Vice President of Product Development visits all factories a minimum of once annually to confirm compliance with Antigua's labor policies.



Manufacturing, Embroidery and Screen Printing


     Antigua's garment manufacturing is done at various contracted manufacturing facilities, but almost all of Antigua's decoration (i.e., custom embroidery and custom screen printing) is done in its Scottsdale or Dallas facilities. The Company believes that Antigua's decoration quality and capacity gives the Company a competitive advantage in both the quality of the decoration and the speed of delivery of the finished product. Antigua has daily embroidery capacity ranging from 7,000 to 10,000 units per day, utilizing 190 embroidery sewing heads on machines with various capacities with an additional 24 embriodery heads to be added in the first quarter of 1998. The Company outsources a limited amount of embroidery to pre-qualified embroidery contractors which use similar thread, embroidery equipment and production practices. The Company has outsourced approximately 11% of embroidery during recent demand periods but believes that it can outsource as much as 15% to 20%. All outsourced work is subjected to the same quality assurance standards for in-house embroidery and must pass Antigua's quality control prior to shipment to Antigua's customers. The Company's screen print capacity also approaches 10,000 units per working day.



Management Information Systems & Inventory Management

     AGI utilizes an IBM AS/400 computer system to manage all business transactions and historical data, and the Company is in the process of designing a program to integrate SEI's record keeping into this system. The Company anticipates completing the integration of systems during the first half of 1998. Application systems, known as BPCS (Business Planning and Control Systems), provide integrated real time information to all departments in Antigua's infrastructure. The Company currently has over 100 workstations connected to the internal networks and stores over 15 gigabytes of information on its various systems. The AS/400 and BPCS databases are also utilized in association with VRLink, the Company's Sales Force Automation Software system. The VRLink system provides Antigua's sales representatives with access to their respective customer rosters and all of Antigua's inventory. Inventory availability for immediate delivery and for future shipping dates is provided down to the style/color and size level. The Company's MIS systems are responsive to all facets of the business, from sourcing to warehousing and embroidery manufacturing to shipping.


     The MIS systems have improved the Company's fill rate percentages for customer orders in three important ways. First, the MIS systems have improved the forecasting department's ability to manage and purchase inventory through a tool set which analyzes sales history, purchasing history and future customer commitments. Second, the Company's sales force has a clear and concise view of available inventory which helps assure that customer orders are written and allocated against actual inventory availability. Third, the Inventory Manager uses physical inventory and cycle counting tools and systems to control and manage inventory. As a result of these control mechanisms, the 1996 year end physical inventory count net adjustments were only .3% of the total inventory amount.

     The Company has developed a program designed to make the Company's computer systems Year 2000 compliant. The compliance effort will be borne primarily by internal resources. By having scheduled hardware and software package upgrades, the Company believes that it has been able to control costs such that expenses related to the compliance effort will not be material. However, there can be no assurance that these upgrades will produce a fully compliant system before January 1, 2000. See "Risk Factors -- Year 2000 Compliance."


     The Company will continue to exploit technology to improve its business processes, its distribution of sales information and its communication with suppliers, customers and business partners. See "-- Distribution and Sales."


Order Booking Cycle and Backlog

     The Company receives its orders over a nine month period beginning when samples are first shown to customers and continuing into the season. The Company must schedule production in advance of order placement, although it can respond to order trends over the period by sequencing production in advance of different groupings of its seasonal collection. The Company maintains Essentials and All Seasons products in stock throughout the year to enable it to quickly fill "at once" orders for all three channels of distribution.

     The  Company  begins  to  take  orders  for Fall collections in January for delivery between May and October and for Spring collections between July and January for delivery between January and May. The Company's backlog, which consists of open, unfilled customer orders, was approximately $10.8 million as of September 1, 1997, compared to $5.2 million as of September 1, 1996. Because of the Company's policy of accepting order cancellations under certain circumstances, and the lack of contractual provisions prohibiting such cancellations, the Company typically ships 85-90% of its backlog.

     The following table compares AGI's booking comparison for the past five years (numbers marked with an asterisk are estimated numbers generated during a change in computer system):


                     1993        1994        1995        1996        1997
                     ----        ----        ----        ----        ----
                                       (in thousands)
January .........  $ 2,067     $ 2,695     $ 2,181     $ 2,179     $ 3,081
February   ......    2,623       2,635       2,653       2,131       3,291
March   .........    3,167       3,614       3,589       4,218       7,158
April   .........    4,407       4,100       2,930       4,489       4,385
May  ............    3,174       3,689       3,177       4,415       3,315
June ............    3,173       3,412       3,260       2,999       2,622
July ............    2,982       2,876       2,988       3,159       3,804
August  .........    3,006       3,605      *3,500       3,305       4,765
September  ......    3,548       3,425      *3,400       4,132       5,453
October .........    3,050       4,067      *3,600       4,075       6,577
November   ......    2,675       4,074       3,497       3,659       3,611
December   ......    3,481       3,060       2,426       3,096       3,715
                   -------     -------    --------     -------     -------
   Total   ......  $37,353     $41,252     $37,201     $41,857     $51,777
                   =======     =======    ========     =======     =======


Competition

     The Company encounters intense competition in all three of its distribution channels, much of which is from significantly larger competitors. The Company considers its main competitors in its golf distribution channel to be Ashworth, Inc., Izod Club, Polo Ralph Lauren Corporation, Tommy Hilfiger, Cutter & Buck Inc. and Sport-Haley, Inc. The Company considers its main competitors in the licensed goods channel to be Nike, Reebok, Starter, Champion and Vanity Fair. The Company considers its main competitors in the corporate channel to be Polo Ralph Lauren Corporation, Tommy Hilfiger, the Dockers brand of Levi Strauss & Co. and the Gear brand of L.A. Gear, Inc. Competition in these distribution channels is intense and is based primarily on brand recognition, as well as loyalty, quality, price, style, decoration capacity, design, service and availability of shelf space in the golf apparel and licensed apparel distribution  channels.  The  Company  also  competes,  particularly in its golf distribution channel, with manufacturers of high quality men's and women's sportswear and general leisure wear, including Nike, Tommy Hilfiger and Nautica Enterprises Inc. Many of these competitors, as with competitors within particular distribution channels, have substantially greater experience, financial and marketing resources, manufacturing capacity, distribution and design capabilities than the Company. Increased competition in the fashion golf apparel market, such as Nautica's recent entry into golf apparel, from these manufacturers or others could result in price reductions, reduced margins or loss of market share, all of which could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will compete successfully with its present or potential competition. Further, recent entries in these distribution channels by competitors offering apparel comparable to that of the Company will likely intensify competitive pressures. There can be no assurance that the Company will be able to maintain market share as new competition develops, to increase its market share at the expense of its existing competition, or that the Company will not experience pricing pressures as a result of intensifying competition within these markets.



Customers

     The Company sells to accounts nationwide, with accounts ranging from the smallest companies or green grass shops to the largest conglomerates and retailers in the United States. A sampling of the representative customers of the Company is set forth below:





                         Licensed/Retail      Licensed Accounts --        Golf Accounts --        Golf Accounts --
Corporate Accounts           Accounts          Leagues and Teams               Events               Country Club
----------------------- ------------------   ----------------------   ------------------------   -------------------
Anheuser Busch          J.C. Penney          NFL Properties           Walt Disney World --       Four Seasons
                                                                      Oldsmobile Classic         Resort
Coca Cola               Sports Authority     NBA Properties           GTE Suncoast               Pebble Beach Corp.
NBC                     Jumbo Sports         Cleveland Indians        PGA Championship           Century Club
U-Haul                  Dillard's            Green Bay Packers        Ryder Cup                  Kapalua C.C.
Jacobson Textron        Belks                Phoenix Suns             Greater Hartford Open      Medinah C.C.
Mercedes Benz           Sears                Colorado Rockies         Motorola Open              Grayhawk
Hilton                  Joslin's             Texas Rangers            Nynex Corp.                Oak Hill
Brinker International   Gart Brothers        Univ. of Florida         Quad Cities Classic        Mission Hills
Southwest Airlines      Caesar's World       Notre Dame               LPGA Turquoise Classic     Grand Cypress
Ameritech               Modells              San Diego Padres         Liberty Mutual Legends     Breakers

     No single customer accounts for more than 10% of the Company's revenues. However, the Company sells into three distribution channels, generally sells more product during certain seasons and sells to a mix of large and small accounts. As the Company receives orders, the concentration of accounts will fluctuate. The Company's strategy is to avoid customer concentration and believes that the loss of any single account would not have a material adverse impact on the Company's business, financial condition and results of operations over a long term. Nevertheless, it is possible that at any one point in time the loss of a significant account, such as J.C. Penney or Sports Authority, could have a material adverse impact on the Company.


Intellectual Property

     The Company has developed significant value in its "Antigua," "Antigua Sport," "Kachina," "Antech" and "AII Apparel" names and logos. Antigua has registered and trademarked the Antigua name in the United States, Canada and
Japan and has pending applications for the same in Australia, New Zealand and the European Community. The Kachina design logo has been trademarked and registered in the United States, Canada and Japan. The Antigua/Kachina
combination is registered in Germany and Sweden, and there are pending applications in Ireland, Italy, Korea and the United Kingdom. The Antech and AII Apparel names are trademarked and registered in the United States. Leading brands in the apparel industry have historically been subject to competition from imitators which infringe the trademarks and trade dress of the brand. While the Company to date has not been aware of a high level of imitation of the Antigua brand or other marks, there can be no assurances that its business will not suffer from such imitation in the future.

     The Company has created a library of digitized designs on behalf of its clients. These designs consists of approximately 18,000 logos and names of golf courses, resorts, sports teams and corporate logos.


Employees

     As of December 31, 1997 the Company had 253 employees in Scottsdale, 19 employees in Dallas and seven employees in Toronto. Approximately 60% of the Company's employees are in manufacturing and maintenance and 10% are in each of: management; design and customer service; sales; and MIS, administration and accounting. None of the Company's employees is a member of a union. The Company considers its relations with its employees to be good.



Facilities

     The Company leases approximately 42,500 square feet of space in Scottsdale, Arizona from a partnership of which Mr. Dooley is a partner. See "Certain Relationships and Related Transactions." The current term of the lease expires December 31, 1998, but the Company may extend the term of the lease for two additional one-year periods. This facility houses management, data processing, customer service, warehousing and embroidery and manufacturing machines. The Company also leases approximately 30,000 square feet of space for manufacture, storage and sale (at a Company store) of apparel in a facility in close proximity to its main facility. The lease for this space expires in October 1999, and the Company may renew the lease for two additional one-year periods. The Company leases approximately 16,000 square feet of space in Dallas from a Director to house its screen printing and corporate sales group. The lease is month to month. The Company has occupied the building since 1992. The Company leases approximately 1,500 square feet of space in Toronto to house sales and customer service. The lease is month to month. There can be no assurances that the month-to-month facilities will continue to be available to the Company. However, the Company believes that other adequate facilities could be located, if necessary. The Company has leased approximately 2,000 square feet of retail space for an outlet store north of Phoenix, Arizona for a five year term ending in September 2001. The Company believes that existing facilities are adequate for its current requirements and that suitable additional or substitute space is readily available as needed.



Legal Proceedings

     Other than as set forth below, the Company is not currently involved in any material legal proceedings. The Company is subject to claims and lawsuits from time to time in the ordinary course of its business. While the outcome of such ordinary course proceedings cannot be predicted with certainty, the Company believes that the resolution of such current or future ordinary course matters individually or in the aggregate will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Legal Proceedings."

     Sea/Q of America, Inc., a New York corporation, filed a lawsuit, bearing cause No. C975720, against the Company in the Supreme Court of British Columbia, Canada, on October 23, 1997. The principal beneficial owner of Sea/Q is Ronnie Strasser, a former director of the Company. In the Statement of Claim, Sea/Q alleged that the Company had borrowed $100,000 from Sea/Q in or about August, 1996 and had agreed to repay Sea/Q in full without interest on or before May 30, 1997. Sea/Q further alleged that the Company had failed to repay Sea/Q. Sea/Q requested a judgment against the Company for $100,000, plus interest from May 30, 1997, as well as costs. The Company entered into a settlement with Sea/Q on October 30, 1997, which was reflected in Minutes of Settlement filed with the court in British Columbia. The Minutes of Settlement were amended on January 10, 1998. Under the settlement, as amended, the Company agreed: (i) to pay Sea/Q $100,000 on or before February 15, 1998; and (ii) to cause the transfer to Sea/Q of warrants to purchase 12,000 Common Shares of the Company with an exercise price of C$5 until June 1988, and C$5.75 thereafter until the expiration date of June 1999. Sea/Q agreed to waive any interest payable from May 30, 1997 to the date of repayment, to cease prosecuting the lawsuit until February 15, 1998 and to dismiss the lawsuit entirely if the Company paid Sea/Q $100,000 on or before February 15, 1998.

     Western  Pacific  Developments  Ltd.,  a  British Columbia company, filed a
lawsuit,   bearing  cause  No.  C975772,  against  the  Company,  Eron  Mortgage
Corporation ("Eron"), Westcoast Golf Promotions Ltd.

("Westcoast"), Brian Slobogian and Frank Biller in the Supreme Court of British Columbia on October 24, 1997, but voluntarily dismissed its claim against the Company by filing with the court a Notice of Discontinuance on October 29, 1997. The Company did not offer or provide any consideration to Western Pacific in exchange for Western Pacific filing the Notice of Discontinuance. The effect of the Notice of Discontinuance is to dismiss Western Pacific's claim against the Company, but is not a bar to any subsequent legal action by Western Pacific against the Company. In its Statement of Claim, Western Pacific alleged, among other things, that on or about February 7, 1997, Western Pacific entered into a loan agreement with Eron, Westcoast and the Company pursuant to which Western Pacific loaned Westcoast C$100,000, with interest payable on a monthly basis in the amount of C$2,000. Western Pacific also alleged that it was not paid three consecutive monthly interest payments, and asked for relief in the amount of $106,038.74 with interest until paid in full. On November 3, 1997, Western Pacific amended its Statement of Claim to eliminate any reference to the Company. Brian Slobogian, who was also named as a defendant in the original Statement of Claim for cause No. C975772, is a former Director of the Company, having served, without attending any meetings, from June 30, 1997 through his October 10, 1997 resignation. As a result of allegations of misconduct, Mr. Slobogian was ordered to resign as a director of any issuer by the British Columbia Securities Commission on October 3, 1997. On that same date, the Registrar of Mortgage Brokers in British Columbia suspended the registration of Eron, froze related corporate bank accounts and made application to appoint a judicial trustee for the investors and receivers of Eron. Eron acted as a finder for the Company in connection with the Westcoast Debenture (see "The Acquisition and Related Financing"). The Company has not been informed that any transactions in which it was engaged with Mr. Slobogian or entities related to Mr. Slobogian are the subject or current regulatory or other action. However, there can be no assurance that the Company will not receive inquiries in the future concerning its past association with Mr. Slobogian and Eron or that such past associations with Mr. Slobogian and Eron will not become the subject of regulatory action.

     The Company and Mr. Haynes, on his own behalf, have received a demand from Mr. Frank Cutler, an investor in the Company's Series A Preferred, to have his shares of Series A Preferred purchased by Mr. Haynes or redeemed by the Company. in advance of the other holders of the Series A Preferred. Mr. Cutler maintains that agreements between himself and the Company and between himself and Mr. Haynes individually entitle him to have had his shares of Series A Preferred redeemed as early as August 1, 1997. Mr. Cutler also demands from the Company and Mr. Haynes a reduction in the exercise price of the detachable warrants issued with the Series A Preferred to $.01 per Common Share, an additional 20,000 warrants to purchase Common Shares at an exercise price of $.01 per Common Share and an unspecified number of warrants to compensate him for not having his shares of Series A Preferred redeemed at August 1, 1997. No complaint has been filed in this matter at this time. The Company continues to review the demands of Mr. Cutler,

     The Company has received a demand from Renaissance Financial Securities Corporation ("Renaissance") for payment of $144,000 in fees under a management services agreement and for warrants to purchase 20,000 Common Shares at C$3.50 per share. The Company contests the amount of fees owed to Renaissance and that the Company is obligated to issue any additional warrants to Renaissance. See "Certain Relationships and Related Transactions." No complaint has been filed in this matter at this time. The Company continues to review and investigate the claims made by Renaissance.

                                   MANAGEMENT

Directors, Executive Officers and Certain Significant Employees


             Name              Age                              Position(s)
             ----              ---                              -----------
Louis B. Lloyd(1)   .........  54     Chairman of the Board of Directors
L. Steven Haynes(2) .........  36     Chief Executive Officer, Director
Ronald A. McPherson .........  47     President of AGI
Gerald K. Whitley   .........  58     Vice President of Finance of AGI
Brettina M. Moore   .........  37     Vice President of Product Development of AGI
Joseph M. Blanchette   ......  45     Director of Management Information Services
John W. Wood  ...............  45     President of SEI
Thomas E. Dooley, Jr.  ......  57     Chairman of the Board of Directors of AGI, Consultant to AGI
James E. Miles(2)   .........  68     Director
Robert J. McCammon(1)   .      56     Director
J. Christopher Woods   ......  48     Secretary, Director
James W. Lewis(1)(2)   ......  56     Director
Natale Bosa   ...............  52     Director


------------
(1)  Member of Compensation Committee.
(2)  Member of Audit Committee.


     The Company Act (British Columbia) requires that a minimum of one Director of the Company be ordinarily resident in British Columbia and that a majority of the Company's Directors be ordinarily resident in Canada. Mr. Woods and Mr. Bosa are ordinarily resident in British Columbia, and Mr. Miles and Mr. McCammon are ordinarily resident in Canada.


     Louis B. Lloyd has served as Chairman of the Board of Directors of the Company since August 1992. He is the President and principal beneficial owner of Belfinance Haussmann, L.L.C. ("Belfinance"), a private investment vehicle and is the President of Belfinance Securities, Inc., an NASD member. Mr. Lloyd is also a founder of Absolute Bank, located in the Republic of Georgia, and has served as a Director of the bank and as the bank's Vice Chairman since its founding in January 1995. From November 1991 through May 1994, Mr. Lloyd was associated with Republic New York Securities Corporation, a New York Stock Exchange member firm, most recently as President and Chief Executive Officer. From November 1981 through July 1990, Mr. Lloyd served in various capacities at Shearson Lehman Brothers, most recently as a Senior Executive Vice President and head of that firm's Worldwide Institutional Equity Trading and Sales Departments.

     L. Steven Haynes has served as President and Chief Executive Officer of the Company since its founding in 1992. Mr. Haynes was the Chief Financial Officer of Concept Communications, a video conference company, from May 1986 to July 1988. From June 1983 to April 1987, Mr. Haynes was associated with
Shearson Lehman Brothers, most recently as a Vice President in the Capital Markets division.

     Ronald A. McPherson, a former golf professional, has served AGI as either manager of national sales or Vice President of Sales and Marketing from September 1979 through August 1997. In September 1997 Mr. McPherson was named
President of AGI. Mr. McPherson is a member of the Board of Directors of the Golf Manufacturers and Distributors Association and has served on that Board since August 1992. He is also a member of the Board of Directors of the Samaritan Foundation, a nonprofit philanthropic corporation supporting the work of Samaritan hospitals.

     Gerald K. Whitley has served as Vice President of Finance of AGI since May 1997 and served AGI as Vice President of Finance and Administration between August 1985 and May 1997, except for the period from November 1994 to July 1995. From 1962 to 1984, Mr. Whitley was with Arthur Andersen LLP, becoming an audit partner of that firm in 1974. Mr. Whitley is a certified public accountant.

     Brettina M. Moore is Vice President for Product Development, a position she has held since November 1994. From September 1984 through November 1994, Ms. Moore was the Assistant General

Manager of the Gainey Ranch Golf Club in Scottsdale, Arizona. Ms. Moore is the founder of the Association of Golf Merchandisers. She co-authored that trade association's training manual and has authored articles on merchandising, buying and managing retail operations for Golf Shop Operations magazine.


     Joseph M. Blanchette has served AGI as Vice President of Information Technology since September 1997, and from October 1994 to September 1997 as Director of Management Information Systems. From November 1993 until October 1994, Mr. Blanchette provided Mid-Range (IBM AS/400) computer systems services to businesses in the Phoenix and Southern California area through JDR
Consulting Group Inc., a company he founded. From November 1988 through November 1993, Mr. Blanchette was associated with the Information Systems Consulting Group of Ernst & Young LLP, most recently as Senior Manager, specializing in managing Mid-Range (IBM AS/400) computing systems engagements.

     John W. Wood has served SEI, a subsidiary of the Company, since November 1993. From April 1992 through May 1993, Mr. Wood served as Vice President of Compliance Partners, Inc., then a development stage environmental and engineering company. From January 1988 through April 1992, Mr. Wood was the Branch Manager of an industrial chemical distribution facility of Unocal Corp.

     Thomas E. Dooley, Jr. founded AGI, now a subsidiary of the Company, in 1975 and directed its operations through the Acquisition in June 1997. Mr. Dooley currently serves AGI as Chairman of the Board of Directors and as a consultant.

     James E. Miles has been a Director of the Company since August 1994. Mr. Miles is a Professor Emeritus of Psychiatry at the University of British Columbia and has been a psychiatrist in private practice since November 1990.

     Robert J. McCammon was elected to the Board of Directors at the Company's meeting of shareholders on June 30, 1997. Mr. McCammon has been an Assistant Coach of the Edmonton Oilers Hockey team since July 1994, was the President and General Manager of the Tri-Cities Junior "A" Hockey Team from July 1991 through April 1994 and a coach of the Vancouver Canucks Hockey Team from May 1987 through April 1991.

     J. Christopher Woods has served as a Director of the Company since October 1996. Mr. Woods is engaged in the management of personal investments and has provided paralegal services to the Company through an affiliation with the law firm of Tupper, Jonsson & Yeadon of Vancouver, British Columbia. Since February 1993 Mr. Woods has been the General Manager of 440458 B.C. Ltd., a private company providing management consulting services to various businesses including the Company. See "Certain Relationships and Related Transactions." Mr. Woods also serves as Secretary and a Director of Emerald Dragon Mines Ltd., a position he has held since February 1993. He additionally has served as Secretary of Bismillah Ventures Inc. since January 1993 and has been a director of that entity since October 1994.

     James W. Lewis was elected to the Board of Directors at the Company's meeting of shareholders on June 30, 1997. Mr. Lewis has been the President of Tradeco Global Securities Inc. since May 1989. Mr. Lewis is also engaged in the management of personal investments.

     Natale Bosa was appointed a Director of the Company on October 23, 1997. For more than the past five years Mr. Bosa has served as President of Bosa Bros. Construction Ltd. and as President of Bosa Development Corporation, a real estate development company.



Committees of the Board of Directors

     The Audit Committee consists of Mr. Haynes, Mr. Miles and Mr. Lewis. The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of the audit and other services provided by the Company's independent auditors and reviews and evaluates the Company's audit and control functions.

     The Board of Directors established a Compensation Committee in June 1997 and appointed Messrs. Lloyd, McCammon and Lewis, all non-employee directors, to the Committee. The primary function of the Compensation Committee is to establish compensation, including bonuses, of the Company's officers.

     In 1997 the Board of Directors held 24 meetings. All but one Director attended more than 75% of the aggregate of board and committee meetings held during their respective tenures in 1997. Mr. Slobogian did not attend the two board meetings held during his tenure in 1997.

Director Compensation

     Directors of the Company do not receive fees or other cash compensation for service as Directors. The Directors may be reimbursed for actual expenses reasonably incurred in the course of or in connection with the performance of their duties as Directors. Directors are eligible to receive options for the purchase of Common Shares. Messrs. Lloyd, McCammon, Lewis and Woods, Directors of AEI, and Mr. Dooley, Chairman of the Board of AGI, each receive fees from the Company for consulting services pursuant to consulting agreements. See "-- Employment and Consulting Contracts, Termination of Employment and Change-in-Control Arrangements" and "Certain Relationships and Related Transactions."
     The Company does not have a stock option plan, but the Company has granted stand-alone options to Directors in accordance with applicable VSE rules and law. The Company has an outstanding option to a Director of SEI for 35,000 Common Shares at an exercise price of C$2.90 per Common Share which expires on August 25, 2000. In connection with the Acquisition, the Company granted options to acquire 60,000 Common Shares, 20,000 Common Shares, 50,000 Common Shares, 5,000 Common Shares, 5,000 Common Shares, 5,000 Common Shares and 5,000 Common Shares to Mr. Haynes, Mr. McCammon, Belfinance, Mr. Lewis, Mr. Lloyd, Mr. Miles and Mr. Woods, respectively, all of whom (other than Belfinance, which is controlled by Mr. Lloyd) are Directors of the Company. The foregoing options are fully vested, expire on June 16, 1999 and are exercisable at $5.00 per Common Share. The Company, at the same time, granted two-year options to acquire an aggregate of 50,000 Common Shares at $5.00 per Common Share to Directors of SEI and AGI.

Executive Compensation

     Summary Compensation. The following table sets forth the compensation earned by the Company's Chief Executive Officer during 1997 for services rendered to the Company and its subsidiaries during such year. No other executive officer earned or was paid salary and bonus in excess of $100,000 during the year ended December 31, 1997.


                                                      Annual                     Long-Term
                                                   Compensation                 Compensation
                                                   ------------                 ------------
                                                                                 Securities         All Other
           Name and Principal Position                Salary        Bonus    Underlying Options   Compensation
           ---------------------------                ------        -----    ------------------   ------------
L. Steven Haynes, Chief Executive Officer(1)  ...... $123,327      $14,135         60,000           $75,000


------------

(1) Salary consists of $29,087 paid prior to the Acquisition and $94,230 paid by AGI following the Acquisition. Bonus consists of a pro rata amount on salary paid by AGI.

(2) Consists of $75,000 paid by the Company to Renaissance on behalf of Mr. Haynes. See "Certain Relationships and Related Transactions."

     See "Management -- Employment and Consulting Contracts, Termination of Employment and Change-in-Control Arrangements" for a discussion of the employment agreements of certain executive officers and consultants entered into in connection with the Acquisition.

     Option Grants. The following table provides information with respect to stock option grants made to the Company's Chief Executive Officer for the year ended December 31, 1997. No stock appreciation rights were granted during 1997.

                                              Individual Grants
                         -----------------------------------------------------------
                                            Percent of                              Potential Realizable Value
                                              Total                                   at Assumed Annual Rates
                          Number of          Options                                       of Stock Price
                          Securities        Granted to     Exercise                   Appreciation For Option
                          underlying         Employees      or Base                            Term(2)
                           Options           in Fiscal      Price       Expiration  --------------------------
          Name           Granted (#)         Year(1)        ($/Sh)         Date        5% ($)     10% ($)
------------------------ ----------------   ------------   ----------   ------------   --------   --------
L. Steven Haynes  ......     60,000 (3)       12.45%         $5.00        6/16/99      $30,600    $63,000

------------
(1)  Based on total grants during the year of 482,000

     Aggregated Fiscal Year-End Option Values. The following table sets forth for the Company's Chief Executive Officer the number and value of securities underlying unexercised options and warrants held at December 31, 1997.


                                Number of Securities              Value of Unexercised
                               Underlying Unexercised           In-the-Money Options at
                            Options at December 31, 1997          December 31, 1997(1)(2)
                           -------------------------------   ------------------------------
          Name             Exercisable     Unexercisable     Exercisable     Unexercisable
          ----             -----------     -------------     -----------     -------------
L. Steven Haynes  ......     60,000             --             $60,000           --

------------
(1) Based on the difference between the assumed public offering price of $6.00 per Common Share and the exercise price.

(2) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price for the Common Shares.

401(k) Plan

     In May 1993, the Board of Directors of AGI, adopted a tax qualified employee savings and retirement plan covering its employees (the "401(k)
Plan"). Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to statutorily prescribed annual limit and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides discretionary matching by AGI. Employees become 20% vested in the Company's matching contributions after two years of service, and increase their vested percentages by an additional 20% for each year of service thereafter. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on the 401(k) Plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by the Company will be deductible by the Company when made.



Employment and Consulting Contracts, Termination of Employment and Change-in-Control Arrangements

     The Company entered into employment agreements, effective as of the closing of the Acquisition, with the following executive officers: (1) L. Steven Haynes, Chief Executive Officer; (2) Ronald A. McPherson, Vice President of Sales (and since September 1997, President of AGI); (3) Gerald K. Whitley, Vice President of Finance; (4) Brettina M. Moore, Vice President of Product Development; and (5) Joseph M. Blanchette, Director of Management Information Systems (and since September 1997, Vice President of Information Technology). Pursuant to such agreements, Messrs. Haynes, McPherson, Whitley, Ms. Moore and Mr. Blanchette receive annual salaries of $175,000, $120,000, $95,000, $108,000 and $86,000, respectively, and bonuses of 15% (not less than 15% in the case of Ms. Moore) of annual salary (prorated for a partial year of employment). Additionally, upon execution of the agreements Messrs. Haynes, McPherson, Whitley, Ms. Moore and Mr. Blanchette received stock option grants for 55,000 shares, 60,000 shares, 60,000 shares, 40,000 shares and 10,000 shares, respectively. The stock options granted to Mr. McPherson, Mr. Whitley, Ms. Moore and Mr. Blanchette are fully vested and are exercisable, at a strike price of C$6.25 per Common Share, for the options to Mr. McPherson and Mr. Whitley, and $5.00 per share for the options to Ms. Moore and Mr. Blanchette, over the two-year period following the grant date. The stock options granted to Mr. Haynes vested as to fifty percent of the options on the effective date of the employment agreement, with the second fifty percent vesting on the first anniversary of the date of grant. Mr Haynes' options are exercisable at C$6.75 during the first year following grant and C$7.75 during the second year. The term of Mr. Haynes' agreement is three years, and the Company may extend the term for an additional two-year period. The agreements of Mr. McPherson, Mr.
Whitley, Ms. Moore and Mr. Blanchette provide for an indefinite period of employment, subject to customary termination provisions. The agreements of Mr. McPherson and Mr. Whitley provide that if employment is terminated for cause by the Company or by the employee without good reason, the employee shall receive only the salary payments earned prior to the date of termination; if employment is terminated without cause or by the employee for good reason, the employee will continue to receive salary and health and other benefits for a period of six months following termination, and all unvested stock options shall vest in full. The agreements of Mr. Haynes, Ms. Moore and Mr. Blanchette provide that if employment is terminated by the Company for any reason, the employee will continue to receive salary and health and other benefits for a period of six months following termination, and all unvested stock options shall vest in full. The Company has agreed to provide term life insurance for Mr. Haynes. Each of the employment agreements further provide that during the term of employment and for a period of six months, two years in the case of Mr. Haynes, after termination of employment, the employee will not, subject to certain limitations, compete with the Company.

     In connection with the Acquisition and the execution of employment agreements, AGI refinanced debts owed to Mr. McPherson and Mr. Whitley. The approximately $251,000 owed to each of Mr. McPherson and Mr. Whitley under loans originally made in 1993 have been repaid since the Acquisition. A contingent payment due to each in respect of their notes, $150,600, was converted into 30,120 Common Shares of the Company and two-year warrants to acquire 15,060 Common Shares at an exercise price of C$6.75 per share during the first year following grant and C$7.75 during the second year. Under their amended notes, Mr. McPherson and Mr. Whitley each have the right, prior to the first anniversary of the closing of the Acquisition, to require the Company to repurchase, in whole or in part, these shares and warrants for $150,600.

     Also in connection with the Acquisition, the Company entered into a two-year consulting and non-competition agreement with Thomas E. Dooley, Jr. Mr. Dooley is the founder of AGI and currently serves as Chairman of the Board of Directors of AGI. See "-- Directors, Executive Officers and Certain Significant Employees." Pursuant to the consulting and noncompetition agreement, Mr. Dooley provides AGI with consulting services with respect to manufacturing operations, marketing and sales activities and relationships with licensors as requested by the Chief Executive Officer or Board of Directors of AGI. The Company pays Mr. Dooley an annual fee of $100,000 for services provided under the consulting agreement, and Mr. Dooley is eligible for an annual bonus based, in part, on the performance of AGI. In connection with the Acquisition, Mr. Dooley was issued an option, which expires May 28, 1999, to purchase 50,000 Common Shares at an exercise price of $5.00 per Common Share. Mr. Dooley will also receive additional cash consideration in the Acquisition in an amount currently estimated at $700,000 to be paid in four equal quarterly installments beginning September 16, 1997, subject to prepayment upon the completion of a securities offering by the Company with gross proceeds to the Company in excess of $12,000,000. See "The Acquisition and Related Financing" and "Use of Proceeds." Mr. Dooley has agreed for a period of two years not to compete with AGI, solicit business of customers or clients of the Company or solicit or offer employment to employees of the Company.

     Subject to VSE approval, the Company has entered into a consulting agreement with Belfinance, the sole beneficial owner of which is Mr. Lloyd, the Chairman of the Company's Board of Directors. The agreement has a two year term commencing September 15, 1997. Pursuant to the agreement, Belfinance will provide AEI consulting services with respect to potential acquisitions and strategic matters in the golf apparel industry as requested by the Board of Directors of AEI. For consulting services under the Agreement, AEI will pay Belfinance $96,000 annually, Belfinance will be eligible for bonuses or incentive payments and the Company will issue Belfinance options, which vest in equal installments over two years, to acquire 50,000 Common Shares at an exercise price of $5.00 per Common Share. In the event of a termination of the consulting agreement upon a "Change of Control" (as defined in the consulting agreement) Belfinance is entitled to receive a lump sum cash payment equal to three times Belfinance's "Cash Compensation" (also as defined in the consulting agreement), subject to reduction in certain circumstances to preserve favorable tax treatment to the Company or in connection with other severance payments to be made by the Company and, for two years following such termination, benefits substantially similar to those provided to Belfinance for Mr. Lloyd immediately prior to such termination.

     The Company has agreed to retain Robert J. McCammon as a consultant to assist AGI with its relationship with the National Hockey League. The Company will retain Mr. McCammon for a three-year term commencing September 1, 1997 and has agreed with Mr. McCammon to compensate Mr. McCammon at the rate of $30,000 annually. Mr. McCammon is a Director of the Company.


Limitation of Liability and Indemnification of Officers and Directors

     The Company Act (British Columbia) permits a company, with the approval of the British Columbia Supreme Court, to indemnify a director or officer of the Company in respect of all costs, charges and expenses actually and reasonably incurred by him in connection with a civil, criminal or administrative action to which he is made a party by reason of having been a director, provided that he acted honestly and in good faith and had reasonable grounds for believing that his conduct was lawful.

     The Articles of the Company provide that, subject to the provisions of the Company Act, the directors shall cause the Company to indemnify its directors and may cause the Company to indemnify its officers and the directors of companies in which the Company is a shareholder.

     The  Company  entered into written indemnity agreements with two directors,
J. Christopher Woods and Fiama Walker, in connection with approval of the Acquisition. Ms. Walker is no longer a director of the Company.


Compensation Committee Interlocks and Insider Participation

     The Compensation Committee was established in August 1997. Prior to its establishment, the entire Board of Directors performed the functions now delegated to that Committee, and Mr. Haynes, the Chief Executive Officer, participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     The Company has obtained VSE approval for a bonus of up to 50,676 Common Shares to Belfinance for having extended a $1,000,000 credit to the Company in order for the Company to meet short term obligations under the escrow agreement in connection with, and prior to closing of, the Acquisition. Belfinance transferred the right to receive repayment on the loan to KOZ Capital which used the cancellation of the loan as consideration for the purchase of 1,000,000 shares of the Series A Preferred. The Board has not yet caused the issuance of the 50,676 Common Shares. The Company has approved the payment of a bonus of 47,192 Common Shares to Mr. Lloyd for having made two short-term loans to the Company prior to and in connection with the Acquisition and for having personally guaranteed the notes to Mr. Dooley, as agent for the shareholders of AGI. The amount of the bonus and payment of the bonus is subject to the Company obtaining approval from the VSE and the shareholders of the Company. If approved, the Company anticipates that the bonus will be paid in Common Shares. The Company has entered into a consulting agreement with Belfinance. See "Management -- Employment and Consulting Contracts, Termination of Employment and Change-in-Control Arrangements." Mr. Lloyd, through Belfinance, is also a creditor of the Company. As of September 1, 1997, the principal and interest, at 7% per annum, due was approximately $333,000, of which amount approximately $311,000 was advanced prior to December 31, 1996 for working capital and $6,825 was advanced on December 31, 1996 for use of the Company to satisfy its tax obligations. The Company repaid $200,000 during September 1997, with proceeds of the private placement of Series A Preferred. Mr. Lloyd leases the Dallas, Texas facility to the Company on a month to month basis at no cost. A lease for the facility is under negotiation. For having given a personal guarantee of the Westcoast Debenture, the Company granted Mr. Lloyd 88,500 Common Shares. In order to effect an agreement among Messrs. Lloyd, Haynes and McCammon, the Company intends to apply to the VSE for the transfer of 95,000 Performance Shares to Mr. Lloyd and Mr. Haynes (in equal parts) from Mr. McCammon. These shares are held in escrow pursuant to the Escrow Agreement and will remain subject to such agreement.

     The Company has approved the payment of a bonus of 47,192 Common Shares to Mr. Haynes for having made a short-term loan to the Company prior to and in connection with the Acquisition and for having personally guaranteed the notes to Mr. Dooley, as agent for the shareholders of AGI. The amount of the bonus and payment of the bonus is subject to approval of the VSE and the shareholders of the Company. If approved, the Company anticipates that the bonus will be paid in Common Shares. Mr. Haynes has advanced to the Company approximately $77,500, consisting of approximately $57,500 of advances for general corporate purposes during 1995, approximately $30,000 of advances for general corporate purposes during 1996 and net repayments of approximately $10,000 during 1997. The advances bear interest, at 10% per annum, and have no specific terms of repayment. For having given a personal guarantee of the Westcoast Debenture, the Company granted Mr. Haynes 88,500 Common Shares. In order to effect an agreement among Messrs. Lloyd, Haynes and McCammon, the Company intends to apply to the VSE for the transfer of 95,000 Performance Shares to Mr. Lloyd and Mr. Haynes (in equal parts) from Mr. McCammon. These shares are held in escrow pursuant to the Escrow Agreement and will remain subject to such agreement.

     On September 15, 1995 the Company entered into a three-year Management Services Agreement with Renaissance Financial Securities Corp. ("Renaissance"). Robert Moody, Jr., a director of SEI, owns approximately twenty percent of the share capital of Renaissance. Pursuant to that agreement, Renaissance agreed to provide management advisory, investment banking and financial services to the Company for $3,000, $4,000 and $5,000 per month during the first, second and third years of the term of the agreement, respectively, and an option to acquire 60,000 Common Shares at an exercise price of C$3.50 per share. The Company maintains that it terminated that agreement on September 12, 1997. Renaissance has made a demand for payment of fees under that agreement and for warrants to purchase 20,000 Common Shares of C$3.50 per share. While the Company's records indicate that options to purchase 30,000 Common Shares were exercised by Renaissance, a third party has claimed the option to purchase all 60,000 Common Shares were transferred to him by business. The Company has approved the issuance of an option to a principal of Renaissance for the purchase of 10,000 Common Shares at an exercise price of $5 per share for a two-year period. Mr. Haynes pledged warrants to acquire 42,800 Common Shares of the Company in May 1996 to secure repayment of a debit in a trading account of Renaissance. Following such pledge, the Company paid Renaissance $75,000 in settlement of a personal obligations of Mr. Haynes to Renaissance, and Renaissance released the pledge of Mr. Haynes' warrants.

     Between November 1, 1996 and June 16, 1997, Mr. Lloyd, Mr. Haynes and Mr. Wood, the President of SEI, advanced funds in the following aggregate, respective amounts: $501,589, $492,534 and $169,918. Using promissory notes as consideration, KOZ Capital purchased these payables from Messrs. Lloyd, Haynes and Wood and also purchased payables of $627,807 representing professional fees and legal owed by the Company and fees owed by the Company to 440458 B.C. Ltd., of which Mr. Woods, a Director of the Company, is the

General Manager. KOZ Capital purchased an aggregate amount of payables equal to $1,791,048.45, used the same amount to subscribe for the KOZ Debenture and secured payment of the notes to the individuals with the Common Shares underlying the KOZ Debenture.


     The Company acquired AGI from Mr. Dooley and its minority shareholders in June 1997. See "The Acquisition and Related Financing." In connection with the Acquisition, the Company entered into a consulting agreement with Thomas E. Dooley, Jr., the founder of AGI. Mr. Dooley currently serves as Chairman of the Board of Directors of AGI. See "Management -- Employment and Consulting Contracts, Termination of Employment and Change-in-Control Arrangements." The Company also leases its primary office space, production facility and warehouse from D&D Development Co., an Arizona general partnership, of which Mr. Dooley beneficially owns 50%. See "Business -- Facilities." In the event Mr. Dooley acquires the partnership interests of the other partners of D&D Development Co., the monthly rental rate payable under the lease increases from $.45 per square foot to $.60 per square foot, representing an annual rental increase of approximately $76,500. Prior to the Acquisition Closing Date, AGI had elected (beginning July 1, 1988) to be treated as an S Corporation under Subchapter S of the Internal Revenue Code and comparable state tax laws. Distributions of approximately $300,000 and $725,000 were paid to AGI shareholders in 1994 and 1997, respectively. These distributions were made to provide funds to AGI shareholders with which to pay income taxes on the earnings of AGI attributable to them. See "S Corporation Distributions."


     In connection with the Acquisition and the execution of employment agreements, AGI refinanced debts owed to Mr. McPherson and Mr. Whitley and issued, to each, 30,120 Common Shares of the Company and two-year warrants to acquire 15,060 Common Shares at an exercise price of C$6.75 per share during the first year following issuance and C$7.75 during the second year in connection with a contingent payment due to each in respect of their notes. See "Employment and Consulting Contracts, Termination of Employment and Change-in-Control Arrangements."

     Mr. Wood, the President of SEI, has advanced to the Company a net amount of approximately $105,000, consisting of: $37,000 of working capital advances during May 1995 and approximately $32,500 of material purchases and other advances during November 1995 and through December 31, 1995; approximately $9,000 of material purchases and deferred payroll through June 30, 1996; and approximately $56,000, all less repayments. The advances bear interest at ten percent (10%) per annum and have no specific terms of repayment.


     The Company has agreed to retain Mr. McCammon as a consultant. Mr. McCammon is a Director of the Company. See "Management -- Employment and Consulting Contracts, Termination of Employment and Change-in-Control Arrangements." The Company also granted Mr. McCammon options to purchase 20,000 Common Stock at an exercise price of $5.00 per share as an endorsement to Mr. McCammon to endorse the Company's products.

     The Company entered into an agreement (the "TradeCo Agreement") in January 1997 with TradeCo Global Securities, Inc. ("TradeCo"), of which Mr. Lewis, a Director of the Company, is the President. Due to an oversight, the Company did not submit the TradeCo Agreement to the VSE for approval within the required time period, and, accordingly, the Company believes that it may be without authority to perform under the TradeCo Agreement. The Company has orally agreed with TradeCo to enter into a substantially similar agreement, subject to VSE approval. The Company has not yet prepared a written agreement or sought VSE approval for its terms. If the terms previously agreed to are approved, TradeCo would provide financial advisory, corporate finance, merger and acquisition and capital raising advice for a monthly retainer of $5,000 (subject to increase to not more than $10,000 following a closing of a public offering of Common Shares) for a one year period. In addition to the monthly retainer, TradeCo will be eligible under the agreement to receive fees, in the form of cash, Common Shares or warrants to purchase Common Shares, upon completion of new financings it initiates. TradeCo has received from a third party Common Shares and warrants to purchase Common Shares in connection with the financing of the Acquisition. See "The Acquisition and Related Financing." The Company has also agreed to nominate a nominee of TradeCo for election to the Company's Board of Directors, Mr. Lloyd and Mr. Haynes have agreed to vote their shares in favor of such nominee and the Company has agreed to appoint that nominee to the Compensation Committee of the Board of Directors and has also agreed to indemnify TradeCo on terms yet to be decided.


     The Company entered into a management contract, which has not been reduced to writing, pursuant to which 440458 B.C. Ltd., a British Columbia company ("440458 B.C. Ltd."), is entitled to receive compensation for the performance of management services. For rendering such services, 440458 B.C. Ltd.

is paid C$2,500 per month, reasonable related out-of-pocket expenses plus applicable taxes. The sole beneficial owner of the shares of 440458 B.C. Ltd. is a person related to J. Christopher Woods, the Secretary and a Director of the Company.


     In connection with the Acquisition, the Company paid a finder's fee of 131,758 Common Shares to Sportswear Investors, LLC. Gary McCauley, a Director of AGI, is a member of Sportswear Investors, LLC. See "The Acquisition and Related Financing."



                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following tables set forth certain information regarding the beneficial ownership of the Company's Common Stock as of September 30, 1997 by
(i) each director, (ii) each named executive officer in the Summary Compensation Table, (iii) each person who is known by the Company to own beneficially 5% of more of the Common Stock and (iv) all Directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person, subject to community property laws where applicable. The address of each person or entity listed is 9319 North 94th Way, Scottsdale, Arizona 85258, except as otherwise indicated.


                                               Shares beneficially      Shares beneficially
                                               owned prior to the         owned after the
                                                    Offering                Offering(1)
                                             -----------------------   ----------------------
   Name and Address of Beneficial Owner       Number       Percent      Number       Percent
   ------------------------------------       ------       -------      ------       -------
Louis B. Lloyd(2) ........................   1,028,443       20.40%    1,028,443     12.79%
L. Steven Haynes(3)  .....................     428,170        9.61       428,170      5.74
James E. Miles(4) ........................      85,361        1.96        85,361      1.16
Robert J. McCammon(5)   ..................     124,600        2.86       124,600      1.69
J. Christopher Woods(6) ..................       5,000           *         5,000         *
James W. Lewis(7) ........................     834,680       16.93       834,680     10.53
Natale Bosa(8) ...........................      60,555        1.39        60,555         *
Westcoast Golf Promotions Ltd,(9)   ......   2,100,000       32.62     2,100,000     22.25
 Suite 500, 1380 Burrard Street
   Vancouver, British Columbia, Canada
Thomas E. Dooley, Jr.(10)  ...............   1,223,000       21.99     1,223,000     14.29
 12401 East Saddlehorn Scottsdale,
   Arizona 85259
Geovest Capital Partners, L.P.(11)  ......     412,000        8.67       412,000      5.32
 666 Fifth Avenue, 24th Floor
   New York, New York 10103
All Directors and executive officers as a
 group (12 persons)(12) ..................   2,913,169       48.45     2,913,169     32.32

------------
* Less than 1%


(1) Assumes no exercise of the Underwriters' over-allotment option. See "Underwriting." If such option is exercised in full, Mr. Lloyd will beneficially own 1,008,443 Common Shares (or 12.08%), Mr. Haynes will beneficially own 408,170 Common Shares (or 5.27%) and each of Mr. McPherson and Mr. Whitley, who currently each beneficially own 105,180 Common Shares, will beneficially own 85,180 Common Shares (or 1.15%), following the offering.


(2) Includes 458,075 Common Stock underlying options and warrants to purchase Common Shares that are exercisable within 60 days (245,000 of which are held by Belfinance). Also includes 245,000 Common Shares into which shares of Series A Preferred held by Belfinance may be converted within 60 days.

(3) Includes 118,720 Common Shares underlying options and warrants to purchase Common Shares that are exercisable within 60 days.

(4) Includes 12,407 Common Shares underlying options and warrants to purchase Common Shares that are exercisable within 60 days.

(5) Includes 20,000 Common Shares underlying options and warrants to purchase Common Shares that are exercisable within 60 days. Also includes 95,000 Common Shares held in escrow which Mr.

     McCammon has agreed to transfer to Mr. Lloyd and Mr. Haynes, in equal parts, subject to VSE approval. See "Certain Relationships and Related Transactions" and "Description of Securities - Performance Shares."

(6) Includes 5,000 Common Shares underlying options and warrants to purchase Common Shares that are exercisable within 60 days.

(7) Includes 160,000 Common Shares into which shares of Series A Preferred may be converted within 60 days. Also includes 371,000 Common Shares underlying options and warrants to purchase Common Shares that are exercisable within 60 days. The 371,000 Common Shares includes warrants that are exercisable within 60 days to acquire 206,000 Common Shares owned by Geovest Capital Partners, L.P. ("Geovest"), of which Mr. Lewis is an investor and Manager. Also includes 206,000 Common shares owned by Geovest. Mr. Lewis disclaims beneficial ownership of shares owned by Geovest except to the extent of his pecuniary interest therein arising from his partnership intrest. Also includes 37,680 Common Shares owned by TradeCo Global Securities, Inc., of which Mr. Lewis is the Chairman. Mr. Lewis disclaims beneficial ownership of such shares. Also includes 30,000 Common Shares and warrants to purchase 30,000 Common Shares held by Investarit AG, of which Mr. Lewis is a shareholder. Mr. Lewis disclaims beneficial ownership of such shares. See "Certain Relationships and Related Transactions."

(8) Includes 18,818 Common Shares underlying options and warrants to purchase Common Shares that are exercisable within 60 days. Mr. Lewis disclaims beneficial ownership of such shares

(9) Includes units underlying a convertible debenture, which is convertible within 60 days into 1,050,000 Common Shares and warrants, which are also exercisable within 60 days, for 1,050,000 Common Shares.

(10) Includes 1,233,000 Common Shares underlying options and warrants to purchase Common Shares and instruments convertible into Common Shares within 60 days. See "The Acquisition and Related Financing."

(11) Includes warrants to acquire 206,000 Common Shares that are exercisable within 60 days.


(12) Includes 1,003,140 Common Shares underlying options and warrants to purchase Common Shares that are exercisable within 60 days and 405,000 Common Shares into which shares of Series A Preferred may be converted within 60 days.

                            DESCRIPTION OF SECURITIES

     The following description of the Company's capital stock is a summary only and is qualified in its entirety by reference to the Company's Memorandum and Articles, copies of which are filed as exhibits to the Registration Statement of which this prospectus is a part, and by reference to British Columbia law under which the Company is incorporated.


General

     The Company was incorporated in 1986. Since that time it has effected two consolidations, or reverse-splits, of its common shares, on December 17, 1991 and June 13, 1997, in each case on the basis of 5 pre-consolidation common shares for 1 post-consolidation common share. The current authorized capital of the Company consists of 300,000,000 Common Shares without par value (the "Common Shares") and 30,000,000 Preferred shares without par value, issuable in series (the "Preferred Shares"). The Preferred Shares are issuable at any time and from time to time in one or more series, each series consisting of such number of shares and, subject to the provisions attached to the Preferred
Shares as a class, having such designation and such rights, privileges, restrictions and conditions attaching thereto as may be determined by the directors of the Company. The Company has designated 10,000,000 Preferred Shares as Convertible Preferred Shares Series A (the "Series A Preferred").

     As at September 30, 1997, there were 4,338,365 Common Shares (the Company has received consideration for and is committed to issue, but has not yet issued, 630,156 of such shares) and 5,730,000 Series A Preferred Shares (certificates for which have not yet been delivered) issued and outstanding.


Common Shares

     The holders of Common Shares are entitled to notice of and to attend at all meetings of shareholders and to one vote for each share held on all matters to be voted on by shareholders at such meetings (other than meetings at which only holders of another class or series of shares are entitled to vote). Subject to the rights of the holders of the Preferred Shares, the holders of Common Shares are entitled to receive, pro rata with all other holders of Common Shares, such dividends as may from time to time be declared in the discretion of the directors of the Company and are entitled to receive the remaining assets of the Company in the event of the Company's liquidation, dissolution or winding-up.

     The holders of Common Shares are not entitled to pre-emptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the Common Shares. The holders of Common Shares are not subject to further calls or assessments by the Company.


Performance Shares


     Pursuant to an escrow agreement dated August 4, 1992, among the Company (then Fair Resources Group Inc.), Montreal Trust Company and certain of it shareholders (the "Escrow Agreement"), the Company issued 456,992 common "performance shares" (the "Performance Shares") to certain of its founders and future principal stockholders, Messrs. Lloyd, Haynes and McCammon. The Performance Shares were issued pursuant to Local Policy #3-07 of the British Columbia Securities Commission (the "BCSC") and Policy 19 of the VSE.

     The Performance Shares include 25,500 shares which are the remaining portion of 750,000 shares issued pursuant to an escrow agreement dated December 22, 1988, among the Company (then Fair Harbour Mining Corporation), C. Phillip Yeandle, and Montreal Trust Company of Canada (the "Original Performance Shares"). On October 1, 1991, C. Phillip Yeandle transferred the remaining 25,500 Original Performance Shares to Franco S. Cecconi, another then principal of the Company. Such shares were rolled into the Escrow Agreement in connection with the acquisition of SEI by Fair Resources Group Inc. in August 1992.

     The Performance Shares are held in escrow to be released as the Company achieves positive operating cash flow on a cumulative basis. The holders of Performance Shares will be entitled to a pro rata release from escrow on the basis of one share to be released for each $0.6725 of cash flow to the Company, calculated as a performance share percentage of 31% of the issued capital of the Company and an earn-out factor of .3844, subject to approval by BCSC and the VSE. Performance Shares are permitted to be released on an annual basis.


     A total of 200,492 of these shares have been returned to treasury and none of the remaining Performance Shares have been released from escrow, all as a result of a failure by the Company to meet the performance criteria. The current total of Performance Shares held in escrow is 256,500. Once released, the Performance Shares will be freely tradeable in the province of British Columbia.


     If any of the 25,500 Original Performance Shares remain unreleased from the escrow on December 22, 1998, they will be cancelled on such date. Any of the remaining 126,492 Performance Shares not yet released will be cancelled on August 4, 2002.


Preferred Shares

     Voting. The holders of Series A Preferred shares are not entitled to notice of or to attend or to vote at any meeting of the shareholders of the Company, except to approve amendments to the terms of the Series A Preferred shares or otherwise as required by law. The Series A Preferred shares will rank on a parity with the Preferred Shares of every other series and will be entitled to preference over the Common Shares and any other shares ranking junior to the Series A Preferred with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Company.

     Dividends. For a period of 5 years from the date of issuance thereof, shares of the Series A Preferred shares are entitled to a fixed, cumulative preferential cash dividend of 12% per annum on the subscription price therefor.



     Conversion. The holders of Series A Preferred shares have the right, for a period of 5 years from their issuance, to convert their Series A Preferred shares (including accrued and unpaid interest) into Common Shares, on a basis of five shares of Series A Preferred for one Common Share, without further payment at any time prior to the first anniversary of their issuance, or with a payment of $1.25, $2.50, $3.75 or $5.00 in the second, third, fourth, or fifth year following their issuance, respectively.

     Retraction. To the extent the Company completes a sale of its securities by way of an initial public offering through the facilities of the National
Association of Securities Dealers Automatic Quotation System, the holders of the Series A Preferred shares shall have the right to retract the Series A Preferred shares at the subscription price thereof together with accrued but unpaid dividends thereon, but only to the extent that such retraction can be funded through net proceeds of such initial public offering in excess of $8,000,000.


     Redemption.   The  Company  may at any time redeem the whole or part of the issued and outstanding Series A Preferred shares upon payment of the sum of C$6.75 per share together with accrued but unpaid dividends thereon.

     Restrictions. Unless otherwise approved by a special resolution of the holders of the Series A Preferred shares, the Company may not declare or pay any dividends on the Common Shares, redeem, purchase or make any capital distribution on the Common Shares or issue any additional Series A Preferred shares or other shares ranking in priority to or pari passu with the Series A Preferred shares in respect of the payment of dividends or the return of capital.

Common Share Purchase Warrants

     The Company has the following warrants outstanding as of September 30, 1997:

                                                                                       Number of Common
                                                                                        Shares Issuable
   Maturity Date                              Exercise Price                            Upon Exercise
   -------------                              --------------                            -------------
July 11, 1998         C$6.25 until July 11, 1997; C$7.50 from July 12, 1997 until            119,400
                        maturity
October 16, 1998      C$5.80 until October 16, 1997; C$6.65 from October 17,                 210,000
                        1997 until maturity
November 30, 1998     C$6.75 until November 30, 1997; C$8.00 from December                    49,952
                        1, 1997 until maturity
May 16, 1999          C$4.50 until May 16, 1998; C$5.20 from May 17, 1998 until               75,889
                        maturity
June 16, 1999         C$6.75 until June 16, 1998; C$8.00 from June 17, 1998 until             40,120
                        maturity
June 16, 1999         C$4.00 until June 16, 1998; C$4.60 from June 17, 1998 until             78,627
                        maturity
June 16, 1999         C$4.00 until June 16, 1998; C$4.60 from June 17, 1998 until             40,000
                        maturity
June 16, 1999         C$5.00 until June 16, 1998; C$5.75 from June 17, 1998 until            120,000
                        maturity
June 16, 1999         C$5.35 until June 16, 1998; C$6.15 from June 17, 1998 until             60,000
                        maturity
September 2, 1999     C$4.00 until September 2, 1998; C$4.60 from September 3,               115,344
                        1998 until maturity
May 7, 2002           $5.00                                                                  323,426
May 7, 2002           $5.00                                                                1,078,086
May 7, 2002           $5.00                                                                1,078,086
June 16, 2002         C$7.20 until June 16, 1998; C$8.40 from June 17, 1998 until            946,000
                        June 16, 1999; C$9.70 from June 17, 1999 until June 16,
                        2000; C$10.85 from June 17, 2000 until June 16, 2001;
                        C$12.10 from June 17, 2001 until maturity
July 18, 2002         C$7.20 until July 18, 1998; C$8.40 from July 19, 1998 until            200,000
                        July 18, 1999; C$9.70 from July 19, 1999 until July 18,
                        2000; C$10.85 from July 19, 2000 until July 18, 2001;
                        C$12.10 from July 19, 2001 until maturity

Convertible Debentures

     The Company has issued two convertible debentures, one in the amount of $1,791,048.45 (the "KOZ Debenture") to KOZ Capital Corp., a Cayman Islands corporation, and one in the amount of C$4,200,000 (the "Westcoast Debenture") to Westcoast Golf Promotions Ltd., a Canadian corporation. The KOZ Debenture bears interest at 12% per annum and is due in June 1998. The KOZ Debenture is convertible into 714,454 Common Shares and two-year warrants to purchase an additional 714,454 Common Shares at a price of C$4.00 per Common Share in the first year and C$4.60 in the second year. The Westcoast Debenture bears interest at 15% per annum and matures in June 1998. The Westcoast Debenture is convertible into 1,144,500 Common Shares and two-year warrants to purchase an additional 1,144,500 Common Shares at a price of C$4.00 per Common Share in the first year and C$4.60 in the second year. In connection with the Westcoast Debenture, the Company granted each of Mr. Lloyd and Mr. Haynes, Directors of the Company, 88,500 Common Shares as a bonus for their having guaranteed the Westcoast Debenture and a finder's fee in the form of 177,000 Common Shares to Eron Mortgage Corp. See "Certain Relationships and Related Transactions."

Convertible Notes

     In connection with the Acquisition, the Company issued three convertible long-term promissory notes in the aggregate principal amount of $6,378,000 to Mr. Dooley. The Company intends to repay these notes with proceeds of this offering. See "The Acquisition and Related Financing" and "Use of Proceeds." These notes currently bear interest at 8.25% and mature, in the absence of a public offering, on May 7, 1999, with respect to $1.18 million, and on May 7, 2000, with respect to the balance. Upon certain securities offerings, Mr. Dooley has the right to convert any part of the outstanding principal amount of the notes into Common Shares at the lesser of $7.50 or the price of the Common Shares in such securities offering. Further, the right to convert these notes to equity extends to a period of ten days following receipt of written notice of the Company's intention to pay the notes.


Representatives' Warrants

     The Company has also agreed to sell to the Representatives warrants to purchase up to 300,000 Common Shares at a price of $0.001 per warrant (the "Representatives' Warrants"). The Representatives' Warrants will be exercisable for a period of four years, commencing one year after the date of this prospectus, at an initial per share exercise price equal to 120% of the price to the public set forth on the cover page of this prospectus. The Representatives' Warrants are not redeemable by the Company under any circumstances. Neither the Representatives' Warrants nor the Common Shares issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of this prospectus, except that they may be assigned, in whole or in part, to any successor, officer, director, member or partner of the Representatives.

     The holders of the Representatives' Warrants will have no voting, dividend or other rights as shareholders of the Company unless and until the exercise of the Representatives' Warrants. The number of securities deliverable upon any exercise of the Representatives' Warrants or its underlying securities and the exercise price of the Representatives' Warrants are subject to adjustment to protect against any dilution upon the occurrence of certain events, including issuance of stock dividends, stock splits, subdivision or combination of outstanding stock and reclassification of stock.

     The Company has agreed with the Representatives that if, during the four-year period commencing one year following the date of this prospectus, the Company registers any of its Common Shares for sale pursuant to a registration statement (with the exception of Form S-4, Form S-8 or other similar form), it will use its best efforts, upon request of any of the holders of the Representatives' Warrants and/or the underlying shares, to include such securities as a part of the registration statement. The Company will bear all the costs, except underwriting discounts and the Representatives' legal fees, for one piggyback registration. In addition, the Company and the Representatives have agreed that, during the five-year period commencing one year after the date of this prospectus, the holders of a majority of the
Representatives' Warrants shall have the right to require the Company to prepare and file one registration statement with respect to a public offering of the Common Stock underlying the Representatives' Warrants. Such a registration statement shall be kept effective for a period of up to 120 days, and the Company shall bear all of the costs, exclusive of underwriting discounts and selling commissions, of one such demand registration.


Registration Rights

     In connection with the Acquisition, the Company entered into a Registration Rights Agreement with Thomas E. Dooley, Jr., as agent for the shareholders of AGI. The registration agreement grants Mr. Dooley, as agent, the right to a demand registration, an additional demand registration if at the time of the second request the Common Shares may be registered on Commission Form S-3 and piggyback registration rights in the event the Company proposes to register any of its securities or is required to register securities of any other shareholders pursuant to registration rights. Registrable securities under the registration agreement include Common Shares issued in the Acquisition and Common Shares underlying convertible notes or issuable upon exercise of warrants. All fees and expenses of such registration will be borne by the Company. The Company is required to use its best efforts to effect demand registrations, subject to certain conditions and limitations.

     The Company has granted registration rights covering 2,479,598 Common Shares, subject to adjustment, underlying warrants issued in connection with the LaSalle Acquisition Loan, the Imperial Acquisition Loan and the Cruttenden Bridge Acquisition Loan. See "The Acquisition and Related Financing."

The Company granted the right to two demand registrations to Imperial Bank and one demand registration to each of LaSalle Business Credit, Inc. and Cruttenden Roth Bridge Fund, L.L.C. The Company also granted piggyback registration rights to each of these three lenders. All fees and expenses of such registration will be borne by the Company. The Company is required to use its best efforts to effect demand registrations, subject to certain conditions and limitations. The Company has agreed to register the Representatives' Warrants and underlying Common Shares, subject to certain limitations. See "-- Representatives' Warrants." The Company also agreed to register Common Shares issued to TradeCo under the Company's financial advisory agreement with TradeCo upon a public offering. See "Certain Relationships and Related Transactions."


Transfer Agent and Registrar

     Montreal Trust Company of Canada is the transfer agent and registrar for the Company's Common Shares.


                        CERTAIN INCOME TAX CONSIDERATIONS


Certain Canadian Federal Income Tax Considerations

     The following summary presents the principal Canadian federal income tax consequences of acquiring, holding and disposing of Common Shares generally applicable to U.S. Holder (as defined below) who purchases Common Shares pursuant to this offering. This summary is based on the current provisions of the Income Tax Act (Canada) (the "Tax Act") and the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder that have been publicly announced by the Minster of Finance (Canada) prior to the date hereof and counsel's understanding of the current published administrative practices of Revenue Canada. This summary does not take into account any other changes in the law, whether by judicial, governmental or legislative decision or action, nor does it take into account provincial, territorial or foreign laws. This summary is of a general nature only and is not intended to be, and should not be construed to be, legal or tax advice to any prospective investor. Prospective investors should consult with their own tax advisors with respect to their own particular circumstances.

     The Tax Act contains recently enacted rules (the "mark-to-market rules") relating to securities held by certain financial institutions. This summary does not take into account these mark-to-market rules and Holders that are "financial institutions" for the purposes of these rules should consult their own tax advisors.

     For the purposes of this discussion, a "U.S. Holder" means a person who, throughout the period during which such holder owns the Common Shares, (i) is not resident in Canada for purposes of the Tax Act, (ii) is a resident of the United States for purposes of the Canada-United States Income Tax Convention (the "Convention"), (iii) holds the Common Shares as capital property for purposes of the Tax Act, (iv) deals at arm's length with the Company, (v) does not use or hold, and is not deemed to use or hold, the Common Shares in, or in the course of, carrying on a business or providing independent personal services in Canada and (vi) does not own (and is not treated as owning) 10% or more of the outstanding voting shares of the Company.

     Dividends paid or credited on the Common Shares to a U.S. Holder who is the beneficial owner of such dividends will generally be subject to Canadian non-resident withholding tax at the rate of 25%. Under the Convention, the rate of such withholding tax will generally be limited to 15%.

     A U.S. Holder will not be subject to tax under the Tax Act in respect of gains realized on the disposition or deemed disposition (including a deemed disposition on death) of the Common Shares unless such shares are "taxable Canadian property" (within the meaning of the Tax Act) to such holder at the time of the disposition. The Common Shares will generally not constitute taxable Canadian property to a U.S. Holder unless, at any time during the five-year period immediately preceding the disposition or deemed disposition of the Common Shares, the U.S. Holder or persons with whom such holder did not deal at arm's length or any combination thereof owned or had an interest in or option to acquire not less than 25% of the issued shares of any class or series of the capital stock of the Company.

Even if the Common Shares are "taxable Canadian property" to a U.S. Holder, any gain realized by such holder on a disposition of such shares will generally be exempt from Canadian tax under the Convention provided that at the time of the disposition the Common Shares do not derive their value primarily from real property situated in Canada.


United States Federal Income Tax Considerations

     This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change thereby changing the United States federal income tax considerations discussed below. This summary does not address all aspects of United States federal income taxation that may be relevant to a particular United States Holder based on such United States Holder's particular circumstances and does not address foreign, state, local or other tax consequences. In particular, the following summary does not address the tax treatment of United States Holders who are broker-dealers or who own, actually or constructively, 10% or more of the Company's outstanding voting shares, and other certain United States Holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, S corporations, mutual funds, small business investment companies, regulated investment companies, and persons subject to the alternative minimum tax) who may be subject to special rules not discussed below. This summary applies only to United States Holders who hold Common Shares as capital assets within the meaning of section 1221 of the Code, and does not cover all aspects of United States federal taxation that may be relevant to a purchaser in light of his or her particular circumstances. Furthermore, estate and gift tax consequences are not discussed herein. No ruling from the IRS will be requested with respect to any of the matters discussed herein.

     Dividends. For United States federal income tax purposes, a United States Holder of Common Shares generally will realize, to the extent of the Company's current and accumulated earnings and profits (as determined for United States federal income tax purposes), ordinary income (treated as foreign source dividend income) on the receipt of cash dividends on the Common Shares equal to the United States dollar value of such dividends on the date of receipt (based on the exchange rate on such date). The amount realized will not be reduced by the amount of any Canadian withholding tax (see discussion below regarding claiming the amount of Canadian tax withholding as a deduction or foreign tax credit). To the extent, if any, that distributions made by the Company to a United States Holder of Common Shares exceed the current and accumulated earnings and profits of the Company, such distributions will be treated as a tax-free return of capital to the extent of such United States Holder's adjusted basis for such Common Shares, and to the extent in excess of adjusted basis, as capital gain, thus reducing the United States Holder's adjusted tax basis in such Common Shares and increasing the amount of gain (or reducing the amount of loss) which may be realized by such United States Holder upon a sale or exchange of the Common Shares. The amount of any distribution which exceeds the United States Holder's adjusted basis in the Common Shares will be long-term capital gain if the United States Holder's holding period for such Common Shares exceeds eighteen months. If the Holder is an individual taxpayer, such long-term capital gain will be subject to a maximum tax rate of 20%. If an individual Holder has held Common Shares for eighteen months or less, but more than one year, gains on the sale or exchange of such stock will be subject to a maximum tax rate of 28%. Dividends paid on the Common Shares will not be eligible for the dividends received deduction available in certain cases to United States corporations. In the case of foreign currency received as a dividend that is not converted by the recipient into United States dollars on the date of receipt, a United States Holder will have a tax basis in the foreign currency equal to its United States dollars value on the date of receipt. Any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including an exchange for United States dollars, will be ordinary income or loss. Subject to certain requirements and limitations imposed by the Code, a United States Holder may elect to claim the Canadian tax withheld or paid with respect to dividends on the Common Shares either as a deduction or as a foreign tax credit against the United States federal income tax liability of such United States Holder. In general, a United States Holder may utilize foreign tax credits only to the extent of the United
States income tax attributable to such holder's foreign source income, which foreign source income would include any dividends paid by the Company but generally would not include any gain realized upon a disposition of Common Shares. The requirements and limitations imposed by the Code with respect to the foreign tax credit are complex and beyond the scope of this summary, and consequently prospective purchasers of Common Shares should consult with their own tax advisers to determine whether and to what extent they would be entitled to such credit.

     Sale or Exchange of Common Shares. For United States federal income tax purposes, upon a sale or exchange of a Common Share, a United States Holder will recognize gain or loss equal to the difference between the amount realized on such sale or exchange and the tax basis of such Common Share. If a Common Share is held as a capital asset, any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the United States Holder has held such Common Share for more than eighteen months at the time of the sale or exchange. In the case of an individual taxpayer, such gain would be subject to a maximum tax rate of 20%. If an individual Holder holds Common
Shares for 18 months or less, but more than one year, gains on the sale or exchange of stock will be subject to a maximum tax rate of 28%. The gain, if any, will generally be United States source income. If the amount realized on such sale is not denominated in United States dollars, the amount realized will be equal to the United States dollar value thereof determined at the spot rate on the date of the sale or exchange.

     Backup Withholding. Under section 3406 of the Code and applicable United States Treasury regulations, a non-corporate U.S. Holder of Common Shares may be subject to backup withholding at the rate of 31% with respect to "reportable payments," which include dividends paid on, or the proceeds of a sale, exchange or redemption of, the Common Shares. The payor will be required to deduct and withhold the prescribed amounts if (i) the payee fails to furnish a taxpayer identification number ("TIN") to the payor in the manner required, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) there has been a "notified payee underreporting" described in section 3406(c) of the Code or (iv) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. As a result, if any one of the events listed above occurs, the Company will be required to withhold an amount equal to 31% from any dividend payment made with respect to the Common Shares to a non-corporate U.S. Holder. Amounts paid as backup withholding do not constitute an additional tax and will be credited against the U.S. Holder's United States federal income tax liabilities, so long as the required information is provided to the IRS. The Company will report to the U.S. Holders of the Common Shares and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.

     Passive Foreign Investment Company ("PFIC"). Shareholders of a PFIC must pay an interest charge on the portion of any "excess distributions" of the PFIC allocable to prior years, unless an election has been made by the shareholder and the PFIC to treat the PFIC as a qualified electing fund ("QEF"). An excess distribution includes (1) all gains from dispositions of PFIC stock, whether actual or deemed, and whether or not the disposition would ordinarily be subject to a nonrecognition provision of the Code, and (2) the amount by which the current year's actual distributions exceed 125% of the average distributions over the prior three years. The excess distributions are allocated to prior years during which the corporation was a PFIC, are taxed at the highest marginal rate in effect for such years and are subject to an interest charge. If the shareholder has made an election to treat the PFIC as a QEF, the shareholder generally will be treated as receiving an annual distribution of its share of the PFIC's earnings and profits, classified as either ordinary income or capital gain, depending on the underlying income of the PFIC. A foreign corporation will be characterized as a PFIC if either (1)
75% or more of its gross income is passive; or (2) the average percentage of assets (as determined under the Code) held by such corporation during the taxable year which produced passive income or was held for the production of passive income is at least 50%. For both tests look-through rules apply such that (1) where a foreign corporation directly or indirectly owns 25% or more (by value) of the stock of another corporation (the subsidiary) the assets and income of the subsidiary are treated as owned by the foreign corporation for purposes of determining PFIC status; (2) dividends, interest, rents, and royalties received from related persons and the assets to which such payments relate, are characterized based upon the income of the related person; and (3) if a foreign corporation owns at least 25% of the stock of a U.S. corporation then any stock held by the U.S. corporation in a U.S. C corporation, which is not a regulated investment company or a REIT, is treated as a nonpassive asset, and the income from the stock is treated as nonpassive income, when attributed to the foreign corporation for purposes of determining PFIC status. Under recently enacted tax legislation, a PFIC will not be treated as such with respect to any shareholders' holding period after December 31, 1997 during which the shareholder is subject to the controlled foreign corporation rules discussed below. In addition, a shareholder of a PFIC may now make a mark-to-market election for marketable PFIC stock. If such an election is made, the shareholder includes in income each year an amount equal to the excess, if any, of the fair market value of the PFIC stock as of the close of the tax year over the shareholder's adjusted basis in the stock. If the adjusted basis of such stock exceeds the fair market value of the stock as of the close of the taxable year, the shareholder will be allowed a deduction for such taxable year equal to the lesser of (i) the amount of such excess, or (ii) "unreserved inclusions." "Unreserved inclusions" means the excess, if any, of the mark-to-market gains for the stock included by the shareholder for earlier tax years over the mark-to-market losses for the stock that were allowed as deductions for earlier tax years. The Company intends to conduct its business in the future in such a manner that its income and assets will be such that it will continue not to constitute a PFIC.

     Controlled Foreign Corporation ("CFC"). If a U.S. person owns directly or indirectly 10% or more of the voting power of all classes of stock entitled to vote of a CFC, such person is taxed on the subpart F income (generally, passive income (defined below), certain income from transactions with related parties and certain income from shipping, oil and insurance activities) of such corporation in the year in which it is earned whether or not such amounts are actually distributed. A CFC is a foreign corporation more than 50% of the stock of which (by vote or value) is owned directly or indirectly by U.S. persons who each own 10% or more of the voting power of all classes entitled to vote. Passive income generally includes: (1) interest (or income equivalent thereto), dividends, royalties, rents, and annuities; (2) net gains from the sale or exchange of property which gives rise to any of the above types of income or does not give rise to income; (3) net gains from the sale or exchange of an interest in a partnership, trust or REMIC; and (4) net gains from commodities or foreign currency transactions. The Company is not a CFC and does not believe that it will become a CFC after this offering.

     Personal Holding Companies. A non-United States corporation may be classified as a personal holding company (a "PHC") for United States federal income tax purposes if both of the following two tests are satisfied: (i) if at any time during the last half of the Company's taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (under certain attribution rules) more than 50% of the stock of the corporation by value (the "PHC Ownership Test") and (ii) such non-United States corporation receives 60% or more of its United States related gross income, as specifically adjusted, from certain passive sources such as dividends and royalty payments (the "PHC Income Test"). Such a corporation is taxed (currently at a rate of 39.6%) on certain of its undistributed United States source income (including certain types of foreign source income which are effectively connected with the conduct of a United States trade or business) to the extent amounts at least equal to such income are not distributed to shareholders. The Company does not believe that the PHC Ownership Test is currently satisfied, nor that it will be satisfied after this offering. While there can be no assurance that the Company will fail to satisfy the PHC Income Test, the Company does not believe that the PHC Income Test is currently satisfied, nor that it will be satisfied after this offering.

     Foreign Personal Holding Companies. A non-United States corporation will be classified as a foreign personal holding company (a "FPHC") for U.S. federal income tax purposes if both of the two following tests are satisfied: (i) if at any time during the tax year five or fewer individuals who are United States citizens or residents own or are deemed to own (under certain attribution rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (ii) at least 60% (50% in later years) of the corporation's gross income (regardless of source), as specifically adjusted, is Foreign Personal Holding Company Income (as that term is defined in the Code). If such a corporation is classified as an FPHC, a portion of its "undistributed foreign personal holding company income" (as defined for United States federal income tax purposes) would be imputed to all of its shareholders who are U.S. Holders on the last day of the corporation's taxable year, or, if earlier, the last day on which it is classifiable as an FPHC. Such income would be taxable as a dividend, even if no cash dividend is actually paid. U.S. Holders who dispose of their shares prior to such date would not be subject to tax under these rules. In addition, each United States citizen or resident who is an officer, director or 10% shareholder of the FPHC is required to file with his or her income tax return an information return on Form 5471, Information Returns of United States Persons With Respect to Certain Foreign Corporations (along with applicable schedules). The Company is not an FPHC and believes that it will not be classified as an FPHC after this offering.

     Foreign Investment Company ("FIC"). A shareholder of an FIC must treat as ordinary income any gain on the sale of FIC stock to the extent of such shareholder's ratable share of the FIC's earnings and profits, where such gain would otherwise be long-term capital gain. An FIC is any foreign corporation
(1) registered under the Investment Company Act of 1940, or (2) engaged primarily in the business of investing, reinvesting, or trading in securities, commodities or any interest in securities or commodities during any year in which 50% or more of its stock (by vote or value) is held, directly or indirectly, by United States persons. The PFIC rules were enacted after the FIC rules, but did not repeal the FIC provisions. However, the FIC rules do not apply to the earnings and profits of a company for any taxable year beginning after 1986 if the company was a PFIC for that year. The Company is not an FIC and believes that it will not be classified as an FIC after this offering.

                        CANADIAN GOVERNMENTAL REGULATION

     Canada has no foreign exchange restrictions on the export or import of capital, nor on the remittance of dividends, interest or other payment to non-resident security holders. There are no foreign exchange controls other than applicable withholding taxes. There is no limitation imposed by Canadian law or by the Articles or other charter documents of the Company on the right of a non-resident to hold or vote Common Shares or Preferred Shares of the Company with voting rights (collectively, "Voting Shares"), other than as provided in the Investment Canada Act (the "Investment Act"). The Investment Act requires certain "non-Canadian" individuals, governments, corporations or other entities who wish to acquire a "Canadian business" (as defined in the Investment Act) to file either a notification or an application for review with the Director of Investments, Department of Industry, Government of Canada. The Investment Act requires that certain acquisitions of control of a Canadian business by a "non-Canadian" must be reviewed and approved in advance by the Minister responsible for the Investment Act on the basis that he is satisfied that the acquisition is likely to be of benefit to Canada. The Investment Act provides detailed rules for the determination of whether control has been acquired and, pursuant to those rules, the acquisition of one-third or more of the voting shares of a corporation may, in some circumstances, be considered to constitute an acquisition of control. Failure to comply with the Investment Act could result in, among other things, an injunction or court order directing disposition of the assets or shares.

     The Competition Act (Canada) (the "Competition Act") is a law of general application regulating "mergers" (as defined in the Competition Act). A
"merger" is defined in the Competition Act to include the acquisition of control over a significant interest in the whole or a part of a business of a person. Where the Competition Tribunal, established under the Competition Tribunal Act (Canada), finds that a merger "prevents or lessens, or is likely to prevent or lessen, competition substantially," it has the power, among others, to prohibit or dissolve the merger. The Competition Act also requires that persons proposing certain transactions, before completing these transactions, notify the Director of Investigation and Research appointed under the Competition Act that the transactions are proposed and supply the Director with certain information. In such situations, the Competition Act prescribes the time periods following notification which must expire before the transactions may proceed. In the case of the acquisition of voting shares of a corporation which are publicly traded, the acquisition by a person of the voting shares which would result in such person, together with its affiliates, owning 20 percent or less of the votes of all outstanding voting shares would not require a notification to be made.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this offering, the Company will have 7,338,365 Common Shares outstanding. The securities laws of the Province of British Columbia generally impose a hold period of one year from the date of issuance. During the hold period, Common Shares are unable to be traded in British Columbia, or through the facilities of the VSE, without the filing of a prospectus in respect thereof, but the hold period would not apply to sales outside of British Columbia or through facilities other than the VSE. The one year hold period also applies to warrants, and the hold period does not recommence for Common Shares issued upon exercise of warrants. During the fourth quarter of 1997, the hold period will expire with respect to approximately 278,901 Common Shares and Common Shares underlying warrants. During the first quarter of 1998, the hold period will expire with respect to 2,643,000 Common Shares and Common Shares underlying warrants. Hold periods with respect to Common Shares and Common Shares underlying warants for 6,504,328 shares, 1,576,156 shares and 440,000 shares expire during the second quarter of 1998, the third quarter of 1998 and the fourth quarter of 1998, respectively.


     The Common Shares sold in this offering will be freely tradeable in the public market without restriction or further registration under the Act unless held by an "affiliate" of the Company, as that term is defined in Rule 144 under the Act. The remaining 4,338,365 Common Shares, and the Common Shares underlying warrants, options and other convertible securities are, or will be when issued, "restricted securities" as that term is defined in Rule 144 and may be sold only in compliance with Rule 144, pursuant to registration under the Act or pursuant to an exemption therefrom. Of such 4,338,365 Common Shares, upon the availability of public information as required by Rule 144 under the Act, approximately 2,804,199 will be available for sale under Rule 144. An additional 124,924 Common Shares will become eligible for sale under Rule 144 during the first quarter of 1998 and an additional 880,490 Common Shares will become eligible for sale under Rule 144 during the second quarter of 1998. During the third and fourth quarters of 1998 a further 318,752 and 210,000 Common Shares, respectively, will become eligible for sale under Rule 144.


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including persons deemed to be affiliates, whose restricted securities have been fully paid for and held at least one year from the date of issuance by the Company or acquisition from an affiliate, may sell such shares in brokers' transactions or directly to market makers, provided that the number of shares sold within any three-month period does not exceed the greater of 1% of the then outstanding Common Shares or the average weekly trading volume in the Company's Common Shares in the over-the-counter market during the four calendar weeks preceding the date on which notice of sale was filed under Rule 144.

     Sales under Rule 144 are also subject to certain provisions relating to notice of sale and availability of current public information about the Company. Affiliates may sell shares not constituting restricted securities in accordance with the same volume limitations and other restrictions, but without regard to the one-year holding period.

     Further, under Rule 144(k), after two years have elapsed from the latter of the issuance of the restricted securities by the Company or their acquisition from an affiliate, a holder of such restricted securities who has not been an affiliate of the Company for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

     The   Company   has   granted   registration   rights  to  certain  of  its
shareholders,   warrant   holders   and  option  holders.  See  "Description  of
Securities -- Registration Rights."

     Prior to this offering there has been no public market in the United States for the Common Shares of the Company, and no prediction can be made as to the effect, if any, that market sales of Common Shares or the availability of Common Shares for sale will have on the market price of Common Shares from time to time. Nevertheless, sales of substantial amounts of Common Shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

     Cruttenden Roth Incorporated and Ferris, Baker Watts, Incorporated are acting as the representatives (the "Representatives") of each of the underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in an underwriting agreement dated as of the date hereof (the "Underwriting Agreement"), the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, the aggregate number of Common Shares set forth opposite their respective names:

Name                                                            Number of Shares
----                                                            ----------------
Cruttenden Roth Incorporated .................................
Ferris, Baker Watts, Incorporated ............................
                                                                ----------------
    Total ....................................................
                                                                ================

     The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by counsel and various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase all of the above shares if any are purchased. The Underwriters propose to offer the Common Shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per share to certain other dealers. After this offering, the offering price and other selling terms may be changed by the Representatives.

     The Company's Common Shares are traded on the Vancouver Stock Exchange. Until the consummation of this offering, there has been no United States public market for the Common Shares of the Company. Accordingly, the initial public offering price has been determined by negotiation between the Company, the Selling Shareholders and the Representatives. Among the factors considered in determining the initial public offering price were recent prices of the Common Shares on the VSE, the Company's results of operations, current financial condition and future prospects, the market for its products and services, the experience of its management, the economics of the industry in general, the general condition of the equity securities market, the market capitalization and stages of development of other companies which the Company, the Selling Shareholders and the Representatives believed to be comparable to the Company and other relevant factors. There can be no assurance that any active trading market for the Common Shares will continue or as to the price at which the Common Shares may trade in the public market from time to time subsequent to the offering made hereby.

     The Company and four shareholders of the Company have granted to the Underwriters an option, expiring 45 days from the date of this prospectus, to purchase up to an aggregate of 450,000 additional Common Shares on the same terms as set forth on the cover page of this prospectus, solely to cover over-allotments, if any, incurred in the sale of the Common Shares offered hereby. If the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase such number of additional Common Shares as is proportionate to such Underwriter's initial commitment to purchase shares from the Company.


     In  connection  with  this offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Shares. Such transactions may include stabilization transactions effected in accordance with the Securities Exchange Act of 1934 pursuant to which such persons may bid for or purchase Common Shares for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Shares in connection with this offering than they are committed to purchase from the Company, and in such case may purchase Common Shares in the open market following completion of this offering to convert all or a portion of such Common Shares or may exercise the Underwriters' over-allotment option referred to above. In addition, the Representatives, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the

Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this offering), for the account of the other Underwriters, the selling concession with respect to Common Shares that is distributed in this offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Shares at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     The Company has also agreed to sell to the Representatives warrants to purchase up to 300,000 Common Shares at a price of $0.001 per warrant. The Representatives' Warrants will be exercisable for a period of five years, commencing one year after the date of this prospectus, at an initial exercise price per share equal to 120% of the price to the public set forth on the cover page of this prospectus. The Representatives' Warrants are not redeemable by the Company under any circumstances. Neither the Representatives' Warrants nor the Common Shares issuable upon exercise thereof may be transferred, assigned or hypothecated until one year from the date of this prospectus, except that they may be assigned, in whole or in part, to any successor, officer, director, member or partner of the Representatives.

     The holders of the Representatives' Warrants will not have voting, dividend or other rights as shareholders of the Company unless and until such warrants are exercised. The number of securities deliverable upon any exercise of the Representatives' Warrants and the exercise price of the Representatives' Warrants are subject to adjustment to protect against dilution upon the occurrence of certain events, including any stock dividend, stock split, subdivision or combination of outstanding stock or reclassification of the Common Shares.

     The Company has agreed with the Representatives that if the Company registers any of its Common Shares for sale pursuant to a registration statement (other than on Form S-4, Form S-8 or other inappropriate form) during the five-year period commencing on the date of this prospectus, upon request of any of the holders of the Representatives' Warrants or the underlying shares, the Company will use its best efforts to include such securities as a part of such registration statement. The Company shall bear all of the costs, exclusive of underwriting discounts and selling commissions, of one such piggyback registration.

     In addition, the Company and the Representatives have agreed that, during the five-year period commencing one year after the date of this prospectus, the holders of a majority of the Representatives' Warrants shall have the right to require the Company to prepare and file one registration statement with respect to a public offering of the Common Stock underlying the Representatives' Warrants. Such a registration statement shall be kept effective for a period of up to 120 days, and the Company shall bear all of the costs, exclusive of underwriting discounts and selling commissions, of one such demand registration.


     The Company and its executive officers, directors, certain shareholders and optionholders have agreed that for a period of 180 days after the date of this prospectus, they will not, with certain limited exceptions, directly or indirectly offer, sell, contract to sell, grant any option to sell, or otherwise dispose of Common Shares or other securities which are substantially similar to the Common Shares or securities convertible into or exercisable or exchangeable for or any rights to purchase or acquire Common Shares or securities which are substantially similar to the Common Shares without the prior written consent of Cruttenden Roth Incorporated.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company has also agreed to pay to the Representatives a non-accountable expense allowance equal to 2.5% of the aggregate offering price to the public in this offering for due diligence and other out-of-pocket expenses.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     In May 1997, the Cruttenden Roth Bridge Fund, LLC ("Bridge Fund"), an affiliate of Cruttenden Roth Incorporated, loaned the Company the principal amount of $1,020,000 (the "Cruttenden Bridge Acquisition Loan"). The Cruttenden Bridge Acquisition Loan bears interest at a rate of thirteen percent (13%) per annum, is due May 7, 1998 and by its terms must be prepaid within ten (10) days of consummation of this Offering. The Company intends to repay the outstanding balance on the Cruttenden Bridge Acquisition Loan from the proceeds of this Offering. The Company also issued to Bridge Fund a warrant to purchase 1,078,086 Common Shares at an exercise price of $5.00 per share, which expires on May 7, 2002. Cruttenden Roth Incorporated acted as placement agent in connection with the Cruttenden Bridge Acquisition Loan. The Company paid
Cruttenden Roth Incorporated a funding fee equal to five percent (5%) of the principal amount of the Cruttenden Bridge Acquisition Loan. See "The Acquisition and Related Financing," "Use of Proceeds" and "Certain Relationships and Related Transactions."


                                  LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Stikeman, Elliott, Vancouver, British Columbia and Quarles & Brady, Phoenix, Arizona, and for the Underwriters by Gray Cary Ware & Freidenrich, San Diego, California.


                                     EXPERTS

     The audited financial statements included in this prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and BDO Dunwoody, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.


                         CHANGES IN INDEPENDENT AUDITOR


     Effective April 1, 1997, Arthur Andersen LLP was engaged as principal independent auditors for the Company. Arthur Andersen LLP succeeded BDO Dunwoody, Chartered Accountants, which was dismissed by the Company on February 1, 1997. The decision to change independent auditors was approved by the Board of Directors of the Company. In connection with the audits of the Company's consolidated balance sheet at December 31, 1995 and the Company's consolidated statements of operations, changes in shareholders' equity (deficit) and cash flows for the years ended December 31, 1994 and 1995, there were no disagreements with BDO Dunwoody on any matter of accounting principles or practices, financial disclosure or auditing scope or procedures. The audit report of BDO Dunwoody on the consolidated balance sheet at December 31, 1995 and the consolidated statements of operations, changes in shareholders equity (deficit) and cash flows for the years ended December 31, 1994 and 1995 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.



                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C. 20549, a Registration Statement under the Act with respect to the Common Shares offered hereby (the "Registration Statement"). This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement and the exhibits filed therewith. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance where such contract or other document is an exhibit to the Registration
Statement, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, and the exhibits thereto, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the

Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS




                                                                           Page
                                                                           -----
Antigua Enterprises Inc.
   Report of Independent Public Accountants -- Arthur Andersen LLP .......  F-2
   Report of Independent Public Accountants -- BDO Dunwoody ..............  F-3
   Consolidated Balance Sheets ...........................................  F-4
   Consolidated Statements of Operations .................................  F-5
   Consolidated Statements of Changes in Shareholders' Equity (Deficit)     F-6
   Consolidated Statements of Cash Flows .................................  F-7
   Notes to Consolidated Financial Statements ............................  F-9
The Antigua Group, Inc.
   Report of Independent Public Accountants .............................. F-27
   Balance Sheets ........................................................ F-28
   Statements of Income (Loss) ........................................... F-29
   Statements of Changes in Stockholders' Investment ..................... F-30
   Statements of Cash Flows .............................................. F-31
   Notes to Financial Statements ......................................... F-32

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Antigua Enterprises Inc.:


We have audited the accompanying consolidated balance sheet of ANTIGUA ENTERPRISES INC. (a Canadian registered corporation) formerly known as Southhampton Enterprises Corp. and Subsidiaries as of December 31, 1996, and the related consolidated statements of operations, changes in shareholders' deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of the Company as of December 31, 1995, and for the years ended December 31, 1995 and 1994, were audited by other auditors whose report dated September 13, 1996, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Antigua Enterprises Inc. and Subsidiaries as of December 31, 1996, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                   ARTHUR ANDERSEN LLP



Phoenix, Arizona,
 May 7, 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Antigua Enterprises Inc.


We have audited the Consolidated Balance Sheet of Antigua Enterprises Inc. (formerly Southhampton Enterprises Corp.) as of December 31, 1995 and the related Consolidated Statements of Operations, Changes in Shareholders' Equity (Deficit) and Cash Flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion of these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States and Canada. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 1995 and the results of its operations and its cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles in the United States and Canada.


                                            BDO DUNWOODY
                                            CHARTERED ACCOUNTANTS
                                            (Internationally BDO Binder)



Vancouver, Canada
September 13, 1996

                            ANTIGUA ENTERPRISES INC.

                           CONSOLIDATED BALANCE SHEETS

                                                       ASSETS

                                                                            December 31,              September 30,
                                                                  ---------------------------------   -------------
                                                                       1995              1996              1997
                                                                       ----              ----              ----
                                                                                                       (unaudited)
CURRENT ASSETS:
   Cash .........................................................  $      1,873      $     30,240      $    223,470
   Funds in trust   .............................................           --            635,646               --
   Accounts receivable, net of allowance for doubtful
    accounts of $94,300, $63,500, and $408,675 respectively             119,697           540,785         7,235,634
   Inventory ....................................................       112,818           174,533         7,824,560
   Prepaid expenses .............................................        10,332               214           148,536
   Deferred loan fees, net of accumulated amortization  .........           --                --          2,127,995
   Deferred stock offering expenses   ...........................           --                --            247,579
                                                                   ------------      ------------      ------------
      Total current assets ......................................       244,720         1,381,418        17,807,774
DEFERRED ACQUISITION COSTS ......................................           --          1,275,866               --
PROPERTY AND EQUIPMENT, net of accumulated
 depreciation ...................................................       201,079           190,479         2,771,842
LICENSES, net of accumulated amortization .......................           --                --         18,342,029
OTHER ASSETS ....................................................        19,361            60,189            21,675
                                                                   ------------      ------------      ------------
                                                                   $    465,160      $  2,907,952      $ 38,943,320
                                                                   ============      ============      ============

                                   LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
   Current portion of long-term debt ............................  $    199,861      $    423,702      $    752,628
   Revolving line of credit .....................................           --                --          6,380,355
   Notes payable to bridge lenders, net discount of
    $1,361,894 ..................................................           --                --          4,158,106
   Current portion of due to directors and officers .............           --          1,007,908               --
   Current portion of notes payable to sellers ..................           --                --            287,800
   Convertible debentures, net of discount of $1,897,967.........           --                --          2,923,723
   Accounts payable .............................................       289,910           536,872         1,981,856
   Accrued liabilities ..........................................       363,080           330,705         2,931,858
   Accrued loan fees due to directors and officers ..............           --                --          2,131,826
                                                                   ------------      ------------      ------------
      Total current liabilities .................................       852,851         2,299,187        21,548,152
DUE TO DIRECTORS AND OFFICERS ...................................       402,025               --            310,881
LONG-TERM DEBT ..................................................       136,471            48,574         1,510,281
NOTES PAYABLE TO SELLERS ........................................           --                --          5,994,267
EQUITY SECURITY SUBSCRIPTION DEPOSITS ...........................       513,063         1,629,178               --
REDEEMABLE PREFERRED STOCK, net of discount of
 $1,269,179, 30,000,000 shares authorized and 5,730,000
 shares outstanding at September 30, 1997 .......................           --                --          4,460,821
COMMON STOCK SUBJECT TO REPURCHASE, 60,240
 Shares outstanding at September 30, 1997 .......................           --                --            301,200
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY (DEFICIT):
Common stock, 300,000,000 shares authorized and 2,238,691,
 2,641,999 and 4,278,125, net of common stock subject to
 repurchase, shares outstanding at December 31, 1995 and
 1996, and September 30, 1997, respectively, no par value .......     1,490,389         2,470,461         7,437,131
Additional paid-in capital ......................................     1,414,501         1,512,606         5,983,556
Accumulated equity (deficit) ....................................    (4,344,140)       (5,052,054)       (8,602,969)
                                                                   ------------      ------------      ------------
      Total shareholders' equity (deficit) ......................    (1,439,250)       (1,068,987)        4,817,718
                                                                   ------------      ------------      ------------
                                                                   $    465,160      $  2,907,952      $ 38,943,320
                                                                   ============      ============      ============

The accompanying  notes are an  integral  part of  these consolidated  financial statements.

                           ANTIGUA ENTERPRISES INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                  Years ended December 31,                  Nine months ended September 30,
                                     ------------------------------------------------      ---------------------------------
                                         1994               1995             1996              1996               1997
                                         ----               ----             ----              ----               ----
                                                                                           (unaudited)        (unaudited)
Sales ..............................  $ 1,793,227       $  1,843,312      $ 2,857,962       $ 1,970,376       $ 15,768,654
Cost of Sales ......................    1,669,455          1,699,231        2,263,000         1,532,879         10,273,602
                                      -----------       ------------      -----------       -----------       ------------
Gross Profit .......................      123,772            144,081          594,962           437,497          5,495,052
                                      -----------       ------------      -----------       -----------       ------------
Selling Expenses ...................      162,669            249,434          259,109            97,710          2,383,494
General and Administrative
 Expenses ..........................      788,995            962,328          987,548           629,505          2,021,062
Amortization of Licenses ...........          --                 --               --                --             206,904
Expenses Related to
 Financings ........................          --                 --               --                --             672,455
                                      -----------       ------------      -----------       -----------       ------------
      Operating Expenses ...........      951,664          1,211,762        1,246,657           727,215          5,283,915
                                      -----------       ------------      -----------       -----------       ------------
Income (Loss) From Operations            (827,892)        (1,067,681)        (651,695)         (289,718)           211,137
                                      -----------       ------------      -----------       -----------       ------------
Other Income (Expense)
   Interest Expense ................      (41,190)           (85,853)        (160,864)          (82,438)        (3,565,858)
   Other ...........................      (42,632)            60,661           90,485               --              68,349
                                      -----------       ------------      -----------       -----------       ------------
                                          (83,822)           (25,192)         (70,379)          (82,438)        (3,497,509)
                                      -----------       ------------      -----------       -----------       ------------
Net Loss ...........................  $  (911,714)      $ (1,092,873)     $  (722,074)      $  (372,156)      $ (3,286,372)
Dividends on Preferred Stock .......          --                 --               --                --             240,283
Net Loss Attributable to
 Common Shareholders ...............  $  (911,714)      $ (1,092,873)     $  (722,074)      $  (372,156)      $ (3,526,655)
                                      ===========       ============      ===========       ===========       ============
Net Loss Per Share .................  $     (0.60)      $      (0.56)     $     (0.34)      $     (0.18)      $      (1.16)
                                      ===========       ============      ===========       ===========       ============
Weighted Average Common
 Shares Outstanding  ...............    1,531,384          1,959,423        2,118,056         2,087,184          3,041,603
                                      ===========       ============      ===========       ===========       ============

The accompanying  notes  are  an integral part of  these  consolidated financial statements.

                           ANTIGUA ENTERPRISES INC.

     CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                                                    Common Stock
                                            ----------------------------     Additional
                                                                              Paid-in          Accumulated
                                               Shares         Amount          Capital            Deficit             Total
                                               ------         ------          -------            -------             -----
BALANCE, December 31, 1993 ................  1,815,280     $  576,271       $ 1,421,742      $  (2,337,506)      $   (339,493)
   Net loss ...............................        --             --                --            (911,714)          (911,714)
   Translation of monetary items ..........        --             --                --               1,732              1,732
   Exercise of options ....................    100,600        205,532               --                 --             205,532
   Issuance of stock through private
    placement .............................     92,430        182,111               --                 --             182,111
   Exercise of warrants  ..................    109,869        129,746               --                 --             129,746
   Issuance of stock for acquisition of
    subsidiary ............................     17,500         23,171               --                 --              23,171
   Purchase of treasury shares ............     (2,185)        (8,590)              --                 --              (8,590)
   Issuance of stock in exchange for
    debt ..................................      8,385         42,000               --                 --              42,000
   Redemption of shares ...................    (61,000)        (5,535)           (7,241)               --             (12,776)
                                             ---------     -----------      -----------      -------------       ------------
BALANCE, December 31, 1994 ................  2,080,879      1,144,706         1,414,501         (3,247,488)          (688,281)
   Net loss ...............................        --             --                --          (1,092,873)        (1,092,873)
   Translation of monetary items ..........        --             --                --              (3,779)            (3,779)
   Exercise of options ....................      1,000          2,016               --                 --               2,016
   Issuance of stock through private
    placement .............................     93,867        205,860               --                 --             205,860
   Exercise of warrants ...................     42,945         86,560               --                 --              86,560
   Issuance of stock for acquisition of
    subsidiary ............................     20,000         51,247               --                 --              51,247
                                             ---------     -----------      -----------      -------------       ------------
BALANCE, December 31, 1995 ................  2,238,691      1,490,389         1,414,501         (4,344,140)        (1,439,250)
   Net loss ...............................        --             --                --            (722,074)          (722,074)
   Translation of monetary items ..........        --             --                --              14,160             14,160
   Exercise of options ....................     88,000        263,195               --                 --             263,195
   Exercise of warrants ...................     52,000        109,773               --                 --             109,773
   Issuance of shares in private
    placement .............................    227,929        513,063               --                 --             513,063
   Proceeds on sale of treasury stock in
    excess of acquisition costs ...........      2,165          9,695             2,792                --              12,487
   Capital contribution from noninterest
    bearing notes .........................        --             --             95,313                --              95,313
   Issuance of stock in exchange for
    debt ..................................     33,214         84,346               --                 --              84,346
                                             ---------     -----------      -----------      -------------       ------------
BALANCE, December 31, 1996 ................  2,641,999      2,470,461         1,512,606         (5,052,054)        (1,068,987)
   Net loss (unaudited) ...................        --             --                --          (3,286,372)        (3,286,372)
   Translation of monetary items
    (unaudited) ...........................        --             --                --             (24,260)           (24,260)
   Dividends on preferred stock
    (unaudited) ...........................        --             --                --            (240,283)          (240,283)
   Exercise of options (unaudited) ........     64,000        154,778               --                 --             154,778
   Issuance of stock through private
    placement (unaudited) .................  1,317,643      3,690,587               --                 --           3,690,587
   Exercise of warrants (unaudited) .......    122,725        400,325               --                 --             400,325
   Issuance of stock for acquisition of
    subsidiary (unaudited) ................    131,758        720,980               --                 --             720,980
   Issuance of options (unaudited) ........        --             --            271,350                --             271,350
   Issuance of warrants (unaudited) .......        --             --          4,199,600                --           4,199,600
                                             ---------     -----------      -----------      -------------       ------------
BALANCE, September 30, 1997
 (unaudited) ..............................  4,278,125     $ 7,437,131      $ 5,983,556      $  (8,602,969)      $  4,817,718
                                             =========     ===========      ===========      =============       ============

The  accompanying  notes  are an  integral part of these consolidated  financial statements.

                           ANTIGUA ENTERPRISES INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Years ended December 31,               Nine months ended September 30,
                                           ------------------------------------------------- ---------------------------------
                                                1994             1995             1996            1996             1997
                                                ----             ----             ----            ----             ----
                                                                                               (unaudited)      (unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss ................................  $  (911,714)    $  (1,092,873)    $   (722,074)   $   (372,156)   $  (3,286,372)
 Adjustments to reconcile net loss to
   cash used in operating activities --
   Translation of monetary items .........        1,732            (3,779)          14,160             --           (24,260)
   Depreciation and amortization .........       90,308            84,948          114,394          66,000        1,070,431
   Accretion of discounts on debt
    instruments ..........................          --                --               --              --         1,470,893
   Loss on disposal of property and
    equipment or other assets ............       93,635            14,606           11,168             --               --
 Changes in assets and liabilities, net of
   effect of business acquired --
   (Increase) decrease in accounts
    receivable, net ......................     (138,280)          147,471         (432,249)       (229,489)        (849,108)
   (Increase) decrease in inventory, net          1,456           134,195           78,328             --           722,111
   (Increase) decrease in prepaid assets         10,165            (9,624)          10,118             --        (2,817,337)
   Increase in accounts payable and
    accrued liabilities ..................      224,059            25,683          179,766             --         3,031,260
                                            -----------     -------------     ------------    ------------    -------------
     Net cash used in operating
       activities ........................     (628,639)         (699,373)        (746,389)       (535,645)        (682,382)
                                            -----------     -------------     ------------    ------------    -------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures and licenses
   acquired, net effect of business
   acquired ..............................     (115,124)          (71,100)         (36,290)        (11,906)        (538,329)
 Proceeds from sale of property and
   equipment or other assets  ............       27,362            65,096              --              --               --
 Cash paid for business acquired .........      (19,311)          (30,059)         (37,647)        (37,647)     (14,613,410)
 Deferred acquisition costs   ............          --                --        (1,275,866)     (1,336,189)       1,266,033
 Deferred stock offering expenses   ......          --                --               --              --          (247,579)
                                            -----------     -------------     ------------    ------------    -------------
     Net cash used in investing
       activities ........................     (107,073)          (36,063)      (1,349,803)     (1,385,742)     (14,133,285)
                                            -----------     -------------     ------------    ------------    -------------

                                                                                        (Table continued on following page.)

The  accompanying notes  are an  integral part of  these consolidated  financial statements.

                           ANTIGUA ENTERPRISES INC.


                                                        Years ended December 31,            Nine months ended September 30,
                                               ------------------------------------------   -------------------------------
                                                 1994           1995            1996           1996            1997
                                                 ----           ----            ----           ----            ----
                                                                                            (unaudited)     (unaudited)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 (Repayments to) Advances from
   directors ................................. $  4,528       $160,204       $ 605,883       $   20,466     $  (559,844)
 Net borrowing from revolving line of
   credit ....................................      --             --              --               --          228,476
 Repayment of long-term debt .................  (35,067)       (29,062)        (69,657)         (15,802)     (2,830,684)
 Proceeds from the issuance of notes
   payable, net of effect of business
   acquired ..................................    9,995         66,195         125,000           60,443       1,500,000
 Proceeds from the issuance of
   convertible debentures, net of
   discounts .................................      --             --              --               --        1,628,515
 Proceeds from the issuance of bridge
   loans, net of discounts ...................      --             --              --               --        3,578,000
 Repayment of notes payable to sellers .......      --             --              --               --          (95,933)
 Equity security subscription deposits .......  357,293        155,770       1,116,115              --              --
 Sale of preferred stock, net of
   discounts .................................      --             --              --               --        4,068,438
 Dividends on preferred stock  ...............      --             --              --               --         (240,283)
 Sale of common stock ........................  378,083        294,436         970,377        1,865,088       2,896,966
 Sale (acquisition) of treasury shares  ......  (23,590)           --           12,487              --              --
 Redemption of shares ........................  (10,000)           --              --               --              --
 Warrants issued   ...........................      --             --              --               --        4,199,600
                                               ---------      --------       ----------      ----------     -----------
     Net cash provided by financing
       activities  ...........................  681,242        647,543       2,760,205        1,930,195      14,373,251
                                               ---------      --------       ----------      ----------     -----------
INCREASE (DECREASE) IN CASH
 AND FUNDS IN TRUST   ........................  (54,470)       (87,893)        664,013            8,808        (442,416)
CASH AND FUNDS IN TRUST,
 beginning of period  ........................  144,236         89,766           1,873            1,873         665,886
                                               ---------      --------       ----------      ----------     -----------
CASH AND FUNDS IN TRUST, end of
 period   .................................... $ 89,766       $  1,873       $ 665,886       $   10,681     $   223,470
                                               =========      ========       ==========      ==========     ===========
CASH PAID FOR INTEREST   ..................... $  7,255       $ 62,885       $  64,186       $   48,140     $   767,300
                                               =========      ========       ==========      ==========     ===========


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

     In 1994, the Company purchased equipment for $87,993 under capital lease.

     In 1994, the Company issued 17,500 Common Shares in connection with the acquisition.

     In 1994, the Company converted notes in the amount of $42,000 into 8,385 Common Shares.

     In 1995, the Company issued 20,000 Common Shares in connection with the acquisition (see Note 3).

     In 1996, the Company converted notes in the amount of $55,146 into 21,786 Common Shares and settled certain accrued liabilities of $29,200 in exchange for the issuance of 11,429 Common Shares.

     In 1997, the Company issued 131,758 Common Shares, 245,000 options for Common Shares, and 250,000 shares of Series A Preferred in connection with the Acquisition.

     In 1997, the Company issued $6,378,000 of notes payable to seller in connection with the Acquisition.

     In 1997, the Company reduced due to directors by $471,803 by issuing convertible debentures.

     In 1997, the Company reduced equity security subscription deposits by $1,629,178 by issuing Common Shares.


The  accompanying  notes  are  an  integral part of these consolidated financial statements.

                            ANTIGUA ENTERPRISES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



            FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 (UNAUDITED)


(1) NATURE OF BUSINESS:

     Antigua Enterprises Inc. (formerly Southhampton Enterprises Corp.), a British Columbia Corporation, and its subsidiaries (collectively the Company) are engaged in the business of production and distribution of various screen-printed and embroidered apparel products and novelty items in the United States and Canada. The Common Shares of the Company are currently listed on the Vancouver Stock Exchange (VSE).

     Acquisition

     On June 16, 1997, the Company acquired The Antigua Group, Inc, (AGI), a Nevada company involved in the wholesale distribution of embroidered sportswear and related accessories (Acquisition). This Acquisition was accomplished by purchasing 100% of the issued and outstanding capital stock of AGI. This Acquisition was accounted for as a purchase and the unaudited September 30, 1997 consolidated financial statements of the Company include 106 days of AGI operations (see Note 3).


     Reverse Stock Split

     All per share amounts have been adjusted to give effect to the one for five reverse stock split effected on June 13, 1997.

     Management Plans

     The Company has increased its revenue base and shareholder equity through the completion of the AGI acquisition.

     The products of AGI are sold in the United States through three primary apparel markets; Golf, Licensed Goods and Corporate Lifestyle. The Company plans to increase its penetration in all of these markets by focusing on the following key elements:

   * Brand Identity. The Company intends to leverage the Antigua brand name, built over the past 18 years, to open up new accounts, markets and opportunities outside the Golf and Licensed Goods distribution channels.

   * Expansion of Product Offerings. The Company plans to expand the product offerings in the apparel line to better serve the needs of the existing customer base, including the introduction of outerwear and caps.

   * Expansion of Golf Network. The Company intends to increase distributions through the expansion of its network of independent sales representatives and through reactivation of inactive accounts.

   * International Expansion. The Company believes that international markets provide a significant opportunity to increase sales of its fashion apparel and its Licensed Goods. The Company plans to increase distribution efforts outside the United States and Canada, particularly in Europe and Asia.

   * Expansion of Licensed Products Network. The Company plans to increase margins and average account size in this channel by expanding the sales representative network for Licensed Goods and increasing its retail chain customer base. The Company also plans to exploit opportunities to sell licensed screen printed products through market programs and dual branding with major corporate clients.

   * Full Service. Through the addition of the Company's textile screen printing capability to Antigua's current lines of business, the Company has the ability to increase sales to corporate, university and tournament customers. The Company believes that offering services from screen printing through embroidery market channels gives the Company a competitive advantage in the casual apparel market.

                            ANTIGUA ENTERPRISES INC.

     In addition to the private placements (see Note 13) and the financing transactions made to finance the Acquisition (see Notes 9, 11 & 12), the Company is also negotiating with potential new lenders in order to obtain additional public or private debt or equity financing. Although there can be no assurance that such debt or equity financing will be available to the Company on commercially favorable terms, or at all, the Company believes that current available cash provided by operations of the combined companies, and debt and equity financing available to the Company will be sufficient to fund operations over the next year.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     Consolidation

     These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States and are stated in United States (US) dollars. These consolidated financial statements include the accounts of the Company and its subsidiaries. All transactions and balances between the companies have been eliminated.

     Funds in Trust

     The funds in trust represent amounts received from various individuals for the purchase of common stock under private placement agreements which are subject to VSE approval (see Note 13). A third-party investment manager has been retained to manage the funds based on direction agreed upon by the Company and the individual subscribers. The individual subscribers have permitted the third-party investment manager to expend the funds received as equity security subscription deposits for Acquisition related costs. As such, these amounts are considered cash equivalents for statement of cash flow purposes. Subsequent to December 31, 1996, the trust funds were utilized to make payments to the sellers in connection with the Acquisition.

     Inventory

     Inventory is stated at the lower of cost or market determined on a first-in, first-out basis. Inventory includes apparel and primary raw materials such as T-shirts, garment dies and inks, and towels.

     Deferred Loan Fees and Debt Discount

     Deferred loan fees and debt discounts are amortized over the term of the related loans using the effective interest rate method.

     Other Assets

     Other assets are net of accumulated amortization and consist of costs in excess of the fair value of net assets of acquired business of $72,000 at December 31, 1996 and incorporation costs of $19,000 and $21,000 at December 31, 1995 and 1996, respectively. The excess of the fair value of net assets acquired and incorporation costs are amortized over periods up to five years using the straight-line method. Accumulated amortization of these assets was approximately $1,000 and $33,000 at December 31, 1995 and 1996, respectively.

     The Company has evaluated whether events and circumstances have occurred that indicate the remaining estimated useful life of intangible assets may warrant revision or that the remaining balance of the intangible costs may not be recoverable. When factors indicate that intangible assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining life of the intangible assets in measuring whether the intangible assets are recoverable.

     Based upon the Company's evaluations, $48,095 and $30,059 of other assets were written off in 1994 and 1995, respectively.

                            ANTIGUA ENTERPRISES INC.

   At September 30, 1997, other assets also include refundable deposits.

     Loss Per Share

     Loss per share is computed by dividing the net loss by the weighted average number of shares of common stock issued and outstanding, excluding shares held in escrow (see Note 15). Common stock equivalents are excluded as their inclusion is non dilutive. Primary and fully diluted earnings per share are the same in all periods presented.

     Foreign Currency

     Transactions in currencies other than US dollars are translated into US dollars using the current exchange rates as of the dates they are reported. Assets and liabilities denominated in other currencies are adjusted to reflect the exchange rate in effect at the balance sheet date. Revenues, expenses, gains and losses are translated using a weighted average exchange rate for the period. Translation adjustments arising from the translation of monetary items in the financial statements are included as a separate component of shareholders' deficit for the reporting period.


     Exchange rates between the Canadian dollar and the US dollar for the periods reported in these consolidated financial statements are as follows:


                       December 31,   December 31,   December 31,  September 30,
                           1994           1995           1996          1997
                           ----           ----           ----          ----
    Average ...........   .7321          .7285          .7352          .7266
    Period end ........   .7134          .7331          .7296          .7236


     Use of Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In management's opinion, methodologies used to determine estimates are adequate and consistent with prior periods.

     Fair Value of Financial Instruments

     At December 31, 1995 and 1996, carrying values of cash, funds in trust, accounts receivables, accounts payable and accrued liabilities and notes payable approximate fair values since they are short-term in nature or payable upon demand. It is not practical to estimate fair value of the amounts due to Directors and officers as the agreements are between related parties.

     The Company estimates fair values of financial instruments by using available market information. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.

     Concentrations of Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable.
Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's credit base and the geographical dispersion of the customers.

                            ANTIGUA ENTERPRISES INC.

     Recently Issued Accounting Pronouncements

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share (SFAS No. 128). This statement establishes standards for computing and presenting earnings per share (EPS) and simplifies the standards for computing EPS previously found in APB Opinion No. 15, Earnings per Share. It replaces the presentation of primary earnings per share with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The Company is required to adopt SFAS No. 128 for the years ending subsequent to December 15, 1997. Based on equity and convertible debt instruments currently outstanding, the new standard is not expected to have a material impact on the Company's EPS.

     Financial Accounting Standards Board has issued SFAS No. 130, Reporting Comprehensive Income (SFAS No. 130). SFAS No. 130 established standards for reporting comprehensive income and its components. SFAS No. 130 is effective for financial statements for periods beginning after December 15, 1997. The Company has not yet determined the effects of adopting SFAS No. 130.

     Financial Accounting Standards Board has issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information (SFAS No. 131). SFAS No. 131 establishes standards for reporting information about operating statements within an enterprise. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company has not yet determined the effects of adopting SFAS No. 131.


     Interim Periods


     The results of operations for the nine months ended September 30, 1996 and 1997, are not necessarily indicative of the results to be expected for the full year. All information as of and for the nine month periods ended September 30, 1996 and 1997, is unaudited and, in the opinion of management, contains all adjustments consisting only of normal recurring adjustments necessary for a fair presentation of such information for the respective periods.


(3) ACQUISITION OF THE ANTIGUA GROUP, INC. (AGI) (unaudited):

     On June 16, 1997, the Company acquired AGI, a Nevada company involved in the wholesale distribution of embroidered sportswear and related accessories. The Acquisition was accounted for as a purchase. The accompanying consolidated financial statements include the operations of AGI for the 106 day period from June 17, 1997 to September 30, 1997.


     The Company entered into an consulting agreement with the former majority shareholder of AGI which results in an annual commitment of approximately $100,000. This agreement terminates in June 1999.

     In order to facilitate the above transaction, the Company deposited $1,000,000 into an escrow account. The deposit was non-refundable in the event the Acquisition was not consummated. This amount was paid to the AGI shareholders subsequent to December 31, 1996.

     At December 31, 1996, costs incurred in connection with the Acquisition are included in Acquisition deposit and related costs. Costs incurred as of December 31, 1996, are as follows:


        Deposit paid to AGI shareholders ........................    $ 1,000,000
        Acquisition costs .......................................        275,866
                                                                     -----------
                                                                     $ 1,275,866
                                                                     ===========

                            ANTIGUA ENTERPRISES INC.

   Selected financial data for AGI as of and for the year ended December 31, 1996, is as follows:


         Working capital   ..............................................................  $ 4,610,085
         Total assets   .................................................................   15,567,399
         Current portion of notes payable
          (inclusive of line of credit)   ...............................................    5,945,490
         Notes payable, net of current portion  .........................................    2,465,321
         Common stock   .................................................................       10,373
         Total shareholders' equity .....................................................    4,569,751
         Revenue  .......................................................................   33,510,364
         Net income before taxes ........................................................      932,867

     The purchase price and estimated allocation of such costs are as follows:

   Cash paid to sellers   .............................................................    $12,636,482
   Notes payable to sellers  ..........................................................      6,378,000
   Preferred stock and attached warrants issued to sellers (250,000 shares) ...........        250,000
   Assets of AGI distributed to the sellers ...........................................        134,706
   Amounts to be paid to the sellers  .................................................        759,656
   Transaction costs   ................................................................      2,920,360
                                                                                           -----------
Total purchase price   ................................................................     23,079,204
Net book value of assets acquired  ....................................................      4,677,674
                                                                                           -----------
Excess of purchase price over net book value of assets acquired  ......................    $18,401,530
                                                                                           ===========
Allocation of excess of purchase price over net book value of assets acquired and adjustments to fair value:
Licenses   ............................................................................    $18,473,933
Inventory  ............................................................................       (488,957)
Eliminate lifo reserve ................................................................        186,221
Accrued interest ......................................................................        230,333
                                                                                           -----------
                                                                                           $18,401,530
                                                                                           ===========


     The licenses are being amortized over 25 years using the straight line method.


(4) OTHER ACQUISITIONS:


     Acquisition of CHL Services

     On January 31, 1996, the Company acquired certain rights, customer lists an inventory constituting the business of CHL Services, a division of a Canadian company involved in the manufacture and distribution of hockey jerseys and supplies.

     Total consideration for the acquisition was:

Cash  ....................................................................................   $  37,647
Installments payable in two equal installments, unsecured and noninterest bearing with
 the final installment due in April 1997, net of discount of $7,353. .....................      84,310
Note payable, secured by acquired inventory, noninterest bearing and repayable out of proceeds on sale of acquired inventory
 until due in February 1997, net of discount of $14,935. .................................     126,100
                                                                                             ---------
                                                                                             $ 248,066
                                                                                             =========

                            ANTIGUA ENTERPRISES INC.

     The business combination was accounted for using the purchase method. The purchase price was allocated as follows:

              Intangible assets ...................  $  72,713
              Office equipment ....................     35,310
              Inventory ...........................    140,043
                                                     ---------
                                                     $ 248,066
                                                     =========

     Additionally, a royalty equal to 50% of gross profit from CHL Services on inventory acquired is payable to the vendor in quarterly installments for a period up to the first anniversary of the sale. For the year ended December 31, 1996, royalties of approximately $14,600 are included in accounts payable and accrued liabilities in the accompanying consolidated financial statements.

     The Company has entered into an employment agreement with certain management personnel of CHL Services which results in an annual commitment of approximately $70,000 per annum plus 10%-20% of divisional profits until expiration in January 2001.

     The following unaudited pro forma combined results of operations data is presented as though the merger had occurred on January 1:

                                               1995            1996
                                               ----            ----
              Sales ....................  $   2,424,860    $ 2,903,962
                                          =============    ===========
              Net loss .................  $  (1,134,873)   $  (727,074)
                                          =============    ===========

     These pro forma combined results of operations are presented for comparative purposes only and do not purport to be indicative of the actual results that would have occurred had the CHL Services acquisition been consummated on January 1, 1995, or of future operations of the combined Company.

     Acquisition of T-Sports, Inc.

     On August 5, 1994, the Company acquired 100% of the issued and outstanding shares of T-Sports, Inc., a Texas company involved in the manufacturing and distribution of screen printed golf and novelty towels.

     Total consideration for the acquisition was:

Cash   ....................................................................................   $  25,000
Notes payable, unsecured, noninterest bearing, settled with the issuance of
 common shares in 1996   ..................................................................      42,250
20,000 common shares at a fair market value of $2.55 issued in 1995   .....................      51,247
                                                                                              ---------
                                                                                              $ 118,497
                                                                                              =========

     The business combination was accounted for using the purchase method. A summary of the fair value of the assets and liabilities assumed at August 5, 1994, is as follows:

                Machinery and equipment ..............  $ 15,000
                Accounts receivable ..................    64,000
                Inventory ............................   102,369
                                                        --------
                Total assets .........................   181,369
                Total liabilities ....................    95,967
                                                        --------
                Shareholders' equity .................  $ 85,402
                                                        ========

                            ANTIGUA ENTERPRISES INC.

     The purchase price difference of $33,095 was written off in 1994 due to the uncertainty regarding continuing future benefits resulting from the acquisition. In 1995, Texas State filed a lien to enforce payment of $32,400 in past due taxes which was an existing liability of this acquired subsidiary. This amount is included in accrued liabilities at December 31, 1996.

(5) LICENSES (unaudited):

     As a result of the Acquisition, the Company has a number of license agreements. Licenses are stated at cost allocated in the Acquisition (see Note
3). Licenses are amortized over twenty-five years using the straight line method.

     The Company has a licensing agreement with National Basketball Association Properties, Inc. (NBA) which grants the Company the right to use the names, symbols, emblems, designs and logos of the NBA on certain of its garments. The license requires royalty payments of approximately 9.25% of sales of NBA products, subject to an annual minimum required payment of $130,000. The license expired on July 31, 1997. The Company has renewed the license for an additional two years.

     The  Company  has  licensing  agreements  with the National Football League
(NFL) which grant the Company the right to use "NFL Marks" on certain of its garments. These agreements require royalty payments of approximately 10% of sales of NFL products, subject to certain minimum required payments. These agreements expire in March 1999. Future minimum required royalty payments range from approximately $355,000 to $415,000 per year.

     The Company has licensing agreements with Major League Baseball Properties, Inc. (MLB) which grant the Company the right to use the names, characters, symbols, designs and other similar identifications of the MLB on certain of its garments. The licenses require royalty payments of 9% of sales of MLB products, subject to certain annual minimum required payments ranging from $120,000 to $150,000. The licenses expire December 31, 1999.

     The Company has licensing agreements with the National Hockey League (NHL) which grant the Company the right to use "NHL Marks" on certain of its garments. The agreement requires royalty payments of 9% on sales of NHL products. Total future minimum royalties over the term are $20,000. The agreement expires on December 31, 1997.

     In addition, the Company is party to numerous market license agreements with colleges, universities, bowl administrators and prominent sports figures which allow the Company to use the names of the institution, sporting event or sports personality on certain of its garments for varying terms.


     Royalty   expense   of  AGI  was  approximately  $977,000,  $1,245,000  and
$1,306,000 for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively.


(6) PROPERTY AND EQUIPMENT:
     Property and equipment are recorded at cost and are depreciated or amortized using the straight line method over estimated useful lives as follows:

                                                                  December 31,
                                                          -----------------------------
                                           Estimated                                      September 30,
                                          Useful Lives      1995            1996              1997
                                          ------------      ----            ----              ----
                                                                                           (unaudited)
Office and computer equipment
 and furniture .......................      3-5 years    $   29,717      $   70,307        $1,231,155
Embroidery machine designs ...........        4 years        22,207          51,959           527,312
Leasehold improvements ...............       15 years        18,092          18,092            18,092
Machinery and equipment ..............      3-5 years       251,798         253,096         1,522,078
                                                         ----------      ----------        ----------
                                                            321,814         393,454         3,298,637
                                                         ----------      ----------        ----------
Less: Accumulated depreciation  ......                     (120,735)       (202,975)         (526,795)
                                                         ----------      ----------        ----------
                                                         $  201,079      $  190,479        $2,771,842
                                                         ==========      ==========        ==========

                            ANTIGUA ENTERPRISES INC.

     In the event that facts and circumstances indicate that the cost of property and equipment may be impaired, an evaluation of recoverability would be performed. This evaluation would include the comparison of the future estimated undiscounted cash flows associated with the assets to the carrying amount of the assets to determine if a writedown of the assets is required.


(7) LONG-TERM DEBT:

     Long-term debt consisted of the following:





                                                                   December 31,
                                                           -----------------------------   September 30,
                                                               1995            1996            1997
                                                               ----            ----            ----
                                                                                            (unaudited)
Term loans due to bank (Note 8) .....................       $      --       $      --       $1,909,206
Notes and installments due on acquisition of CHL
 Services, noninterest bearing (imputed at 10%) due
 in 1997   ..........................................              --          232,707             --
Unsecured noninterest bearing demand note payable
 to a related party .................................              --          100,000             --
Other notes payable, interest rates up to 10% due in
 various installments through December 1997 .........          259,657          73,776          35,446
Notes payable for equipment purchases, interest rates
 up to 21.5% due in various installments through
 December 1999   ....................................           76,675          65,766         318,257
                                                            ----------      ----------      ----------
                                                               336,332         472,249       2,262,909
 Less: Current portion ..............................         (199,861)       (423,702)       (752,628)
                                                            ----------      ----------      ----------
                                                            $  136,471      $   48,547      $1,510,281
                                                            ==========      ==========      ==========


     To provide for interest expense on noninterest bearing notes, interest is generally measured by the difference between the market value of the goods received or the note, whichever is more readily determinable, and the face amount of the note. The market value of a note is determined by discounting all future payments on the note using an imputed rate of interest. When the note is between related parties and it is issued for cash and no other stated or unstated rights are involved, the difference between the cash consideration and the discounted amount of the payments on the note is treated as additional paid-in capital. The discount is accounted for as an element of interest over the life of the note. For amounts due on demand, the notes are reflected at face value and interest is imputed each period by charging interest expense. This method allows for the recognition of interest related to the transactions giving rise to the notes.

     Future maturities of long-term debt are as follows:

                                      December 31, 1996  September 30, 1997
                                      -----------------  ------------------
                                                            (unaudited)

         1997  ......................      $423,702          $  386,599
         1998  ......................        25,156           1,135,817
         1999  ......................        23,391             220,799
         2000  ......................           --              157,763
         2001  ......................           --              119,141
         Thereafter  ................           --              242,790
                                           --------          ----------
                                           $472,249          $2,262,909
                                           ========          ==========

                            ANTIGUA ENTERPRISES INC.

(8) LOAN AGREEMENT WITH BANK (unaudited):

     In connection with the Acquisition, the Company assumed the obligations of AGI under a Loan and Security Agreement (the Loan Agreement) with a bank. The Loan Agreement provides for a credit facility of up to $12 million, including a revolving line of credit and outstanding letters of credit. Interest is at the bank's prime rate plus 1%. The maximum borrowing under the new Loan Agreement cannot exceed 85% of eligible receivables plus 55% of eligible inventory, as defined. The Loan Agreement is secured by all of AGI's assets. The Loan
Agreement requires AGI to maintain certain financial covenants including minimum tangible net worth, interest coverage ratios, debt service coverage ratios and a ratio of liabilities to tangible net worth. Dividends cannot be paid or unscheduled payments cannot be made without the prior consent of the bank.


     The Loan Agreement includes a term loan of $775,000 with interest at 1.25% over the bank's prime rate, payable in monthly installments over seven years beginning March 1, 1997. It also includes a term loan for $1,500,000 with interest at 3% over the bank's prime rate, payable in monthly installments over three years beginning July 1, 1997. The amount due on these two loans at September 30, 1997 is $1,909,206 and is included in long-term debt (see Note
7).


(9) ACQUISITION BRIDGE FINANCING (unaudited):

     In connection with the Acquisition, effective June 16, 1997 the Company entered into three bridge financing transactions:


     Financing Transaction One

     A lender (Lender One) loaned $2,500,000 (the Promissory Note) to the Company for the purpose of completing the Acquisition. The Promissory Note has a term of one year and bears interest at a rate of 13% per annum. Interest only is payable until the end of the one-year term; principal will be paid at the end of the term, or at the election of Lender One, the one-year note may be converted into a further promissory note having a term of three years, with regular periodic payments of blended principal and interest. Lender One was issued warrants to purchase 1,078,086 common shares for a period of five years at a price of $5.00 per warrant in payment of a bonus for its advance of $2,500,000 in bridge financing with respect to the Acquisition. These warrants were valued at $950,000 which is included in the accompanying financial statements as a discount on the note.

     A finder's fee equivalent to 8% of the sum advanced to the Company by Lender One was paid to the finder by issuing 68,930 common shares valued at $198,518. These common shares are subject to a statutory hold period of one year. In addition, loan costs of $201,423 were paid. Total fees and costs of $399,941 are recorded as deferred loan fees.


     Financing Transaction Two

     A lender (Lender Two) loaned $1,020,000 to the Company for the purpose of completing the Acquisition. The promissory note has a term of one year and bears interest at a rate of 13% per annum. Lender Two was issued warrants to purchase 1,078,086 common shares for a period of five years at a price of $5.00 per warrant in payment of a bonus for its advance of $1,020,000 in bridge financing with respect to the Acquisition. These warrants were valued at $612,000 which is included in the accompanying financial statements as a discount on the note.

     A finder's fee equivalent to 8% of the sum advanced to the Company by Lender Two was paid to the finder by issuing 28,124 common shares valued at $80,997. These common shares are subject to a statutory hold period of one year. In addition, loan costs of $279,100 were paid. Total fees and costs of $360,097 are recorded as deferred loan fees.

                            ANTIGUA ENTERPRISES INC.

     Financing Transaction Three

     The senior secured lender for AGI loaned the Company $3,500,000 of which $2,000,000 is bridge financing and $1,500,000 is a three year term loan (see
Note 8). This term loan bears interest at 3% over the lenders prime rate. The loan is due in monthly installments over three years beginning June 1, 1997, however, in the event of a securities offering a $2,000,000 payment must be made. The lender was issued warrants to purchase 323,426 common shares for a period of five years at a price of $5.00 per share in payment of a bonus for its advance of $2,000,000 in bridge financing with respect to the Acquisition. These warrants were valued at $380,000 which is included in the accompanying financial statements as a discount on the note. In addition, loan costs of $143,267 were paid and recorded as deferred loan fees.


(10) DUE TO DIRECTORS AND OFFICERS:

     Subsequent to December 31, 1996, certain of the terms related to repayment of amounts due to Directors and officers were renegotiated. The terms below reflect the changes which occurred subsequent to May 7, 1997.


     The following amounts were due to Directors and Officers at December 31 and September 30:

                                                                   December 31
                                                           ----------------------------   September 30,
                                                              1995          1996               1997
                                                              ----          ----               ----
                                                                                           (unaudited)
Advances from a Director, unsecured bearing interest
 at 7% per annum commencing October 1994,
 $200,000 due September 1997 and $142,733 due on
 demand after June 1998.   .............................   $280,843      $    564,535        $136,130
Advances from Directors and Officers, unsecured,
 noninterest bearing (imputed at 10%) and due on
 demand after June 1998.   .............................    121,182           193,373         174,751
Advances from Directors, unsecured, bearing interest
 at 7.5% per annum commencing November 1996,
 and due in November 1997. .............................        --            250,000             --
                                                           --------      ------------        --------
                                                            402,025         1,007,908         310,881
Less -- Current portion ................................        --         (1,007,908)            --
                                                           --------      ------------        --------
                                                           $402,025      $        --         $310,881
                                                           ========      ============        ========

     The Company intends to repay the above amounts due to Directors and Officers with funds from equity security offerings.

(11) NOTES PAYABLE TO SELLERS (unaudited):

     In connection with the Acquisition the Company issued notes payable to sellers as follows:

                                                          Interest
                     Payment Terms                          Rate      Amount
                     -------------                          ----      ------

       Due in quarterly installments of $95,933 beginning
        September 16, 1997 with the unpaid balance due
        June 16, 2000   .................................  8.25%     $5,102,067
       Due June 16, 1999   ..............................  8.25%        855,000
       Due June 16, 1999   ..............................  8.25%        325,000
                                                                     ----------
                                                                     $6,282,067
                                                                     ==========


     Upon a securities offering with gross proceeds of $12,000,000 the unpaid principal balances are due and payable. Upon any securities offering a minimum principal payment of $1,594,500 is due and payable.

                            ANTIGUA ENTERPRISES INC.

     Upon a securities offering, or at any time thereafter, the sellers may convert their outstanding principal amount of these notes into shares of the Company's common stock at the lesser of $7.50 per share or the actual price of such common stock in the security offering.

     These   notes  are  secured  by  certain  security  agreements  and  pledge agreements executed by the Company.

     In connection with the Acquisition, the Board of Directors of the Company approved payment of bonuses to two Directors and officers as fees for 1) personally guaranteeing the seller notes and estimated interest payments, and
2) making loans to the Company.


     The amount of these fees is dependent upon the approval of the shareholders and the VSE. As of September 30, 1997, the Company has recorded $2,131,826 as an estimate of this obligation. This is reflected as accrued loan fees due to Directors and Officers in the accompanying financial statements. It is anticipated that this obligation will be satisfied by the issuance of shares of common stock.


(12) CONVERTIBLE DEBENTURES (unaudited):

     As of March 1, 1997, the Company issued $3,023,999 of 15% convertible debentures due June 1, 1998. These are convertible into 1,144,500 units, each of which consists of one common share and one two-year non-transferable warrant to purchase an additional common share at $2.88 in the first year and $3.31 in the second year. Certain payments were made in connection with this placement:

     * A bonus to the lender paid by the issuance of 177,000 common shares valued at $509,760.
     * A guarantee fee to two directors and officers paid by the issuance of 177,000 common shares valued at $509,760.
     * A finder's fee of $226,800.
     * An inducement fee of $491,760 paid to a party related to the lender.
     * Legal fees of $27,536.

     In addition, the interest payable of $134,216 during the period March 1, 1997 to June 16, 1997, is considered a discount on debentures since the proceeds of the debentures were not available to the Company until the closing of the Acquisition. The above bonus, fees and interest total $1,899,832 and are recorded as discounts on convertible debentures. The discounts are amortized over the period June 16, 1997 to June 1, 1998, using the effective interest method.

     As of June 16, 1997, the Company issued $1,791,048 of 12% convertible debentures due in one year, to a company which is related to certain officers and directors of the Company. These are convertible into 714,454 units, each of which consists of one common share and one two-year non-transferable warrant to purchase an additional common share at $2.88 in the first year and $3.31 in the second year. Certain payments were made in connection with this placement;

     * A bonus to the lender paid by the issuance of 124,378 common shares valued at $356,486.
     * A loan fee to the lender of $105,000.
     * A finder's fee paid by issuance of two year warrants to purchase 115,344 common shares at $2.88 in the first year and $3.31 in the second year. These warrants are valued at $254,334.
     * Legal fees of $105,720.

     The above bonus and fees total $821,540 and are recorded as discounts on convertible debentures. The discounts are amortized over the period June 16, 1997 to June 13, 1998, using the effective interest method.

(13) PRIVATE PLACEMENTS OF EQUITY SECURITIES (unaudited):

     On June 16, 1997, the Company completed several private placements of its common and preferred stock. These private placements were initiated in 1996 and closed concurrently with the completion of the Acquisition. Additionally, on September 5, 1997, the Company completed a $1,000,000 private placement of its preferred stock.

                            ANTIGUA ENTERPRISES INC.

     As of December 31, 1996, a third-party investment manager had received approximately $1.6 million under a combination of these private placements.
Such amounts were held in trust for the subscribers and were available to the Company upon VSE approval of the Acquisition. As the Company did not have a legal right to these funds, they were not included in the accompanying financial statements at December 31, 1996. The Company recorded these amounts as funds in trust once VSE approval was received or once the subscribers permitted the use of the funds for the original intended purpose as evidenced in writing. Amounts released by the subscribers were recorded as equity security subscription deposits until VSE approval was obtained for the issuance of the stock in accordance with the private placement.

     The following is a summary of the private placements:


Number and Price of Units                    Description of Placement                    Gross Proceeds
-------------------------                    ------------------------                    --------------
162,200 units at $4.58          One common share plus one two-year non-                    $  742,354
                                transferable warrant to purchase an additional
                                common share at a price of $4.58 in the first year
                                and at a price of $5.50 in the second year.
210,000 units at $4.25          One common share plus one two-year non-                    $  891,923
                                transferable warrant to purchase an additional
                                common share at a price of $4.25 in the first year
                                and at a price of $4.87 in the second year.
180,144 units at $4.86          One common share plus one two-year non-                    $  875,500
                                transferable warrant, two of which will entitle the
                                shareholder to purchase an additional common
                                share at a price of $4.86 in the first year and at a
                                price of $5.55 in the second year. A finder's fee for
                                this placement was paid by issuing 6,537 common
                                shares valued at $30,657.
                                Two officers of AGI purchased 60,240 units in this
                                placement. The officers have the right, prior to
                                June 16, 1998, to require the Company to repur-
                                chase, in whole or in part, these units for $301,200.
                                Accordingly, this amount is presented in the ac-
                                companying balance sheet as "Common stock
                                subject to repurchase".
5,730,000 convertible limited   To each Share is attached one five-year non-               $5,730,000
 retractable Series "A" 12%     transferable detachable share purchase warrant,
 cumulative preferred shares    five of which will entitle the shareholder to pur-
 at $1.00                       chase an additional common share at a price of
                                $5.18 in the first year, $6.05 in the second year,
                                $6.91 in the third year, $7.81 in the fourth year and
                                at $8.71 in the fifth year.
                                Terms of the Preferred Shares are:
                                * Five shares are convertible into one common
                                  share within five years upon payment of a con-
                                  version premium above the Purchase Price of
                                  nil during the first year, $0.90 during the second
                                  year, $1.85 during the third year, $2.75 during
                                  the fourth year and $3.65 during the fifth year
                                  after issuance.
                                * The shares are entitled to a fixed, cumulative
                                  preferential cash dividend of 12% per annum
                                  for five years after issuance.
                                * The Company may at any time redeem the
                                  shares upon payment of the original subscrip-
                                  tion price plus accrued but unpaid dividends.

                           ANTIGUA ENTERPRISES INC.

Number and Price of Units                     Description of Placement                   Gross Proceeds
-------------------------                     ------------------------                   --------------
                                * To the extent the Company completes a public
                                  offering of its securities with proceeds in excess
                                  of $8,000,000 the holders of the shares have the
                                  right to retract the shares at the original sub-
                                  scription price plus accrued but unpaid divi-
                                  dends.
60,000 units at $3.85         One common share plus one non-transferable                    $231,120
                              warrant to purchase an additional common share
                              at a price of $3.85 in the first year and at a price of
                              $4.43 in the second year. A finder's fee for this
                              placement was paid by issuing 3,653 common
                              shares valued at $13,267.
151,778 units at $3.24        One common share plus one two-year non-                       $491,760
                              transferable warrant, two of which entitle the
                              shareholder to purchase an additional common
                              share at a price of $3.24 in the first year and at a
                              price of $3.74 in the second year. A finder's fee for
                              this placement was paid by issuing 12,142 com-
                              mon shares valued at $36,426.


     The equity security subscription deposits as of December 31, 1996, related to funds received under private placements, as discussed above, for use in the Acquisition.


(14) INCOME TAXES:

     The Company records income taxes in accordance with SFAS No. 109, Accounting for Income Taxes (SFAS No. 109). SFAS No.109 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse.

     The components of the benefit for income taxes consist of the following:


                                                             December 31,
                                                       ------------------------   September 30,
                                                        1994     1995     1996         1997
                                                        ----     ----     ----         ----
                                                                                   (unaudited)
         Current income taxes:
            Federal -- U.S. and Canadian  ............ $ --     $ --     $ --       $ --
            State and Provincial .....................   --       --       --         --
                                                       ------   ------   ------     ---------
                                                         --       --       --         --
                                                       ------   ------   ------     ---------
         Deferred income taxes:
            Federal -- U.S. and Canadian  ............   --       --       --         --
            State and Provincial .....................   --       --       --         --
                                                       ------   ------   ------     ---------
                                                         --       --       --         --
                                                       ------   ------   ------     ---------
         Total provision (benefit) for income
          taxes   .................................... $ --     $ --     $ --       $ --
                                                       ======   ======   ======     =========

                            ANTIGUA ENTERPRISES INC.

     The effective income tax rate is different than the amount that would be computed by applying the United States corporate income tax rate to the income
(loss) before income taxes. The differences are summarized as follows:

                                                                December 31,
                                                  --------------------------------------  September 30,
                                                     1994          1995          1996          1997
                                                     ----          ----          ----          ----
                                                                                           (unaudited)
Tax at the statutory rate (34%) ................  $ (309,000)   $ (372,000)   $ (246,000)  $ (1,117,000)
State income taxes, net of federal benefit .....     (54,000)      (66,000)      (43,000)      (197,000)
Expiration of unutilized net operating loss ....         --         72,000        68,000            --
Increase in deferred tax asset valuation
 allowance .....................................     363,000       366,000       221,000      1,314,000
                                                  ----------    ----------    ----------   ------------
Actual tax expense (benefit) ...................  $      --     $      --     $      --    $        --
                                                  ==========    ==========    ==========   ============

     Significant components of the Company's deferred tax assets (liabilities) are as follows:

                                                               December 31,
                                                     -----------------------------------  September 30,
                                                         1995              1996               1997
                                                         ----              ----               ----
                                                                                           (unaudited)
Inventory reserves ...............................    $        --       $        --       $   34,000
Allowance for doubtful accounts ..................             --                --           58,000
Financing fees ...................................             --                --          311,000
Intangibles ......................................             --                --         (157,000)
Net operating loss carryforwards .................       1,920,000         2,141,000      $3,206,000
Valuation allowance ..............................      (1,920,000)       (2,141,000)     (3,452,000)
                                                      ------------      ------------      ----------
                                                      $        --       $        --       $      --
                                                      ============      ============      ==========


     Prior to the acquisition date, AGI was an S Corporation under the Federal Income Tax laws of the United States.

     The Company's ability to utilize its net operating losses to offset future taxable income may be limited under the Internal Revenue Code Section 382 change in ownership rules. A valuation allowance has been provided since the Company believes the realizability of the deferred tax asset does not meet the more likely than not criteria under SFAS No. 109. The Company's accumulated net operating losses expire in varying amounts between 1997 and 2012.

(15) SHAREHOLDERS' EQUITY:


     Escrowed Share Arrangements

     At December 31, 1995 and 1996, the Company had 395,992 common shares held in escrow subject to earn-out provisions. These shares are "performance shares" issued in 1992 to principal stockholders pursuant to Local Policy #3-07 of the British Columbia Securities Commission ("BCSC") and Policy 19 of the Vancouver Stock Exchange, which provide guidelines for the issuance of performance shares. Certain of these shares have been cancelled or are in the process of being cancelled. As of September 30, 1997, there are 256,500 performance shares outstanding that are not being cancelled.

     The Performance shares will be released from escrow as the Company achieves positive operating cash flow on a cumulative basis as defined by the BCSC. The holders of the performance shares will be entitled to a pro rata release from escrow on the basis of one share for every $.48 of cumulative positive BCSC operating cash flow, subject to the approval of the BCSC and the Vancouver Stock Exchange.

     If and when the performance shares are released from escrow, the Company will record as compensation expense an amount equal to the difference between $.25 per share and the market price of its

                            ANTIGUA ENTERPRISES INC.

stock at that time. This expense would be a non-cash charge against income and would have no net impact on total stockholders' equity (deficit). Also, the number of shares used to calculate earnings (loss) per share will increase by the number of performance shares released. Through September 30, 1997, no performance shares have been earned or released.


     Stock Options and Warrants Issued to Employees and Directors

     As permitted under Statement of Financial Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), the Company has elected to account for stock transactions with employees pursuant to F-24 the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. No compensation expense has been recognized for the stock options and warrants granted. Had compensation cost for the Plan been recorded consistent with SFAS No. 123, the Company's net loss would have been increased to the following pro forma amounts:


                                                     December 31
                                          ----------------------------------    September 30
                                              1995               1996               1997
                                              ----               ----               ----
                                                                                (unaudited)
         Net loss attributable to Common
          Shareholders:
           As reported   ...............  $ (1,092,873)      $  (722,074)      $ (3,526,655)
           Pro forma  ..................    (1,154,813)         (766,658)        (3,667,433)
         Earnings (loss) per share:
           As reported   ...............          (.56)             (.34)             (1.16)
           Pro forma  ..................          (.59)             (.35)             (1.21)


     The fair value of each option and warrant grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1995, 1996 and 1997, risk free interest rates ranging from 5.00% to 6.95%, expected terms ranging from two to five years, and an expected volatility factors ranging from 35% to 55%. The
Company has granted stock options to employees and directors for the purchase of common shares. The stock option activity is as follows:


                                                                                     Nine Months Ended
                                                  1995                1996           September 30, 1997
                                           -------------------  ------------------  -------------------
                                                                                        (unaudited)
                                                     Weighted             Weighted             Weighted
                                                      Average              Average              Average
                                                     Exercise             Exercise             Exercise
                                           Options     Price    Options     Price   Options     Price
                                           -------     -----    -------     -----   -------     -----
Outstanding at beginning of period .....    41,000     $ 3.95   120,000     $ 2.75  129,000    $ 2.12
Granted ................................    80,000       2.10    98,000       2.10  237,000      5.00
Exercised ..............................    (1,000)      2.10   (88,000)      3.00  (64,000)     2.12
Expired ................................       --          --    (1,000)      2.10       --        --
                                           -------              -------             -------
Outstanding at end of period ...........   120,000       2.75   129,000       2.12  302,000      4.38
                                           =======              =======             =======
Exercisable at end of period ...........   120,000       2.75   129,000       2.12  302,000      4.38
                                           =======              =======             =======
Weighted average fair value of
 options granted .......................   $  0.60              $  0.50             $  0.99
                                           =======              =======             =======

     Options outstanding at September 30, 1997, have exercise prices ranging from $2.12 to $5.00, with a weighted average remaining contractual term of 2 years.

                            ANTIGUA ENTERPRISES INC.

     The Company also has non-transferable share purchase warrants outstanding which entitle the holder to purchase common shares at a specified exercise prices in exchange for either one or two warrants, as detailed in the applicable warrant agreement. The warrant activity is as follows:


                                                                                          Nine Months Ended
                                                  1995                  1996              September 30, 1997
                                        ---------------------- ----------------------  -----------------------
                                                                                              (unaudited)
                                                     Weighted               Weighted                 Weighted
                                                      Average                Average                  Average
                                                     Exercise               Exercise                 Exercise
                                          Warrants     Price     Warrants     Price      Warrants      Price
                                          --------     -----     --------     -----      --------      -----
Outstanding at beginning of period  ...     47,413     $ 2.00      93,867     $ 1.25       118,859    $  1.72
Granted  ..............................     93,867       1.25      84,992       2.55           --          --
Exercised   ...........................    (42,945)      2.00     (60,000)      2.20      (118,859)      1.72
Expired  ..............................     (4,468)      2.00         --          --           --          --
                                           -------                -------                 --------
Outstanding at end of period  .........     93,867       1.25     118,859       1.72           --          --
                                           =======                =======                 ========
Exercisable at end of period  .........     93,867       1.25     118,859       1.72           --          --
                                           =======                =======                 ========
Weighted average fair value of
 options granted  .....................    $  0.60                $  0.30                 $    --
                                           =======                =======                 ========


 Stock Options and Warrants Issued in Connection with the Acquisition and Related Financing Transactions

     In connection with the Acquisition, the Company granted stock options to AGI employees in exchange for options outstanding at the acquisition date entitling these employees to purchase 245,000 common shares at specified exercise prices ranging from $4.52 to $5.09, with a term of 2 years. The fair value of these options, of $271,350, has been included in the purchase price of the acquisition. All options are exercisable, however, as of September 30, 1997, none of these options have been exercised.

     In connection with the financing transactions related to the Acquisition, the Company issued nontransferable share purchase warrants entitling the holders to purchase 4,577,690 common shares at specified exercise prices in exchange for either one or two warrants, as detailed in the applicable warrant agreement. These warrants have exercise prices ranging from $2.88 to $8.71, with a weighted average remaining term of 4.2 years and a weighted average exercise price of $5.37. The fair value of these warrants, of $4,199,600, has been included as deferred loan fees and discounts in debt in the accompanying financial statements. All warrants are exercisable, as of September 30, 1997, 42,800 of these warrants have been exercised.

(16) COMMITMENTS AND CONTINGENCIES:

     Operating Leases

     The Company leases various building space and equipment under noncancelable lease agreements. As of September 30, 1997 minimum rental commitments for the remaining three months of 1997 are $155,702. Minimum annual rental commitments are as follows:

                                                   For the Years
                                                       Ended
                                                    December 31,
                                                   --------------
                                                    (unaudited)
                  1998   .........................    $602,713
                  1999   .........................     541,484
                  2000   .........................      75,152
                  2001   .........................      54,336
                  2002   .........................         --

                            ANTIGUA ENTERPRISES INC.

     Rental expense charged to operations under these leases was approximately $15,000, $16,000, $36,000, and $193,000 for the years ended December 31, 1994,
1995, 1996, and the nine months ended September 30, 1997 respectively.

     Letters of Credit (unaudited)

     At September 30, 1997 AGI has outstanding issued letters of credit for approximately $4,060,000 in connection with its bank credit lines.

     Purchase Commitments (unaudited)

     At   September   30,   1997  AGI  had  inventory  purchase  commitments  of
approximately $13,000,000.

     Legal Proceedings

     In October 1997, the Company reached an agreement to settle a lawsuit with a lender. Under the terms of the settlement, the Company agreed to pay off the loan due to the lender in the amount of $100,000, which is accrued for in the accompanying financial statements, and to have a third party transfer to the lender warrants to purchase 12,000 common shares of the Company's common stock at an initial exercise price of $5.00. This action will be dismissed provided the Company pays the lender the above $100,000 by February 15, 1998.

     The Company and its CEO, on his own behalf, have received a demand from an investor in the Company's Series A Preferred to be repaid in advance of the other holders of the Series A Preferred. The investor is also demanding a reduction in the exercise price of the detachable warrants issued with the Series A Preferred to $.01 per common share, an additional 20,000 warrants to purchase common shares at an exercise price of $.01 per common share and an unspecified number of warrants to compensate the investor for not having been repaid at August 1, 1997. The Company believes that the demand against it is without merit. The outcome of this demand is not currently predictable and a reasonable estimate of a liability cannot be made. Therefore, no accrual is made in the accompanying financial statements.

     The Company is subject to various other lawsuits arising in the ordinary course of business. Management believes, based on discussions with legal counsel, that the resolution of such lawsuits will not have a material effect on the financial statements taken as a whole.



(17) RELATED PARTY TRANSACTIONS:

     Related party transactions not disclosed elsewhere in these financial statements include:

       (a) The Company utilizes 16,000 square feet of office and warehouse space in a building in Dallas, Texas owned by a director. This is a month-to-month agreement and no rent is charged for the use of the facilities. The average annual rent for similar space is $2.90 per square foot.


       (b) Interest expense includes approximately $6,000, $18,000, $89,000 and $41,000 on advances from Directors for the years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

       (c) AGI utilizes 43,000 square feet of office and warehouse space in a building in Scottsdale, Arizona owned by a director of AGI. Rent expense for the building included in the statement of operations was approximately $68,000 for the nine months ended September 30, 1997. The annual rental commitment is approximately $234,000.



(18) PROFIT SHARING PLAN (unaudited):

     AGI has a defined contribution profit sharing plan covering substantially all its employees. All full-time (at least 1000 hours) employees who have completed one year of service and reached the age of 18 are eligible to participate in the Plan. Annual Company contributions are made at the discretion of management. The discretionary contribution is allocated to participants based on their eligible contributions. All employee contributions are 100% vested.

                            ANTIGUA ENTERPRISES INC.

   Participants vest in Company contributions as follows:




             Year of                                    Percentage
             Service                                      Vested
             -------                                      ------
               1  .....................................       0
               2  .....................................       0
               3  .....................................      20
               4  .....................................      40
               5  .....................................      60
               6  .....................................      80
               7  .....................................     100


     Profit sharing expense for AGI was approximately $24,000, $18,000, $19,000 and $18,000 for the years ended December 31, 1994, 1995, 1996 and the nine months ended September 30, 1997, respectively.

     The Company is in the process of amending the plan to cover all its employees.


(19) SEGMENT INFORMATION (unaudited):

     The Company expanded its operations into Canada as a result of the acquisition of CHL Services in January 1996 (see Note 4). Financial information by geographic segment is as follows:





                                                        US             Canada              Total
                                                        --             ------              -----
Year Ended December 31, 1996
   Revenues ....................................    $  1,356,948      $  1,501,014      $  2,857,962
   Net loss ....................................        (557,827)         (164,247)         (722,074)
   Identifiable assets  ........................         611,674         2,296,278         2,907,952

Nine Months Ended September 30, 1997 (unaudited)
   Revenues ....................................    $ 15,168,484      $    600,170      $ 15,768,654
   Net loss ....................................      (1,580,538)       (1,705,834)       (3,286,372)
   Identifiable assets  ........................      38,332,143           611,177        38,943,320

(20) OTHER SUBSEQUENT EVENTS (unaudited):

     Subsequent to December 31, 1996, the Company is planning an initial public offering of its common stock in the U.S. The Company plans to issue approximately 3,000,000 shares at an estimated public offering price of $6.00 per share. There can be no assurance, however, that the offering will be completed at a per share price within the estimated range, or at all.

     Subsequent to September 30, 1997, the Company received a demand from a securities firm for payment of approximately $145,000 in connection with a management services agreement. The securities firm is demanding warrants to purchase 20,000 common shares at $2.53 per share. The Company plans to vigorously contest this demand. The outcome of this demand is unknown and a reasonable estimate of a liability can not be made.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To The Antigua Group, Inc.:

     We have audited the accompanying balance sheets of THE ANTIGUA GROUP, INC. (a Nevada corporation) as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' investment and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Antigua Group, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

     As explained in Note 2 to the financial statements, the Company has given retroactive effect to the change in the method of accounting for inventory costs.




                                            ARTHUR ANDERSEN LLP

Phoenix, Arizona,
  January 23, 1997 (except with respect to the matter discussed in Note 2, as to which the date is September 23, 1997).

                             THE ANTIGUA GROUP, INC.

                                 BALANCE SHEETS

                                                                        December 31,
                                                              --------------------------------     March 31,
                                                                   1995             1996             1997
                                                                   ----             ----             ----
                                                                                                 (unaudited)
                                   ASSETS
CURRENT ASSETS:
   Cash   ...................................................  $     16,507     $     94,099     $    130,877
   Accounts receivable, net of allowance for doubtful
    accounts of $251,000 in 1997, $249,000 in 1996, and
    $170,000 in 1995 (Notes 4 and 5) ........................     5,435,518        4,304,251        5,160,561
   Inventories, net (Note 5)   ..............................     9,543,144        8,655,490        8,668,528
   Prepaid expenses and other current assets  ...............       484,345          274,666           65,978
                                                               ------------     ------------     ------------
      Total current assets  .................................    15,479,514       13,328,506       14,025,944
                                                               ------------     ------------     ------------
PROPERTY AND EQUIPMENT, at cost
 (Notes 2, 5 and 6)
   Machinery and equipment  .................................     2,430,530        2,760,429        2,791,729
   Embroidery machine designs  ..............................     1,164,496          916,308          961,308
   Office and computer equipment and furniture   ............     2,371,253        2,458,655        2,609,961
   Automotive equipment  ....................................        57,345           57,345           76,041
                                                               ------------     ------------     ------------
                                                                  6,023,624        6,192,737        6,439,039
      Less -- Accumulated depreciation and
       amortization   .......................................    (3,274,812)      (3,784,209)      (4,010,709)
                                                               ------------     ------------     ------------
      Net property and equipment  ...........................     2,748,812        2,408,528        2,428,330
                                                               ------------     ------------     ------------
OTHER ASSETS ................................................        29,257           16,459           14,294
                                                               ------------     ------------     ------------
                                                               $ 18,257,583     $ 15,753,493     $ 16,468,568
                                                               ============     ============     ============

                        LIABILITIES AND STOCKHOLDERS'
                                 INVESTMENTS
CURRENT LIABILITIES:
   Current portion of long--term debt
    (Notes 1, 5 and 6)   ....................................  $    791,205     $    840,594     $    510,358
   Revolving line of credit (Notes 1 and 5)   ...............     6,965,131        5,104,896        5,847,406
   Accounts payable   .......................................     1,758,303        1,440,243          869,758
   Accrued expenses and other current liabilities
    (Note 3) ................................................     1,233,505        1,146,594        1,348,512
                                                               ------------     ------------     ------------
      Total current liabilities   ...........................    10,748,144        8,532,327        8,576,034
                                                               ------------     ------------     ------------
LONG--TERM DEBT, less current portion
 (Notes 1, 5 and 6)   .......................................     3,373,995        2,465,321        2,940,312
COMMITMENTS AND CONTINGENCIES
 (Notes 1, 3 and 8)
STOCKHOLDERS' INVESTMENT (Note 7):
   Common stock, $.005 stated value, 5,000,000 shares
    authorized, 2,074,600 shares issued and outstanding   .          10,373           10,373           10,373
   Additional paid-in capital  ..............................     1,027,193        1,027,193        1,027,193
   Retained earnings  .......................................     3,097,878        3,718,279        3,914,656
                                                               ------------     ------------     ------------
                                                                  4,135,444        4,755,845        4,952,222
                                                               ------------     ------------     ------------
      Total stockholders' investment ........................  $ 18,257,583     $ 15,753,493     $ 16,468,568
                                                               ============     ============     ============

      The accompanying notes are an integral part of these balance sheets.

                             THE ANTIGUA GROUP, INC.

                           STATEMENTS OF INCOME (LOSS)

                                                                                                      Three Months Ended
                                                          Year Ended December 31,                         March 31,
                                            ---------------------------------------------------   ---------------------------
                                                 1994              1995              1996              1996            1997
                                                 ----              ----              ----              ----            ----
                                                                                                  (unaudited)     (unaudited)
MERCHANDISE SALES,
 net of returns ...........................  $ 31,793,546      $ 31,402,521      $ 33,510,364      $6,455,608      $9,219,127
COST OF SALES   ...........................    25,503,503        20,825,025        22,490,634       4,582,489       5,951,204
                                             ------------      ------------      ------------      ----------      ----------
   Gross profit ...........................     6,290,043        10,577,496        11,019,730       1,873,119       3,267,923
                                             ------------      ------------      ------------      ----------      ----------
SELLING EXPENSES   ........................     6,424,000         5,688,330         5,843,314       1,114,028       1,433,164
GENERAL AND
 ADMINISTRATIVE EXPENSES                        3,505,027         3,137,890         3,598,886         955,313       1,032,089
                                             ------------      ------------      ------------      ----------      ----------
   Total selling, general and
    administrative expenses ...............     9,929,027         8,826,220         9,442,200       2,069,341       2,465,253
                                             ------------      ------------      ------------      ----------      ----------
   Income (loss) from operations  .........    (3,638,984)        1,751,276         1,577,530        (196,222)        802,670
                                             ------------      ------------      ------------      ----------      ----------
OTHER INCOME (EXPENSE):
 Interest expense  ........................    (1,037,309)       (1,444,869)       (1,342,859)       (331,751)       (296,913)
 Other income   ...........................       348,122           433,945           385,730          58,172          44,945
                                             ------------      ------------      ------------      ----------      ----------
                                                 (689,187)       (1,010,924)         (957,129)       (273,579)       (251,968)
                                             ------------      ------------      ------------      ----------      ----------
INCOME (LOSS) BEFORE
 EXTRAORDINARY ITEM   .....................    (4,328,171)          740,352           620,401        (469,801)        550,702
EXTRAORDINARY ITEM --
 LOSS ON EXTINGUISHMENT
 OF DEBT (NOTE 5)  ........................           --                --                --              --         (354,325)
                                             ------------      ------------      ------------      ----------      ----------
NET INCOME (LOSS) (NOTE 2)  ...............  $ (4,328,171)     $    740,352      $    620,401      $ (469,801)     $  196,377
                                             ============      ============      ============      ==========      ==========
Pro Forma (NOTE 8) (unaudited);
Income (loss) before taxes and
 extraordinary item   .....................  $ (4,328,171)     $    740,352      $    620,401      $ (469,801)     $  550,702
Provision (credit) for income taxes  ......    (1,731,268)          296,141           248,160        (187,920)        220,281
                                             ------------      ------------      ------------      ----------      ----------
Income (loss) before extraordinary
 item  ....................................    (2,596,903)          444,211           372,241        (281,881)        330,421
Extraordinary item, net of tax effect .....           --                --                --              --         (212,595)
                                             ------------      ------------      ------------      ----------      ----------
Net income (loss)  ........................  $ (2,596,903)     $    444,211      $    372,241      $ (281,881)     $  117,826
                                             ============      ============      ============      ==========      ==========

   The accompanying notes are an integral part of these financial statements.

                            THE ANTIGUA GROUP, INC.

               STATEMENTS OF CHANGES IN STOCKHOLDERS' INVESTMENT

                                       Common Stock
                                 ------------------------
                                                            Additional                           Total
                                                              Paid-in        Retained         Stockholders'
                                   Shares        Amount        Capital        Earnings          Investment
                                   ------        ------        -------        --------          ----------
BALANCE, December 31, 1993   ...  1,886,000     $  9,430     $    28,136     $  6,985,994     $ 7,023,560
   Distributions ...............        --           --              --          (300,297)       (300,297)
   Net Loss   ..................        --           --              --        (4,328,171)     (4,328,171)
                                  ---------     --------     -----------     ------------     -----------
BALANCE, December 31, 1994   ...  1,886,000        9,430          28,136        2,357,526       2,395,092
   Sale of stock ...............    188,600          943         999,057              --        1,000,000
   Net income ..................        --           --              --           740,352         740,352
                                  ---------     --------     -----------     ------------     -----------
BALANCE, December 31, 1995   ...  2,074,600       10,373       1,027,193        3,097,878       4,135,444
   Net income ..................        --           --              --           620,401         620,401
                                  ---------     --------     -----------     ------------     -----------
BALANCE, December 31, 1996   ...  2,074,600       10,373       1,027,193        3,718,279       4,755,845
   Net income (unaudited) ......        --           --              --           196,377         196,377
                                  ---------     --------     -----------     ------------     -----------
BALANCE, MARCH 31, 1997
  (unaudited) ..................  2,074,600     $ 10,373     $ 1,027,193     $  3,914,656     $ 4,952,222
                                  =========     ========     ===========     ============     ===========

   The accompanying notes are an integral part of these financial statements.

                             THE ANTIGUA GROUP, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                                           Three Months Ended
                                                                  Year Ended December 31,                        March 31,
                                                      ----------------------------------------------  -----------------------------
                                                           1994             1995            1996           1996            1997
                                                           ----             ----            ----           ----            ----
CASH FLOWS FROM OPERATING
 ACTIVITIES:                                                                                            (unaudited)     (unaudited)
 Net income (loss)  .................................  $ (4,328,171)    $    740,352   $    620,401   $   (469,801)   $    196,377
 Adjustments to reconcile net income (loss) to
   net cash provided by (used in) operating
   activities
   Depreciation and amortization   ..................       830,839          935,988        950,749        250,800         226,500
   Gain on the sale of property and equipment   .            (6,678)         (84,774)           --             --              --
   Provision for uncollectible accounts  ............       250,000          150,493        289,058         19,495           1,510
   Provision for slow moving inventory   ............       107,314           56,943         82,500         21,715           4,821
 Change in assets and liabilities
   Decrease (increase) in accounts receivable  ......      (136,917)        (939,736)       842,209        777,505        (857,820)
   Decrease (increase) in inventories ...............     2,912,187          117,320        805,154        952,705         (17,860)
   Decrease (increase) in prepaid expenses and
    other current assets  ...........................       (19,926)        (205,705)       209,679        (69,541)        208,688
   Decrease in other assets  ........................       242,597           36,933         12,799          3,128           2,164
   (Decrease) increase in accounts payable  .........       695,542          (19,447)      (318,060)      (394,337)       (570,485)
   (Decrease) increase in accrued expenses and
    other current liabilities   .....................       558,832         (281,642)       (86,911)      (136,350)        201,918
                                                       ------------     ------------   ------------   ------------    ------------
   Net cash (used in) provided by operating
    activities   ....................................     1,105,619          506,725      3,407,578        955,319        (604,187)
                                                       ------------     ------------   ------------   ------------    ------------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Acquisition of property and equipment   ............      (580,990)        (574,790)      (610,466)       (93,605)       (246,301)
 Proceeds from the sale of property and
   equipment  .......................................         9,315          254,339            --             --              --
                                                       ------------     ------------   ------------   ------------    ------------
 Net cash used in investing activities   ............      (571,675)        (320,451)      (610,466)       (93,605)       (246,301)
                                                       ------------     ------------   ------------   ------------    ------------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Borrowings (repayments) on revolving line of
   credit, net   ....................................     6,715,764       (2,791,516)    (1,860,235)      (646,399)        742,511
 Proceeds from long-term debt   .....................       984,014        2,350,030            --             --          775,000
 Payments on long-term debt  ........................    (7,933,243)        (848,096)      (859,285)      (156,892)       (630,245)
 Proceeds from sale of stock ........................           --         1,000,000            --             --              --
 Distributions to stockholders  .....................      (300,297)             --             --             --              --
                                                       ------------     ------------   ------------   ------------    ------------
Net cash provided by (used in) financing
 activities   .......................................      (533,762)        (289,582)    (2,719,520)      (803,291)        887,266
                                                       ------------     ------------   ------------   ------------    ------------
INCREASE (DECREASE) IN CASH  ........................           182         (103,308)        77,592         58,423          36,778
CASH AT BEGINNING OF PERIOD  ........................       119,633          119,815         16,507         16,507          94,099
                                                       ------------     ------------   ------------   ------------    ------------
CASH AT END OF PERIOD  ..............................  $    119,815     $     16,507   $     94,099   $     74,930    $    130,877
                                                       ============     ============   ============   ============    ============
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION:
 Cash paid during the period for interest   .........  $  1,004,176     $  1,160,116   $    954,564   $    273,085    $    294,333
                                                       ============     ============   ============   ============    ============


SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
    In 1995, the Company received a note for $25,000 from the majority shareholder in partial exchange for the sale of the airplane. Additionally, in 1995, the Company purchased equipment for $116,155 under capital lease.

   The accompanying notes are an integral part of these financial statements.

                             THE ANTIGUA GROUP, INC.

                          NOTES TO FINANCIAL STATEMENTS


          FOR THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 1996 AND
                THE THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)


(1) OPERATIONS:

     The Antigua Group, Inc. (Antigua or the Company) is a wholesale distributor of sportswear and related accessories. Antigua is a closely held entity and certain transactions involve the Chairman, who is the majority stockholder. The Company has elected for federal and state income tax purposes to include taxable income with that of its stockholders (S Corporation election). Accordingly, no provision for taxes has been made in the accompanying financial statements (see Note 8).


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     The   accompanying   financial   statements   reflect  the  application  of
accounting policies as set forth below.

     Inventory (reflecting change in accounting principle)

     In prior years, inventories were stated at the lower of LIFO cost (last-in, first-out) or market. Subsequent to December 31, 1996, the Company changed its method to state inventories at the lower of FIFO cost (first-in, first-out) or market. The new method of accounting for inventories was adopted in connection with the purchase of all the outstanding shares of the Company's Common Stock by Antigua Enterprises Inc. (formerly Southhampton Enterprises Corp.). The accompanying financial statements have been restated to apply this new method retroactively. The effect of the accounting change on net income as previously reported is:




                                                                          Year Ended December 31,
                                                               ---------------------------------------
                                                                    1994          1995        1996
                                                                    ----          ----        ----
Net income (loss) as previously reported  ..................    $  (4,356,123)  $660,148    $  932,867
Adjustment for effect of change in accounting method  ......           27,952     80,204      (312,466)
                                                                -------------   --------    ----------
Net income (loss) as adjusted ..............................    $  (4,328,171)  $740,352    $  620,401
                                                                =============   ========    ==========

     Property and Equipment

     Property   and   equipment   are   depreciated   or   amortized  using  the
straight-line method over estimated useful lives as follows:

                                                                 Estimated
                       Classification                           Useful Lives
                       --------------                           ------------

         Machinery and equipment ...........................       3-15
         Embroidery machine designs ........................         1
         Office and computer equipment and furniture  ......        3-5
         Automotive equipment ..............................        3-7

     Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. In management's opinion, methodologies used to determine estimates are adequate and consistent with prior periods.

                             THE ANTIGUA GROUP, INC.

     Concentrations of Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable.
Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's credit base and the geographical dispersion of the customers.


     Fair Value of Financial Instruments

     The carrying values of cash, accounts receivables, accounts payable, accrued expenses and other liabilities and the revolving line of credit approximate fair values due to the short-term maturities of these instruments. In the aggregate, the installment purchase notes and capital lease obligations approximate fair value based on the market rates currently available for instruments with similar terms and remaining maturities. It is not practical to estimate the fair value of the notes payable to the Chairman or employees, as the agreements are between related parties.

     The estimated fair value amounts have been determined by the Company using available market information and valuation methodologies described above. Considerable judgement is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates may not be indicative of the amounts that the Company could realize in a current market exchange.

     The use of different market assumptions or valuation methodologies could have a material effect on the estimated fair value amounts.


(3) LICENSES:

     The Company has a licensing agreement with National Basketball Association Properties, Inc. (NBA) which grants the Company the right to use the names, symbols, emblems, designs and logos of the NBA on certain of its garments. The license requires royalty payments of approximately 9.25% of sales of NBA products, subject to an annual minimum required payment of $130,000. The license expires on July 31, 1997.

     The  Company  has  licensing  agreements  with the National Football League
(NFL) which grant the Company the right to use "NFL Marks" on certain of its garments. These agreements require royalty payments of approximately 10% of sales of NFL products, subject to certain minimum required payments. These agreements expire in March 1999. Future minimum required royalty payments range from approximately $355,000 to $415,000 per year.

     The Company has licensing agreements with Major League Baseball Properties, Inc. (MLB) which grant the Company the right to use the names, characters, symbols, designs and other similar identifications of the MLB on certain of its garments. The licenses require royalty payments of 9% of sales of MLB products, subject to certain annual minimum required payments ranging from $120,000 to $150,000. The licenses expire December 31, 1999.

     The Company has licensing agreements with the National Hockey League (NHL) which grant the Company the right to use "NHL Marks" on certain of its garments. The agreement requires royalty payments of 9% on sales of NHL products. Total future minimum royalties over the term are $20,000. The agreement expires on December 31, 1997.

     In addition, the Company has executed numerous market license agreements with colleges, universities, bowl administrators, and prominent sports figures which allow the Company to use the names of the institution, sporting event or sports personality on certain of its garments for varying terms.

     Royalty expense was approximately $1,129,000, $977,000 and $1,245,000 in 1994, 1995 and 1996, respectively.

                             THE ANTIGUA GROUP, INC.

(4) RELATED PARTY TRANSACTIONS:

     Included in accounts receivable at December 31, 1996, is a note receivable from the Chairman of approximately $125,000 due in December 1997.

     During   1996,   the   Company   paid   $60,000   consulting   fees   to  a
stockholder/board member.


(5) LOAN AGREEMENT WITH BANK:

     At December 31, 1995 and 1996, the Company had a credit facility of up to $12 million, including a revolving line of credit (LOC) and outstanding letters of credit. Interest was at the bank's prime rate plus 2%. The maximum borrowing under the LOC could not exceed 85% of eligible receivables plus 50% of eligible inventories, as defined. The LOC was secured by all of the Company's assets. The agreement contained certain covenants which, among other things, required the Company to maintain a current ratio of 1.00, a minimum tangible net worth of $5,350,000 and a fixed charge coverage ratio, as defined, of at least 1.10. Dividends could not be paid or unscheduled payments on subordinated debt could not be made without the prior consent of the bank. The Chairman (majority stockholder) of the Company personally guaranteed the LOC.


     In January 1997, the Company entered into a Loan and Security Agreement (the Loan Agreement) with a new bank. The Loan Agreement provides for a credit facility of up to $12 million, including a revolving line of credit and outstanding letters of credit. Interest is at the bank's prime rate plus 1%. The maximum borrowing under the new Loan Agreement cannot exceed 85% of eligible receivables plus 55% of eligible inventory, as defined. The Loan Agreement is secured by all of the Company's assets. The Loan Agreement contains certain covenants which, among other things, require the Company to maintain a minimum tangible net worth (inclusive of subordinated debt, as defined in the Loan Agreement) of $5,500,000, an interest coverage ratio of no less than 1.50, a debt service coverage ratio of no less than 1.25 and a ratio of liabilities to tangible net worth of no more than 2.0. Dividends cannot be paid or unscheduled payments cannot be made without the prior consent of the bank.

     The Loan Agreement includes a term loan for $775,000 with interest at 1.25% over the bank's prime rate, payable in monthly installments over seven years beginning March 1, 1997. A portion of the term loan proceeds were used to retire $478,000 of installment purchase notes and capital lease obligations subsequent to year end (see Note 6).

     The Loan Agreement was entered into in anticipation of the Acquisition discussed in Note 8. Upon consummation of the Acquisition, the new arrangement will remain in place.

     As a result of the change in banks and the early extinguishment of the credit facility the Company incurred a loss of $354,325 due to an early termination fee of $240,000 and the write-off $114,325 of the unamortized deferred loan fees. This amount has been recorded as an extraordinary item in 1997.

                             THE ANTIGUA GROUP, INC.

(6) LONG-TERM DEBT:

     Long-term debt consisted of the following:

                                                                   December 31,
                                                          ------------------------------     March 31,
                                                             1995             1996             1997
                                                             ----             ----             ----
                                                                                            (unaudited)
Subordinated note payable to Chairman,
 interest at 8%, interest and principal due
 August 31, 1998. Accrued interest at
 December 31, 1996 and 1995, was $81,000 and
 $71,000, respectively. ...............................    $1,150,000       $  900,000      $ 900,000
Subordinated note payable to Chairman,
 interest at 10%, due in monthly installments
 beginning July 1998. If the principal is paid in
 full on or before January 31, 1998, all accrued
 interest is waived. Accrued interest at
 December 31, 1996 and 1995, was $175,000
 and $55,000, respectively.   .........................     1,200,000        1,200,000      1,200,000
Term loan payable to bank, interest at 11|M/4%
 over the bank's prime rate, due in monthly
 installments through February 2000.   ................           --               --         756,467
Installment purchase notes and capital lease
 obligations to finance companies, secured by
 equipment, interest ranging from 7.3% to
 12.25%, due in varying individual installments
 ranging from $500 to $18,500 through 2000.  ..........     1,175,777          586,049         72,409
Notes payable to employees, interest at 6%, due
 in total annual installments ranging from
 $167,309 to $186,870 through June 1998
 (see Note 8). ........................................       541,051          521,494        521,494
Note payable to related party, principal and
 interest at 8% due in January 1997.   ................        98,372           98,372            --
                                                           ----------       ----------      ----------
                                                            4,165,200        3,305,915      3,450,370
Less -- Current portion ...............................      (791,205)        (840,594)      (510,358)
                                                           ----------       ----------      ----------
                                                           $3,373,995       $2,465,321      $2,940,012
                                                           ==========       ==========      ==========

     Upon consummation of the Acquisition (see Note 8), certain of the outstanding principal and accrued interest amounts on the subordinated notes due to the Chairman and various capital lease obligations are due and payable. The amounts have been classified based on current due dates and have not been classified based on possible acceleration. Subsequent to year end, $478,000 of the installment purchase notes and capital lease obligations were retired (see
Note 5). The acquiring company anticipates restructuring of the obligations above concurrently with the closing of the Acquisition.

     Long-term debt matures as follows:

                           Year Ending
                           December 31,                 Amount
                          ------------                  ------
            1997 ..................................   $  840,594
            1998 ..................................    2,459,111
            1999 ..................................        5,238
            2000 ..................................          972
                                                      ----------
                                                      $3,305,915
                                                      ==========

                             THE ANTIGUA GROUP, INC.

(7) STOCKHOLDERS' INVESTMENT:

     Stock Options

     The Company applies Accounting Principals Board Opinion 25 and related Interpretations in accounting for its 1993 Stock Option Plan (Plan). Under the Plan, a maximum of 210,000 shares can be issued. Options for 43,000 shares have been granted to current employees at a purchase price of $10.00 per share. These options are fully vested and are exercisable provided the Company completes a qualified initial public offering prior to the expiration date of the options.

     Options for 10,000 shares were granted in February 1996 to current employees at an exercise price of $5.78 per share. These options vest at various dates through February 2000. As of December 31, 1996, options for 1,250 shares at $5.78 per share qualify for vesting.

     Upon completion of the Acquisition (see Note 8), however, all of the outstanding stock options shall terminate. Accordingly, the fair value of these options is insignificant. No options have been exercised as of December 31, 1996.


(8) COMMITMENTS AND CONTINGENCIES:

     Acquisition

     On July 18, 1996, the shareholders of Antigua entered into an Acquisition Agreement, as amended (Acquisition), whereby 100% of the Company's issued and outstanding stock would be acquired by Antigua Enterprises Inc. The anticipated consideration to be paid to the shareholders of Antigua is approximately $20,000,000 in cash and promissory notes.


     Upon completion of the Acquisition, the S corporation status will be terminated and the Company will become a taxable entity subject to provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Pro Forma income taxes are presented using a 40% tax rate on the Statement of Income (Loss) as if the Company had C corporation status for all periods presented.

     Additionally, subsequent to the completion of the Acquisition and subject to certain terms in the Loan Agreement (see Note 5), the Company may be eligible to receive an additional term loan under the Loan Agreement in the amount of $1,500,000.


     Contingent Purchase Price for Stock Purchase

     Under terms of shareholder agreements in 1993, the Company exercised its right to purchase 210,800 shares of common stock owned by employees. Payment was made by the issuance of notes payable (see Note 6). Additionally, $316,200 of the contingent purchase price will be payable upon the occurrence, on or before May 31, 2003, of (1) a public offering of the Company's common stock resulting in net proceeds to the Company of at least $10 million or (2) a sale of substantially all of the stock or assets of the Company (see above Acquisition). The Company has not recorded the contingent amount payable as of December 31, 1996.

     Operating Leases

     The Company leases its primary facility from an affiliate pursuant to a lease agreement expiring on November 30, 1997. Expense associated with this related party lease was approximately $249,000 for the year ended December 31, 1994 and $230,000 for each of the years ended December 31, 1995 and 1996. Remaining payments in 1997 are expected to be approximately $210,500.

                             THE ANTIGUA GROUP, INC.

     The   Company   also  leases  other  building  space  and  equipment  under
noncancelable   lease   agreements.   Minimum   annual  rentals  for  the  other
noncancelable leases are as follows:




                     1997  ........................ $310,300
                     1998  ........................  291,500
                     1999  ........................  237,800
                                                    --------
                                                    $839,600
                                                    ========


     Lease expense for the years ended December 31, 1994, 1995 and 1996, for these noncancelable leases was approximately $247,000, $286,000 and $283,000, respectively.

     Letters of Credit

     At December 31, 1996, the Company has outstanding issued letters of credit for approximately $1,658,000 in connection with its bank credit lines.

     Purchase Commitments

     At December 31, 1996, the Company had inventory purchase commitments of approximately $8,750,000.

     Profit Sharing Plan

     The Company has a defined contribution profit sharing plan covering substantially all employees. All full-time (at least 1000 hours) employees who have completed one year of service and reached the age of 18 are eligible to participate in the Plan. Annual Company contributions are made at the discretion of management. The discretionary contribution is allocated to participants based on their eligible contributions. All employee contributions are 100% vested.

     Participants vest in Company contributions as follows:

                                 Years of             Percentage
                                  Service               Vested
                     --------------------------------   ------
                     1   ............................      0
                     2   ............................      0
                     3   ............................     20
                     4   ............................     40
                     5   ............................     60
                     6   ............................     80
                     7   ............................    100

     Profit sharing expense was approximately $24,000, $18,000 and $19,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

------------------------------------     ------------------------------------
------------------------------------     ------------------------------------

       No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus, and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or the Underwriters. This prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any offer or sale hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.
                               ----------------
                               TABLE OF CONTENTS




                                                                            Page
                                                                            ---
Prospectus Summary ........................................................    3
Risk Factors ..............................................................    8
The Acquisition and Related Financing .....................................   19
S Corporation Distributions ...............................................   21
Use of Proceeds ...........................................................   22
Price Range of Common Shares ..............................................   23
Dividend Policy ...........................................................   23
Capitalization ............................................................   24
Dilution ..................................................................   25
Unaudited Pro Forma
   Consolidated Financial Statements ......................................   26
Selected Financial Data ...................................................   33
Management's Discussion and
   Analysis of Financial Condition and
   Results of Operations ..................................................   35
Business ..................................................................   47
Management ................................................................   61
Certain Relationships and
   Related Transactions ...................................................   67
Principal and Selling Shareholders ........................................   69
Description of Securities .................................................   71
Certain Income Tax Considerations .........................................   75
Canadian Government Regulation ............................................   80
Shares Eligible for Future Sale ...........................................   81
Underwriting ..............................................................   82
Legal Matters .............................................................   84
Experts ...................................................................   84
Changes in Independent Auditor ............................................   84
Additional Information ....................................................   84
Index to Financial Statements .............................................  F-1

                               ----------------

       Until        ,  1998  (25  days  after  the date of this prospectus), all dealers effecting transactions in the Common Shares, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                3,000,000 Shares

                                     [logo]


                            Antigua Enterprises Inc.
                                  Common Shares





                               ------------------
                               P R O S P E C T U S
                               ------------------
                                 CRUTTENDEN ROTH
                                  INCORPORATED



                               FERRIS, BAKER WATTS
                                  INCORPORATED





                                     , 1998

------------------------------------     ------------------------------------
------------------------------------     ------------------------------------

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the offering described in this Registration Statement, all of which will be borne by the Company.


Registration Fee .............................................        $    3,522
NASD Filing Fee ..............................................             1,800
Nasdaq Listing Fees ..........................................            31,250
Underwriters' Non-accountable Expense Allowance ..............           450,000
Blue Sky Fees and Expenses ...................................             3,000
Legal Fees and Expenses ......................................           320,000
Accounting Fees and Expenses .................................           150,000
Printing and Engraving Expenses ..............................           125,000
Miscellaneous ................................................            15,428
                                                                      ----------
   Total .....................................................        $1,100,000
                                                                      ==========
----------
* To be completed by amendment


Item 14. Indemnification of Directors and Officers

     The Company Act (British Columbia) permits a company, with the approval of the British Columbia Supreme Court, to indemnify a director or officer of the Company in respect of all costs, charges and expenses actually and reasonably incurred by him in connection with a civil, criminal or administrative action to which he is made a party by reason of having been a director provided that he acted honestly and in good faith and had reasonable grounds for believing that his conduct was lawful.

     The Articles of the Company provide that, subject to the provisions of the Company Act, the directors shall cause the Company to indemnify its directors and may cause the Company to indemnify its officers and the directors of companies in which the Company is a shareholder.

     The  Company  entered into written indemnity agreements with two directors,
J. Christopher Woods and Fiama Walker, with respect to approval of the Acquisition. Ms. Walker is no longer a director of the Company.


Item 15. Recent Sales of Unregistered Securities

     All share amounts reflect a one for five reverse split of the Company's Common Shares effected on June 13, 1997.

     On December 13, 1994 the Company issued 1,185 shares to a vendor of services in settlement for a debt of approximately C$8,000. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On March 30, 1995 the Company sold 46,933 Common Shares to Mr. Haynes for C$140,802 and 46,933 Common Shares to an officer of the Southhampton Enterprises, Inc., a wholly owned subsidiary of the Company, for C$140,799. The Common Shares were coupled with warrants to acquire an additional 46,933 Common Shares. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof. On March 1, 1996 Mr. Haynes exercised warrants to acquire 4,000 Common Shares for an exercise price of C$13,800. On January 29, 1997 Mr. Haynes and the officer exercised warrants to acquire 19,467 and 19,466 Common Shares, respectively, for an aggregate exercise price of C$134,286.

     On August 25, 1995 the Company issued options to acquire 98,000 Common Shares to eight directors. The exercise price of these options was set at C$2.05 on that date, but the options were repriced on

January 16, 1996 to C$2.90 per Common Share. The issuance was not registered under the Act in reliance upon the exemption from registration provided Rule
701 under the Act. On November 26, 1996 a director exercised an option to acquire 9,000 Common Shares for an exercise price of C$26,100. On January 29, 1997 four directors exercised options to acquire 9,000 Common Shares each for an aggregate exercise price of C$104,400. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Rule 701 under the Act.

     On August 30, 1995 the Company sold 84,992 Common Shares to Mr. Haynes for C$212,480. The Common Shares are coupled with two-year warrants to acquire an additional 84,992 Common Shares at an exercise price of C$2.75 per Common Share during the first year and C$3.50 per Common Share during the second year. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof. On December 31, 1996 Mr. Haynes exercised 44,000 share purchase warrants at C$3.50 per Common Share. The issuance of securities was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On January 16, 1996 the Company issued options to acquire 80,000 Common Shares to six employees. The exercise price of these options was set at C$2.90 per Common Share. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Rule 701 under the Act. On April 10, 1996, May 2, 1996, July 17, 1996 and September 16, 1996, four employees exercised options to acquire 2,000, 30,000, 2,000 and 4,000 Common Shares, respectively. These securities were not sold in a transaction involving any public offering in the United States and, accordingly, were exempted from registration under the Act.

     On July 9, 1996 the Company issued 11,429 shares to R. James Beadle in settlement for a debt of approximately C$40,000. These securities were not sold in a transaction involving any public offering in the United States and, accordingly, were exempted from registration under the Act.

     On July 9, 1996 the Company issued 21,786 shares to a single individual in exchange for the cancellation of the then remaining indebtedness (approximately C$76,250) under the agreement for the acquisition by the Company of T-Sports, Inc. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On July 11, 1996 the Company sold 162,200 Common Shares and two-year warrants to purchase a like number of shares at a price of C$6.25 per Common Share in the first year and C$7.50 in the second year for an aggregate consideration of C$1,013,750 to a total of 16 investors, including four directors of the Company or subsidiaries. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On July 17, 1996 an employee acquired 2,000 Common Shares from the registrant upon exercise of an option and payment of C$5,800. The sale was registered under the Act in reliance upon the exemption from the registration provided by Rule 701 under the Act.

     On September 16, 1996 an employee acquired 4,000 Common Shares from the registrant upon exercise of an option and payment of C$11,600. The sale was not registered under the Act in reliance upon the exemption from registration provided by Rule 701 under the Act.

     On October 17, 1996 the Company sold 210,000 Common Shares and two-year warrants to purchase a like number of shares at a price of C$5.80 per Common Share in the first year and C$6.65 in the second year for an aggregate consideration of C$1,218,000 to five investors, four of which were directors of the Company or subsidiaries. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On January 11, 1997 a director acquired 9,000 Common Shares from the registrant upon exercise of a warrant and payment of C$26,100. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On January 29, 1997 a director acquired 40,992 Common Shares from the registrant upon exercise of a warrant and payment of C$143,472. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On January 29, 1997 a director and an officer acquired an aggregate of 38,932 Common Shares from the registrant upon exercises of warrants and payment of C$134,320 in the aggregate. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On March 1, 1997 the Company issued a one-year C$4,200,000 convertible debenture bearing interest at 15% per annum to a single investor. The debenture is convertible into 1,144,500 Common Shares of the Company and warrants to acquire an additional 1,144,500 Common Shares at an exercise price of C$4.00 during the first year following issuance and C$4.60 during the second year after issuance. In connection with guarantees of the debenture, two directors were issued an aggregate of 177,000 Common Shares as bonus shares. The Company also issued 177,000 Common Shares to the investors as an inducement to invest in the Company. The issuances were not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On April 21, 1997 the Company sold 4,730,000 convertible limited retractable Series A 12% cumulative preference shares, which are convertible into 946,000 Common Shares and warrants to purchase a like number of Common Shares, to twelve investors, including two directors, a director of a subsidiary and two entities affiliated with a director, for an aggregate consideration of C$4,730,000. The convertible preference shares are convertible at C$6.75, C$8.00, C$9.25, C$10.50 and C$11.75 in the first, second, third, fourth and fifth years, respectively, and the warrants are exercisable at C$7.20, C$8.40, C$9.70, C$10.85 and C$12.10 in the first, second, third, fourth and fifth years, respectively. In connection with the sale, the Company issued warrants to purchase 238,627 Common Shares to an unaffiliated third party as a finder's fee. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On April 21, 1997 the Company sold 151,778 Common Shares and two-year warrants to purchase 75,889 shares at a price of C$4.50 per Common Share in the first year and C$5.20 in the second year to a single investor for C$683,000. In connection with such private placement the Company issued 12,142 Common Shares to an entity controlled by a former director. The foregoing securities were not offered or sold in transactions involving any public offering in the United States and, accordingly, were exempted from registration under the Act.

     On June 13, 1997 the Company issued a one-year $1,791,048.45 convertible debenture bearing interest at 12% per annum to a single investor. The debenture is convertible into 714,454 Common Shares and two-year warrants to purchase an additional 714,454 Common Shares at a price of C$4.00 per Common Share in the first year and C$4.60 in the second year. The investor also received 124,378 Common Shares as bonus shares in connection with the loan to the Company. The foregoing securities were not offered or sold in transactions involving any public offering in the United States and, accordingly, were exempted from registration under the Act. In connection with the convertible debenture, the Company issued warrants to purchase 115,344 Common Shares to an unaffiliated third party as a finder's fee in connection with such financing. The issuance of the warrants was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On June 16, 1997 the Company sold 180,144 Common Shares and two-year warrants to purchase 90,072 shares at a price of C$6.75 per Common Share in the first year and C$7.75 in the second year for an aggregate consideration of C$1,215,969 to eight investors, including two current executive officers and one director of the Company. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof. In connection with this private placement, the Company issued 6,537 Common Shares as a finder's fee to an unaffiliated third party. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On June 16, 1997 the Company sold 60,000 Common Shares and two-year warrants to purchase 60,000 shares at a price of C$5.35 per Common Share in the first year and C$6.15 in the second year. In connection with the sale the Company issued 3,653 Common Shares to an unaffiliated third party as a finder's fee. Neither the sale nor the issuance was registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On June 16, 1997 the Company issued warrants for the purchase of 2,479,598 Common Shares to three bridge lenders in connection with financing the Acquisition and 97,054 Common Shares to an unaffiliated third party as a finder's fee in connection with such financing. The exercise price of the warrants is $5.00 per Common Share. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On June 30, 1997 the Company issued options to acquire 120,000 Common Shares to two executive officers. The exercise price of the options is C$6.25 per Common Share. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On June 30, 1997 the Company issued options to acquire 277,000 Common Shares to 11 employees and consultants. The exercise price of the options is $5.00 per Common Share. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On June 30, 1997 the Company issued options to acquire 75,000 Common Shares to 13 directors of the Company and its subsidiaries. The exercise price of the options is $5.00 per Common Share. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On July 11, 1997 six individuals, including one director, acquired an aggregate of 28,800 Common Shares from the registrant upon exercise of warrants and payment of C$180,000 in the aggregate. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On July 18, 1997 the Company sold 1,000,000 convertible limited retractable Series A 12% cumulative preference shares, which are convertible into 200,000 Common Shares and warrants to purchase a like number of Common Shares to a single investor for an aggregate consideration of C$1,000,000. The convertible preference shares are convertible at C$6.75, C$8.00, C$9.25, C$10.50 and C$11.75 in the first, second, third, fourth and fifth years, respectively, and the warrants are exercisable at C$7.20, C$8.40, C$9.70, C$10.85 and C$12.10 in the first, second, third, fourth and fifth years, respectively. The Company paid a finder's fee in connection with this placement of 16,000 Common Shares to an unaffiliated third party. The issuances were not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On August 18, 1997 three employees acquired an aggregate of 10,000 Common Shares from the registrant upon exercise of a warrant and payment of C$29,100 in the aggregate. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On August 25, 1997 a director of the registrant acquired 9,000 Common Shares from the registrant upon exercise of an option and payment of C$26,100. The sale was not registered under the Act in reliance upon the exemption from registration provided by Rule 701 under the Act.

     On  August  29,  1997  a  former  director  of a subsidiary acquired 14,000
Common Shares from the registrant upon exercise of a warrant and payment of C$105,000. The sale was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

     On September 23, 1997 the Company issued 131,758 Common Shares to Sportswear Investors, LLC. Mr. McCauley, a member of that entity, is a director of a subsidiary of the registrant. The issuance was not registered under the Act in reliance upon the exemption from registration provided by Section 4(2) thereof.

Item 16. Exhibits and Financial Statement Schedules

     a. Exhibits

     See   Exhibit   Index   following   the  certification  of  the  Authorized
Representative. The Exhibit Index is incorporated herein by this reference.

     b. Financial Statement Schedules

     None.

Item 17. Undertakings

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

       (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offer therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 16th day of January, 1998.

                                        ANTIGUA ENTERPRISES INC.

                                                /s/ L. Steven Haynes
                                        By: ------------------------------------
                                                    L. Steven Haynes
                                            Chief Executive Officer, Director


     Pursuant   to  the  requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

          Signature                             Title                         Date
          ---------                             -----                         ----
       /s/ LOUIS B. LLOYD        Chairman of the Board of Directors      January 16, 1998
---------------------------
           Louis B. Lloyd

      /s/ L. STEVEN HAYNES       Chief Executive Officer, Director       January 16, 1998
---------------------------      (Principal Executive Officer)
          L. Steven Haynes

      /s/ GERALD K. WHITLEY      Vice President of Finance of AGI        January 16, 1998
---------------------------      (Principal Financial Officer and
          Gerald K. Whitley      Principal Accounting Officer)

                                 Secretary, Director
---------------------------
        J. Christopher Woods

       /s/  JAMES E. MILES       Director                                January 16, 1998
---------------------------
           James E. Miles

                                 Director                                January 16, 1998
---------------------------
         Robert J. McCammon

       /s/ JAMES W. LEWIS        Director                                January 16, 1998
---------------------------
           James W. Lewis

         /s/  NATALE BOSA        Director                                January 16, 1998
---------------------------
             Natale Bosa


                            AUTHORIZED REPRESENTATIVE


     Pursuant   to   the  requirements  of  the  Securities  Act  of  1933,  the undersigned certifies that it is the duly authorized United States representative of Antigua Enterprises Inc. and has duly caused this registration statement to be signed on behalf of it by the undersigned, thereunto duly authorized, in the city of Scottsdale, Arizona on January 16, 1998.


                                        THE ANTIGUA GROUP, INC.
                                        (Authorized U.S. Representative)


                                                /s/ L. Steven Haynes
                                        By: ------------------------------------
                                                    L. Steven Haynes
                                                 Chief Executive Officer

                                  EXHIBIT INDEX




  Exhibit
    No.                                     Description of Exhibit
    ---                                     ----------------------
   1.1        Form of Underwriting Agreement between Antigua Enterprises Inc. (the "Registrant") and
                Cruttenden Roth Incorporated
   1.2        Form of Representative Warrant
  +2.1        Stock Purchase Agreement between Southhampton Enterprises Corp., Southhampton
                Enterprises, Inc., and Thomas E. Dooley, Jr., Gail Dooley, Thomas E. Dooley and Gail
                Dooley Revocable Trust of 1988, E. Louis Werner, Jr. Revocable Intervivos Trust of
                1982, The Irrevocable Gift Trusts of the Children of Thomas and Gail Dooley of 1989,
                dated April 21, 1997 (collectively, the "Sellers")
  +2.2        Letter Amendment to Stock Purchase Agreement between Southhampton Enterprises
                Corp., Southhampton Enterprises, Inc. and the Sellers, dated June 2, 1997
   3.1        Memorandum of Antigua Enterprises Inc.
   3.2        Articles of Antigua Enterprises Inc.
 3.2.1        Amendment to the Articles of Antigua Enterprises Inc.
  *4.1        Specimen Stock Certificate representing the Common Shares
  +4.2        Warrant to Purchase 50,000 shares of common stock of Antigua Enterprises Inc., Certificate
                No. W-#1 issued to Thomas E. Dooley, Jr. as agent for Sellers, dated May 29, 1997
  +4.3        Warrant to Purchase shares of common stock of Southhampton Enterprises Corp. issued to
                LaSalle Business Credit, Inc., dated May 7, 1997
+4.3.1        Amendment No. 1 to Warrant, dated May 7, 1997
  +4.4        Warrant to Purchase shares of common stock of Southhampton Enterprises Corp. issued to
                Imperial Bank, dated May 7, 1997
+4.4.1        Amendment No. 1 to Warrant, dated May 7, 1997
  +4.5        Warrant to Purchase shares of common stock of Southhampton Enterprises Corp., issued to
                The Cruttenden Roth Bridge Fund, L.L.C., dated May 7, 1997
  *4.6        Form of Common Share Purchase Warrant issued in private placement of 162,000 units
  *4.7        Form of Common Share Purchase Warrant issued in private placement of 210,000
  *4.8        Form of Common Share Purchase Warrant issued in private placement of 4,730,000 shares of Series A Preferred
  *4.9        Form of Common Share Purchase Warrant issued in private placement of 4,730,000 Shares of Series A Preferred
  *4.10       Form of Common Share Purchase Warrant issued in private placement of 4,730,000 shares of Series A Preferred
  *4.11       Form of Common Share Purchase Warrant issued in private placement of 4,730,000 shares of Series A Preferred
  *4.12       Form of Common Share Purchase Warrant issued in private placement of 151,778 units
  *4.13       Form of Common Share Purchase Warrant issued in private placement of 60,000 units
  *4.14       Form of Common Share Purchase Warrant issued in private placement of 1,000,000 shares of Series A Preferred
  *4.15       Form of Common Share Purchase Warrant issued in private placement of 1,000,000 shares of Series A Preferred
  *4.16       Form of Common Share Purchase Warrant issued in connection with C$4,200,000
                Convertible Debenture
  *4.17       Form of Common Share Purchase Warrant issued in connection with $1,791,048.45
                Convertible Note
  *5.1        Opinion of Stikeman, Elliott
   8.1        Form of Tax Opinion of Stikeman, Elliott
 +10.1        Registration Rights Agreement between Southhampton Enterprises Corp. and Dooley, as agent, effective as of May 7, 1997
 +10.2        Intercreditor Agreement by and between LaSalle Business Credit, Inc., Sellers, The
                Cruttenden Roth Bridge Fund, L.L.C., Imperial Bank, The Antigua Group, Inc.,
                Southhampton Enterprises Corp. and Southhampton Enterprises, Inc., dated May 7, 1997
 +10.3        Employment Agreement between The Antigua Group, Inc. and Ronald A. McPherson, dated May 7, 1997

  Exhibit
    No.                              Description of Exhibit
    ---                              ----------------------
   +10.4      Employment Agreement between The Antigua Group, Inc. and Gerald K. Whitley, dated
                 May 7, 1997
   +10.5      Employment Agreement between The Antigua Group, Inc. and L. Steven Haynes, dated
                June 16, 1997
   +10.6      Employment Agreement between The Antigua Group, Inc. and Brett Moore, dated May
                29, 1997
    10.7      Employment Agreement between The Antigua Group, Inc. and Joseph M. Blanchette, dated June 16, 1997
    10.8      Form of Independent Sales Representative Agreement
   +10.9      Lease Agreement between D&D Development Co., an Arizona general partnership, and
                The Antigua Group, Inc., dated December 1, 1994
 +10.9.1      Letter Agreement between D&D Development Co., an Arizona general partnership, and
                The Antigua Group, Inc., dated September 20, 1996
   +10.10     McCormick Ranch Industrial Center III Commercial Lease Agreement between Petroleum,
                Inc. and Antigua Group, Inc., dated July 26, 1996
+10.10.1      Lease Modification Agreement #1 between Petroleum, Inc. and Antigua Group, Inc., dated
                October 7, 1996
+10.10.2      Lease Modification Agreement #2 between Petroleum, Inc. and Antigua Group, Inc., dated
                January 7, 1997
  **10.11     Term Sheet and License Agreement, National Football League Properties, Inc., dated
                February 27, 1996
   +10.12     Loan and Security Agreement between LaSalle Business Credit, Inc. And The Antigua
                Group, Inc. for $14,275,000, dated January 23, 1997
   +10.13     Term Note A (Machinery & Equipment) payable to LaSalle Business Credit, Inc. by The
                Antigua Group, Inc. in the original principal amount of $775,000, dated January 23, 1997
   +10.14     Revolving Loan Note payable to LaSalle Business Credit, Inc. by The Antigua Group, Inc.
                in the original principal amount of $12,000,000, dated January 23, 1997
   +10.15     Trademark Security Agreement between LaSalle Business Credit and The Antigua Group,
                Inc., dated January 23, 1997
   +10.16     Modification Agreement between LaSalle Business Credit, Inc. and The Antigua Group,
                Inc., dated May 7, 1997
   +10.17     Loan and Security Agreement between LaSalle Business Credit, Inc. and The Antigua
                Group, Inc. for $3,500,000, dated May 7, 1997
   +10.18     Term Note payable to LaSalle Business Credit, Inc. by The Antigua Group, Inc. in the
                original principal amount of $3,500,000, dated May 7, 1997
   +10.19     Continuing Unconditional Guaranty between LaSalle Business Credit, Inc. and
                Southhampton Enterprises Corp., dated May 7, 1997
   +10.20     Continuing Unconditional Guaranty between LaSalle Business Credit, Inc. and
                Southhampton Enterprises, Inc., dated May 7, 1997
   +10.21     Security Agreement between LaSalle Business Credit, Inc. and Southhampton Enterprises
                Corp., dated May 7, 1997
   +10.22     Security Agreement between LaSalle Business Credit, Inc. and Southhampton Enterprises,
                Inc., dated May 7, 1997
   +10.23     Trademark Security Agreement between LaSalle Business Credit, Inc. and The Antigua
                Group, Inc., dated May 7, 1997
   +10.24     Credit Agreement between Imperial Bank, The Antigua Group, Inc. Southhampton
                Enterprises Corp. and Southhampton Enterprises, Inc., dated May 7, 1997
 10.24.1      Modification of Imperial Bank Credit Agreement
   +10.25     Amendment No. 1 to Credit Agreement and Indemnification Agreement, dated May 30,
                1997
   +10.26     Promissory Note payable to Imperial Bank by The Antigua Group, Inc. in the original principal amount of $2,500,000, dated May 7, 1997
   +10.27     Continuing Guarantee and Subordination Agreement between Imperial Bank and
                Southhampton Enterprises Corp., dated May 7, 1997
   +10.28     Continuing Guarantee and Subordination Agreement between Imperial Bank and
                Southhampton Enterprises, Inc., dated May 7, 1997

 Exhibit
    No.                             Description of Exhibit
    ---                             ----------------------
  +10.29     Security Agreement between Imperial Bank and Southhampton Enterprises Corp., dated
               May 7, 1997
  +10.30     Security Agreement between Imperial Bank and Southhampton Enterprises, Inc., dated
               May 7, 1997
  +10.31     Security Agreement between Imperial Bank and The Antigua Group, Inc., dated May 7,
               1997
  +10.32     Trademark Security Agreement between Imperial Bank and The Antigua Group, Inc., dated May 7, 1997
  +10.33     Pledge and Irrevocable Proxy Security Agreement between Imperial Bank and
               Southhampton Enterprises Corp., dated May 7, 1997
  +10.34     Pledge and Irrevocable Proxy Security Agreement between Imperial Bank and
               Southhampton Enterprises, Inc., dated May 7, 1997
  +10.35     Securities Purchase Agreement between The Cruttenden Roth Bridge Fund, L.L.C., The
               Antigua Group, Inc., Southhampton Enterprises Corp. and Southhampton Enterprises,
               Inc., dated May 7, 1997 *
  +10.36     Senior Subordinated Secured Note payable to The Cruttenden Roth Bridge Fund, L.L.C.
               by The Antigua Group, Inc. in the original principal amount of $1,020,000, dated May 7,
               1997
  +10.37     Guaranty from Southhampton Enterprises Corp. in favor of Cruttenden Roth Bridge Fund,
               L.L.C., dated May 7, 1997
  +10.38     Guaranty from Southhampton Enterprises, Inc. in favor of Cruttenden Roth Bridge Fund,
               L.L.C., dated May 7, 1997
  +10.39     Security and Pledge Agreement between The Cruttenden Roth Bridge Fund, L.L.C. and
               Southhampton Enterprises Corp., dated May 7, 1997
  +10.40     Security and Pledge Agreement between The Cruttenden Roth Bridge Fund, L.L.C. and
               Southhampton Enterprises, Inc., dated May 7, 1997
  +10.41     Security Agreement between The Cruttenden Roth Bridge Fund, L.L.C. and The Antigua
               Group, Inc., dated May 7, 1997
  +10.42     Promissory Note (Three Year Note) payable to the Sellers by Southhampton Enterprises
               Corp. in the original principal amount of $5,198,000, dated May 7, 1997
  +10.43     Promissory Note (Two Year Note) payable to the Sellers by Southhampton Enterprises
               Corp. in the amount of $325,000, dated May 7, 1997
  +10.44     Promissory Note (Profit Note) payable to the Sellers by Southhampton Enterprises Corp. in the amount of $855,000, dated May 7, 1997
  +10.45     Unconditional Guarantee of Payment between the Sellers and Southhampton Enterprises,
               Inc. and Antigua Enterprises Inc., dated May 7, 1997
  +10.46     Security Agreement between Sellers and Southhampton Enterprises Corp., dated May 7,
               1997
  +10.47     Security Agreement between Sellers and Southhampton Enterprises, Inc., dated May 7,
               1997
  +10.48     Security Agreement between Sellers and The Antigua Group, Inc., dated May 7, 1997
  +10.49     Trademark Security Agreement between Sellers and The Antigua Group, Inc., dated May
               7, 1997
  +10.50     Pledge and Security Agreement and Irrevocable Proxy between the Sellers and
               Southhampton Enterprises Corp., dated May 7, 1997
  +10.51     Pledge and Security Agreement and Irrevocable Proxy between the Sellers and
               Southhampton Enterprises, Inc., dated May 7, 1997 *
  +10.52     Amendment to Second Amended and Restated Non-Negotiable Note payable to Gerald K.
               Whitley by The Antigua Group, Inc. in the original principal amount of $250,964.25, dated June 16, 1997
  +10.53     Note Amendment Agreement dated July 1, 1995 and Second Amended and Restated
               Non-Negotiable Note between Gerald K. Whitley and The Antigua Group, Inc., in the
               original principal amount of $334,619.00, dated January 1, 1993
  +10.54     Amendment to Second Amended and Restated Non-Negotiable Note payable to Ronald
               A. McPherson by The Antigua Group, Inc. in the original principal amount of
               $250,964.25, dated June 10, 1997

  Exhibit
    No.                                      Description of Exhibit
    ---                                      ----------------------
  +10.55     Note Amendment Agreement dated July 1, 1995 and Second Amended and Restated
               Non-Negotiable Note between Ronald A. McPherson and The Antigua Group, Inc., in the original principal amount of $334,619.00, dated January 1, 1993
   11.1      Statement Regarding Computation of Earnings Per Share
   16.1      Letter from BDO Dunwoody, Chartered Accountants, dated November 5, 1997
  +21.1      Subsidiaries of the Registrant
   23.1      Consent of Arthur Andersen LLP
   23.2      Consent of BDO Dunwoody, Chartered Accountants
  *23.3      Consent of Stikeman, Elliott (contained in their opinion filed as Exhibit 5.1 to this
               Registration Statement)
  +24.1      Powers of Attorney (contained on Signatures Page)
  *24.2      Certified resolution of the Board of Directors of the Registrant appointing the attorneys-in-fact
   24.3      Power of Attorney of Louis B. Lloyd
   24.4      Power of Attorney of L. Steven Haynes
   24.5      Power of Attorney of Gerald K. Whitley
  *24.6      Power of Attorney of J. Christopher Woods
   24.7      Power of Attorney of James E. Miles
   24.8      Power of Attorney of Robert J. McCammon
   24.9      Power of Attorney of James W. Lewis
  +27        Financial Data Schedule (filed by EDGAR only)

------------
 * To be filed by amendment.
** Confidential treatment requested for portions of this exhibit.
 + Previously filed.